As filed with the Securities and Exchange Commission on February 17, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 Valeant Pharmaceuticals International (Exact name of Registrant as Specified in Its Charter)	Form S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 Ribapharm Inc. (Exact name of Registrant as Specified in Its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	Delaware (State or Other Jurisdiction of Incorporation or Organization)
33-0628076 (I.R.S. Employer Identification No.)	2834 (Primary Standard Industrial Classification Code Number) 95-4805655 (I.R.S. Employer Identification No.)
3300 Hyland Avenue Costa Mesa, California 92626 (714) 545-0100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	3300 Hyland Avenue Costa Mesa, California 92626 (714) 545-0100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Eileen C. Pruette
Executive Vice President and General Counsel
Valeant Pharmaceuticals International
3300 Hyland Avenue
Costa Mesa, California 92626
(714) 545-0100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)	Eileen C. Pruette Ribapharm, Inc. 3300 Hyland Avenue Costa Mesa, California 92626 (714) 545-0100 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
Copies to:

William T. Manierre, Esq.

Sheppard Mullin Richter & Hampton LLP
Four Embarcadero Center, 17th Floor
San Francisco, California 94111

        Approximate date of commencement of proposed sale to the public: From time to time following the effectiveness of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of		Proposed Maximum	Proposed Maximum	Amount of
Securities to be Registered	Amount to be Registered	Offering Price Per Unit	Aggregate Offering Price	Registration Fee

3.0% Convertible Subordinated Notes due 2010	$240,000,000	100%(1)(2)	$240,000,000(1)(2)	$30,408

4.0% Convertible Subordinated Notes due 2013	$240,000,000	100%(1)(2)	$240,000,000(1)(2)	$30,408

Common Stock, par value $.01 per share(3)	15,184,128(4)	(5)	(5)	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) of the Securities Act of 1933, as amended.
(2)	Exclusive of accrued interest, if any.
(3)	Includes associated preferred stock purchase rights (“Rights”) to purchase 1/100 of a share of Series A Participating Preferred Stock, par value $0.01 per share, subject to adjustment. Rights initially are attached to and trade with the common stock of the Registrant and will not be exercisable until the occurrence of specified events.
(4)	Represents the number of shares of common stock that are initially issuable upon conversion of the 3.0% Convertible Subordinated Notes due 2011 and the 4.0% Convertible Subordinated Notes due 2013 registered hereby. For purposes of estimating the number of shares of common stock issuable upon conversion of the notes, the Registrant used a conversion rate of 31.6336 shares of common stock for each $1000 principal amount of notes. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount of common stock registered hereby also includes such indeterminate number of shares of common stock, including the associated Rights, as may be issuable from time to time upon conversion of the notes as a result of stock splits, stock dividends and antidilution adjustments.
(5)	No additional consideration will be received for the common stock and, therefore, no registration fee is required pursuant to Rule 457(i).

        The Registrants hereby amend these Registration Statements on such date or dates as may be necessary to delay their effective date until the Registrants shall file a further amendment which specifically states that these Registration Statements shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statements shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2004

$480,000,000

Valeant Pharmaceuticals International

(formerly ICN Pharmaceuticals, Inc.)

$240,000,000 3.0% Convertible Subordinated Notes due 2010

$240,000,000 4.0% Convertible Subordinated Notes due 2013
and
the Common Stock Issuable upon Conversion of the Notes

        Ribapharm Inc., or Ribapharm, a wholly-owned subsidiary of Valeant Pharmaceuticals International, or Valeant, is an obligor with respect to each series of notes offered hereby, jointly and severally with Valeant, but will be only for so long as Ribapharm shall have outstanding obligations under the 6 1/2% Convertible Subordinated Notes due 2008, or the 6 1/2% notes, originally issued under an indenture among Valeant, Ribapharm and the trustee. Unless otherwise indicated in this offering circular, “we,” “us” and “our” refer to both Valeant and Ribapharm.

      This prospectus relates to the resale by various selling securityholders of $240,000,000 aggregate principal amount of our 3.0% convertible subordinated notes due 2010, $240,000,000 aggregate principal amount of our 4.0% convertible subordinated notes due 2013 and shares of our common stock into which the notes are convertible. The notes and shares may be offered and sold from time to time by the securityholders specified in this prospectus or their successors in interest. See “Selling Securityholders.” The notes and shares are being registered pursuant to an agreement with the initial purchasers of the notes. The selling securityholders will receive all of the proceeds from the sale of the securities under this prospectus. We will not receive any proceeds from the sale of securities under this prospectus by the selling securityholders.

      We will bear the expenses in connection with the offering, including filing fees and our legal and accounting fees, estimated at $          .

      Our common stock is quoted on the New York Stock Exchange under the symbol “VRX.” On February 14, 2004, the last reported sales price of the common stock on the New York Stock Exchange was $22.52.

      The notes are not listed on any securities exchange or approved for quotation through any automated system.

       Investing in our notes and common stock involves risks. See “Risk Factors” beginning on page 5.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February      , 2004.

      You should rely only on the information contained or incorporated or deemed to be incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. Neither the notes nor any shares of common stock issuable upon conversion of the notes are being offered in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus speaks only as of the date of this prospectus and the information in the documents incorporated or deemed to be incorporated by reference in this prospectus speaks only as of the respective dates those documents were filed with the Securities and Exchange Commission.

      This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

SUMMARY

      This summary highlights selected information from this prospectus. It does not contain all the information that is important to understanding this offering or the terms of the notes. You should read carefully the entire prospectus and the documents incorporated by reference, including our consolidated financial statements and their related notes. Unless the context otherwise requires in this summary, “we,” “our” or “us” refer to Valeant Pharmaceuticals International and its subsidiaries, including Ribapharm Inc., and “Ribapharm” refers to our subsidiary Ribapharm Inc.

Valeant Pharmaceuticals International

      We are a global, publicly-traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. Our products are currently sold in 128 markets around the world, and encompass a broad range of therapeutic areas, with a primary focus upon our three targeted areas: infectious disease, neurology and dermatology. Our research and new product development initiatives focus on innovative treatments for infectious diseases and cancer and are primarily conducted by our wholly-owned subsidiary, Ribapharm. We believe that this research and development capability, in conjunction with our worldwide capacity to commercialize our products, positions us as a leading, fully integrated specialty pharmaceutical company.

      We develop, manufacture and distribute a broad range of prescription and non-prescription pharmaceuticals. Our prescription pharmaceutical products treat, among other things, infectious diseases, diseases of the skin, neuromuscular disorders, cancer, cardiovascular disease, diabetes and psychiatric disorders. Our current product portfolio comprises more than 400 branded products, with over 2,000 stock-keeping units. We market our products globally through a sales force of over 1,250 representatives. Our products are sold globally, through four reportable pharmaceutical segments comprising: North America, Latin America, Europe and Asia, Africa and Australia.

      On February 12, 2004, we entered into an agreement with Amarin Corporation, plc to acquire its U.S.-based subsidiary, Amarin Pharmaceuticals, Inc. and all of its U.S. products. Under the terms of the transaction, we will pay $38.0 million in cash at the closing for the rights to Amarin’s product portfolio, which includes Permax and a primary care portfolio with a broad range of indications. We also acquired in the transaction the rights to Zelapar, a late-stage candidate for the treatment of Parkinson’s disease. Amarin has received an approvable letter from the U.S. Food and Drug Administration (FDA) for Zelapar, subject to the completion of two safety studies, which Amarin will fund and expects to complete in 2004. The agreement calls for Valeant to make additional milestone payments of up to $8 million to Amarin based on the successful completion of the studies and final approval by the FDA of Zelapar. In addition, Valeant will make a milestone payment of $10 million to the developer of Zelapar upon the attainment of specified sales thresholds.

      As of September 30, 2003, we had approximately 5,205 employees. Our principal executive offices are located at 3300 Hyland Avenue, Costa Mesa, California 92626. Our telephone number is (714) 545-0100. Our web site is www.Valeant.com. The information contained on our web site is not incorporated by reference in this prospectus.

      We are incorporated under the laws of Delaware. Our name was changed from ICN Pharmaceuticals, Inc. to Valeant Pharmaceuticals International in 2003.

      You can get more information regarding our business by reading our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Quarterly Reports on Form 10-Q and 10-Q/A for the quarters ended March 31, 2003, June 30, 2003, and September 30, 2003, and the other reports we file with the SEC. See “Where You Can Find More Information” on page 87.

The Offering

Securities Offered	$240,000,000 aggregate principal amount of 3.0% Convertible Subordinated Notes Due 2010 and $240,000,000 aggregate principal amount of 4.0% Convertible Subordinated Notes Due 2013.

Issuer	Valeant Pharmaceuticals International.

Additional Obligor	Ribapharm Inc., a wholly-owned subsidiary of Valeant Pharmaceuticals International, is an obligor with respect to each series of notes offered hereby, jointly and severally with Valeant, but only for so long as Ribapharm shall have outstanding obligations under the 6 1/2% notes.

Maturity Date	3.0% notes due 2010: August 16, 2010.

4.0% notes due 2013: November 15, 2013.

Interest	3.0% notes due 2010: 3.0% per annum, payable semi-annually on February 16 and August 16, beginning February 16, 2004.

4.0% notes due 2013: 4.0% per annum, payable semi-annually on May 15 and November 15, beginning May 15, 2004.

Subordination	The notes are unsecured and subordinated obligations of Valeant and, initially, of Ribapharm. The notes rank junior in right of payment to all of Valeant’s and Ribapharm’s existing and future senior indebtedness. For so long as Ribapharm is an obligor on the notes, the notes will rank pari passu in right of payment with all of Ribapharm’s subordinated obligations.

At September 30, 2003, Valeant’s senior indebtedness totaled approximately $12.7 million and Ribapharm had no senior indebtedness. On December 12, 2003, Valeant issued $300.0 million aggregate principal amount of 7.0% Senior Notes due 2011 with respect to which Ribapharm is a co-obligor.

The notes will not be guaranteed by any subsidiaries and, accordingly, the notes are structurally subordinated to the indebtedness and other liabilities of subsidiaries (other than Ribapharm for so long as Ribapharm is an obligor on the notes); provided, however, that the notes rank pari passu in right of payment with Valeant’s and Ribapharm’s outstanding 6 1/2% notes. As of September 30, 2003, the subsidiaries of Valeant including Ribapharm had total indebtedness and other liabilities of approximately $46.7 million excluding Ribapharm’s indebtedness on the 6 1/2% notes which are obligations of Valeant and Ribapharm. Valeant, Ribapharm and their subsidiaries are not restricted under the indenture from incurring debt, including additional senior indebtedness. See “Description of the Notes — Subordination.”

Conversion Rights	The notes are convertible at any time prior to maturity or their prior redemption or repurchase, as applicable, into shares of Valeant common stock at a conversion rate of 31.6336 shares of Valeant common stock per each $1,000 principal amount of notes (a conversion price of approximately $31.61 per share), subject to adjustment in certain circumstances. Upon conversion, we will have the right to satisfy our conversion obligations by delivering, at our option, either shares of Valeant common stock, cash or a combination thereof. See “Description of the Notes — Conversion of Notes.”

Optional Redemption	3.0% notes due 2010: We may not redeem the 3.0% notes due 2010 prior to their maturity date. See “Description of the Notes — Optional Redemption of the Notes.”

4.0% notes due 2013: At any time on or after May 20, 2011, we may redeem any or all of the 4.0% notes due 2013 that have not been previously converted, at a redemption price equal to 100% of the principal amount of the 4.0% notes due 2013, plus accrued and unpaid interest (including additional interest, if any) up to but not including the date of redemption.

Sinking Fund	None.

Purchase of Notes at Your Option Upon Change in Control	Upon a change in control, you may require Valeant and Ribapharm to repurchase all or a portion of your notes at 100% of the principal amount of the notes, together with any accrued and unpaid interest, including interest on any unpaid interest, compounded semi-annually, and additional interest, if any, to, but excluding, the repurchase date. See “Description of the Notes — Purchase of Notes at Your Option upon a Change in Control.” We may elect to pay all or a portion of the purchase price in cash, shares of Valeant common stock, securities of the surviving corporation or a combination thereof, subject to certain conditions.

Use of Proceeds	The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of common stock issued upon conversion of the notes. We will not receive any of the proceeds from the sale of any of these securities.

Registration Rights	Pursuant to a registration rights agreement that we entered into in connection with the private offering of the notes in November 2003, we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the notes and the common stock issuable upon conversion of the notes. This prospectus constitutes a part of that registration statement. We filed the shelf registration statement solely to permit the resale of notes issued in the November 2003 private offering and shares of common stock issued upon conversion of those notes, and investors who purchase notes or shares of common stock from selling securityholders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement, selling securityholders may be required to discontinue the sale or other disposition of notes and shares of common stock issued upon conversion of notes pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.

Risk Factors	See “Risk Factors” and the other information in, and incorporated by reference into, this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes or the shares of common stock issuable upon conversion of the notes.

Trading	There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes currently trade in the PORTAL Market. However, once the notes are sold under this prospectus, those notes will no longer trade in the PORTAL Market. No assurance can be given that a trading market for the notes will exist or as to the liquidity of any trading market for the notes that may exist. Our common stock is listed on the New York Stock Exchange under the symbol “VRX.”

DTC Eligibility	The notes were issued in book-entry form and are represented by three permanent global certificates deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Notes — Global Notes, Book-Entry Form.”

RISK FACTORS

      Investing in the notes and underlying shares of common stock involves a high degree of risk. You should carefully consider the following factors, in addition to the other information contained in, or incorporated by reference into, this prospectus, in determining whether or not to purchase notes or underlying shares of our common stock.

Risks Relating to Our Business

If we cannot successfully develop or obtain future products, our growth may be delayed.

      Our future growth will depend, in large part, upon our ability to develop or obtain and commercialize new products and new formulations of, or indications for, current products. We are engaged in an active research and development program involving compounds owned by us or licensed from others which we may commercially develop in the future. The process of successfully commercializing products is time consuming, expensive and unpredictable. There can be no assurance that we will be able to develop or acquire new products, obtain regulatory approvals to use these products for proposed or new clinical indications, manufacture our potential products in compliance with regulatory requirements or in commercial volumes, or gain market acceptance for such products. It may be necessary for us to enter into other licensing arrangements, similar to our arrangements with Schering-Plough and F. Hoffman-LaRoche Ltd., or Roche, with other pharmaceutical companies in order to market effectively any new products or new indications for existing products. There can be no assurance that we will be successful in entering into such licensing arrangements on terms favorable to us or at all.

      On November 6, 2003, we announced that we were commencing Phase 3 clinical trials of Viramidine. There can be no assurance that our clinical trials for Viramidine will be successful, that we will be granted approval to market Viramidine for the indication we are seeking or that Viramidine will be a commercially successful product. Additionally, there is the potential for product liability claims from patients participating in the clinical trials in the event a participant is harmed by the product. We currently maintain clinical trial insurance. There is no assurance, however, that such insurance will be sufficient to cover all claims.

Likelihood of imminent introduction of generic products puts ribavirin royalties at risk and may impact our ability to finance research and development activities.

      Royalty revenues earned by Ribapharm under our ribavirin license agreements with Schering-Plough and Roche represent an important source of revenues to us. Schering-Plough markets ribavirin for use in combination with its interferon product under the trade name “Rebetol” as a therapy for the treatment of hepatitis C and Roche markets ribavirin for use in combination with its interferon product under the name “Copegus.” Under the terms of their license agreements, Schering-Plough and Roche each have sole discretion to determine the pricing of ribavirin and the amount and timing of resources devoted to their respective marketing of ribavirin.

      Competition from generic pharmaceutical companies could have a material negative impact on our future royalty revenue. With respect to Schering-Plough, royalties will be affected by the likelihood of reduced sales by Schering-Plough as well as a reduction in the effective royalty rate per the license agreement. With respect to Roche, under the license agreement, introduction of generics in any market will eliminate the obligation of Roche to pay royalties for net sales in that market. Our research and development activities are largely funded by the royalties received from Schering-Plough and Roche.

      Three generic pharmaceutical companies filed Abbreviated New Drug Applications, or ANDAs, with the FDA to market generic forms of ribavirin for use as part of a combination therapy for the treatment of hepatitis C. We commenced litigation to prevent the marketing of a generic form of ribavirin in the U.S. District Court for the Central District of California. In July 2003, the court issued a memorandum of decision and order granting the defendants their motion for summary judgment of non-infringement of the asserted patents in the suit brought by us.

      This decision did not rule on the motion for summary judgment that the patents are invalid. This ruling permits the FDA to approve these generic companies’ ANDAs, in their discretion.

      Given the current status of filings with the FDA, including pending generic drug applications and a related Citizen Petition submitted by Ribapharm challenging those applications, generic competition in the United States may be imminent. Additionally, our royalty revenues have declined during 2003 due to increasing competition between Schering-Plough and Roche, Schering-Plough’s provision for estimated rebates on its U.S. sales of ribavirin and changes in trade inventory levels as reported to us by Schering-Plough. We expect this revenue trend to continue prior to the introduction of generic competition for the sale of ribavirin in the United States. Although our financial planning has included an expectation that generic competition for ribavirin in the United States would begin even prior to the date of this prospectus, a greater-than-expected erosion of royalties from the United States, or a significant decrease in royalties from expected levels for markets other than the United States, could require us to reduce research and development expenditures and other activities.

      Various parties are opposing Ribapharm’s ribavirin patents in actions before the European Patent Office, and Ribapharm is responding to these oppositions. While data exclusivity for the combination therapies marketed by Schering-Plough and Roche is scheduled to continue in the major markets of the European Union until 2009 for Schering-Plough and 2012 for Roche, regulatory approvals and schemes may change and/or studies regarding ribavirin in combination with interferon may be replicated, allowing earlier introduction of generics into such markets.

If our focus on the development of Viramidine does not result in an approved and commercially successful product, our business could be adversely affected.

      We focus our research and development activities on areas in which we have particular strengths, particularly antivirals. The outcome of any development program is highly uncertain. Although Viramidine appears promising and has advanced to Phase 3 clinical trials, it may yet fail to yield a commercial product. Success in preclinical and early stage clinical trials may not necessarily translate into success in large-scale clinical trials. Further, to be successful in clinical trials, increased investment will be necessary, which will adversely affect short-term profitability.

      In addition, we will need to obtain and maintain regulatory approval in order to market Viramidine. Even if Viramidine appears promising in large-scale Phase 3 clinical trials, regulatory approval may not be achieved. The results of clinical trials are susceptible to varying interpretations that may delay, limit or prevent approval or result in the need for post-marketing studies. In addition, changes in regulatory policy for product approval during the period of product development and FDA review of a new application may cause delays or rejection. Even if we receive regulatory approval, this approval may include limitations on the indications for which we can market the product. There is no guarantee that we will be able to satisfy the needed regulatory requirements, and we may suffer a significant variation from planned revenue as a result.

As we develop and commercialize new products, we will have to incur a sizeable amount of research and development expenses to advance such products through the clinical trial and regulatory approval process. Such expenditures may have the effect of causing our earnings and cash flows to decline.

      We currently are in clinical trials with two products, Viramidine and Hepavir B. On November 6, 2003, we announced that we will initiate Phase 3 trials of Viramidine. These clinical trials will require significant research and development expenditures. We expect that research and development expenses will increase in the fourth quarter of 2003 and in 2004, as compared to research and development expenses during the first nine months of 2003, as we initiate Phase 3 studies of Viramidine and progress continues with the clinical trials of Hepavir B. The increased amount of research and development expenses will negatively impact our earnings and cash flows.

Third parties may be able to sell generic forms of our products or block our sales of our products if our intellectual property rights or data exclusivity rights do not sufficiently protect us; patent rights of third parties may also be asserted against us.

      Our success depends in part on our ability to obtain and maintain meaningful exclusivity protection for our products and product candidates throughout the world via patent protection and/or data exclusivity protection. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. We will be able to protect our products from generic substitution by third parties only to the extent that our technologies are covered by valid and enforceable patents, effectively maintained as trade secrets or are protected by data exclusivity. However, our currently pending or future patent applications may not issue as patents. Any patent issued may be challenged, invalidated, held unenforceable or circumvented. Furthermore, our patents may not be sufficiently broad to prevent third parties from producing generic substitutes for our products. Lastly, data exclusivity schemes vary from country to country and may be limited or eliminated as governments seek to reduce pharmaceutical costs by increasing the speed and ease of approval of generic products.

      In order to protect or enforce patent and/or data exclusivity rights, we may initiate patent litigation against third parties, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property and data exclusivity actions are costly and divert technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings, resulting in a finding of non-infringement or invalidity of our patents, or a lack of protection via data exclusivity, may allow entry of generic substitutes for our products.

      Furthermore, because of the substantial amount of discovery required in connection with such litigation, there is a risk that some of our confidential information could be compromised by disclosure during such litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our securities.

      Ribapharm’s patents in the United States are the subject of litigation, and the most recent ruling by the court in the ribavirin-related litigation with generic drug companies was not in our favor. See “Likelihood of imminent introduction of generic products puts ribavirin royalties at risk and may impact our ability to finance research and development activities,” above.

      Ribapharm has limited patent rights in selected countries of the European Union, Switzerland and Japan relating to the antiviral use of ribavirin. These patents are currently scheduled to expire by 2005, although Ribapharm is seeking to extend these patents until 2010. Ribapharm may not be able to have these patents extended.

      The existence of a patent will not necessarily protect us from competition. Competitors may successfully challenge our patents, produce similar drugs that do not infringe our patents or produce drugs in countries that do not respect our patents.

      No patent can protect its holder from a claim of infringement of another patent. Therefore, our patent position cannot and does not provide an assurance that the manufacture, sale or use of products patented by us could not infringe a patent right of another.

      While we know of no actual or threatened claim of infringement that would be material to us, there can be no assurance that such a claim will not be asserted. If such a claim is asserted, there can be no assurance that the resolution of the claim would permit us to continue producing the relevant product on commercially reasonable terms.

Obtaining necessary government approvals is time consuming and not assured.

      FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that we will obtain approval in the United States, or any other country, of any application we may submit for the commercial sale of a new or existing drug or compound. Nor can any assurance be given that if such approval is secured, the approved labeling will not have significant labeling limitations that could affect profitability, or that those drugs or compounds will be commercially successful.

      The FDA and other regulatory agencies in other countries also periodically inspect manufacturing facilities both in the United States and abroad. Failure to comply with applicable regulatory requirements can result in, among other things, warning letters, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products, refusal to renew marketing applications, and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay us from obtaining future regulatory approvals or jeopardize existing approvals.

Difficulties with acquisitions could materially impact our future growth.

      We intend to pursue a strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. There can be no assurance that we will successfully complete or finance any future acquisition or investment or that any acquisitions that we do complete will be completed at prices or on terms that prove to be advantageous to us. The success or failure in integrating the operations of companies that we have acquired or may acquire in the future may have a material impact on our future growth and success.

If competitors develop vaccines or more effective or less costly drugs for our target indications, our business could be seriously harmed.

      The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Ribavirin and many of the drugs that we are attempting to discover will be competing with new and existing therapies. Many companies in the United States and abroad are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. For example, in December 2002, Roche received approval to sell Copegus, its version of ribavirin. In addition, Human Genome Sciences, Inc. submitted an investigational new drug application with the FDA in October 2000 to initiate Phase 1 human clinical trials of Albuferon for treatment of hepatitis C. If Albuferon or other therapies that do not incorporate the use of our products prove to be a more effective treatment for hepatitis C than the combination therapy involving ribavirin, then our royalty revenues from ribavirin could significantly decrease. In addition, there are institutions engaged in research on the development of a vaccine to prevent hepatitis C. The availability of such a vaccine could have a material adverse effect on our revenues from sales of products treating hepatitis C.

      Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. We believe that many of our competitors spend significantly more on research and development related activities than we do. Others may succeed in developing products that are more effective than those currently marketed or proposed for development by us. Progress by other researchers in areas similar to those being explored by us may result in further competitive challenges. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with our competitors.

      Competing therapies in development may include:

•	Infergen being developed by Amgen, Inc. and Intermune;

•	Omega interferon being developed by BioMedicines;

•	Thymosin alfa being developed by SciClone Pharmaceuticals, Inc.;

•	Albuferon being developed by Human Genome Sciences, Inc.; and

•	Protease inhibitors being developed by Boehringer Ingelheim, Eli Lilly and Company, Vertex Pharmaceuticals Incorporated, Viropharma Incorporated, Wyeth and Gilead Sciences, Inc.

      Other companies that engage in research activities similar to our and Ribapharm’s research activities include Abbott Laboratories, Pfizer, Inc., GlaxoSmithKline plc, Merck & Co., Inc. and Novartis AG.

If our products are alleged to be harmful, we may not be able to sell them and we may be subject to product liability claims not covered by insurance.

      The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from our products. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against us, a substantial claim, if successful, could have a material negative impact on us.

      In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products or our products may be recalled from the market. In addition, we may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. We do not currently have insurance against product liability risks for commercially developed products. Insurance is expensive and, if we seek such insurance in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect us against potential product liability claims.

We are involved in various legal proceedings that could adversely affect us.

      We are involved in several legal proceedings, including the following matters.

Securities Class Actions

      Since July 25, 2002, multiple class actions have been filed in the United States District Courts for the Eastern District of New York, the District of New Jersey and the Central District of California against us and certain of our former executive officers. The lawsuits allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act, and Rule 10b-5 promulgated thereunder, by issuing false and misleading financial results to the market during different class periods ranging from May 3, 2001 to July 10, 2002, thereby artificially inflating the price of our stock. The lawsuits generally claim that the defendants improperly inflated our sales volume and revenues through excess shipment of products to our distributors and improper recognition of revenue from certain royalty payments. The plaintiffs generally seek to recover compensatory damages, including interest. While we intend to defend this matter vigorously, an adverse result could have a material adverse effect on us.

      On May 9, 2003, a bondholder filed a class action lawsuit against us and some of our current and former directors and former executive officers. The lawsuit alleges that the defendants violated Sections 11 and 15 of the Securities Act by making false and misleading statements in connection with the offering of 6 1/2% Convertible Subordinated Notes due 2008. We have filed a motion to dismiss the complaint in this action. While we intend to defend this matter vigorously, an adverse result could have a material adverse effect on us.

Settlement with the Securities and Exchange Commission

      We are subject to the provisions of a settlement agreement with the Securities and Exchange Commission, which arose from a civil complaint brought against us by the Commission in 1999. We reached a settlement of the matter which was embodied in court orders entered in 2002. The material terms of the settlement with the Commission are as follows: we, without admitting or denying liability, consented to the entry of a consent judgment permanently enjoining us from violating Section 10(b) of the Exchange Act, and Rule 10b-5, promulgated thereunder. We paid a civil penalty in the amount of $1,000,000. We also consented to various corporate governance undertakings regarding FDA-related press releases. Because the settlement documents explicitly acknowledged that we incurred a “change of control” as of May 29, 2002, we can make an application for termination of the undertakings (upon a showing of “good cause”) 18 months after entry of the judgment, that is, May 2004. As a result of the settlement, we cannot take advantage of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and, therefore, may be hindered in the defense of any future allegations.

Export Control Matters

      In April 2003, we submitted a voluntary disclosure regarding potential violations of Cuban Asset Control Regulations to the Department of Treasury’s Office of Foreign Assets Controls, or OFAC. The subject transactions involved shipments to Cuba over the last five years of foreign-origin pharmaceutical products, specifically vitamins, antibiotics and other medicines, by our Mexican and Panamanian subsidiaries. We believe the sale of these pharmaceutical products would have been licensed had we and our non-U.S. subsidiaries recognized the need for and sought such licenses. We and our non-U.S. subsidiaries were granted a license by OFAC to engage in these transactions for the next one-year period (through mid-October 2004).

      In the course of our ongoing investigation into this matter, we discovered additional business activity with Cuba by our Mexican and Panamanian subsidiaries, including the purchase of Cuban-origin medical products from a Cuban company and certain financial transactions. Consequently, we updated our voluntary disclosure with OFAC on August 4, 2003. As of this writing, the voluntary disclosure is in the Civil Penalties Division of OFAC, which has a substantial backlog of similar cases.

Our flexibility in maximizing commercialization opportunities for our compounds may be limited by our obligations to Schering-Plough.

      In November 2000, we entered into an agreement that provides Schering-Plough with an option to acquire the rights to up to three of our products that they designate at an early stage of product development and a right for first/last refusal to license various compounds we may develop and elect to license to others. Viramidine was not subject to the option of Schering-Plough, but it would be subject to their right of first/last refusal if we elected to license it to a third party. The interest of potential collaborators in obtaining rights to our compounds or the terms of any agreements we ultimately enter into for these rights may be impacted by our agreement with Schering-Plough. A commercialization partner other than Schering-Plough might have otherwise been preferable due to that potential partner’s strength in a given disease area or geographic region or for other reasons.

We are subject to uncertainty related to health care reform measures and reimbursement policies.

      The levels at which government authorities, private health insurers, HMOs and other organizations reimburse the costs of drugs and treatments related to those drugs will have an effect on the successful commercialization of our drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. If reimbursement is not available or is available only to limited levels, we may not be able to obtain a satisfactory financial return on the manufacture and commercialization of any future drugs. In addition, as a result of the trend towards managed health care in the United States, as well as legislative proposals to reduce government insurance programs, third party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly approved health care products. Third party payors may not establish and maintain price levels sufficient for us to realize an appropriate return on our investment in product development.

If our nucleoside analog library is destroyed because of an earthquake or other disaster, our research and development program may be seriously harmed.

      The laboratory books and the compounds that comprise our nucleoside analog library are all located at our headquarters in Costa Mesa, California, near areas where earthquakes have occurred in the past.

      There are no duplicate copies off-premises and there are no backup copies of the product candidates we are currently developing. No duplicate copies of our nucleoside analog library exist because making copies would be prohibitively expensive and the library has not been moved off-site because our scientific staff is currently in the process of screening it. Our ability to develop potential product candidates from our nucleoside analog library would be significantly impaired if these records were destroyed in an earthquake or other disaster. Any insurance we maintain may not be adequate to cover our losses.

Dependence on key personnel leaves us vulnerable to a negative impact if they leave.

      We believe that our continued success will depend to a significant extent upon the efforts and abilities of the key members of management. The loss of their services could have a negative impact on us.

      In addition, Ribapharm depends upon the principal members of its scientific staff. Ribapharm’s success depends upon its ability to attract, train, motivate and retain qualified scientific personnel. Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries. We may not be able to attract additional personnel or retain existing employees.

Our third party manufacturers’ failure to comply with FDA regulations could cause interruption of the manufacture of our products.

      Our manufacturers are required to adhere to regulations enforced by the FDA and similar regulatory agencies in other countries. Our dependence upon others to manufacture our products may adversely affect our profit margins and our ability to develop and commercialize products on a timely and competitive basis. Delays or difficulties with contract manufacturers in producing, packaging or distributing our products could adversely affect the sales of our current products or introduction of other products.

      Schering-Plough manufactures and sells ribavirin under license from us. In February 2001, Schering-Plough announced that the FDA has been conducting inspections of Schering-Plough’s manufacturing facility in Las Piedras, Puerto Rico that manufactures ribavirin, and has issued reports citing deficiencies concerning compliance with current Good Manufacturing Practices, primarily relating to production processes, controls and procedures. In June 2001, Schering-Plough announced that FDA inspections at this and one other Schering-Plough facility in May and June 2001 cited continuing and additional deficiencies in manufacturing practices. In May 2002, Schering-Plough signed a consent decree of permanent injunction with the FDA, agreeing to measures to assure that the drug products manufactured at their Puerto Rico plant are made in compliance with FDA’s current good manufacturing practice regulations. While Schering-Plough has advised us that the deficiencies were not specifically applicable to the production of ribavirin, the Consent Decree covers the facility producing ribavirin. Schering-Plough’s ability to manufacture and ship ribavirin could be affected by temporary interruption of some production lines to install system upgrades and further enhance compliance, and other technical production and equipment qualification issues.

      If the FDA is not satisfied with Schering-Plough’s compliance under the Consent Decree, the FDA could take further regulatory actions against Schering-Plough, including the seizure of products, an injunction against further manufacture, a product recall or other actions that could interrupt production of ribavirin. Interruption of ribavirin production for a sustained period of time could materially reduce our royalty receipts.

Our business, financial condition and results of operations are subject to risks arising from the international scope of our operations.

      We conduct a significant portion of our business outside the United States. Approximately 54.4% and 63.1% of our revenue was generated outside the United States during the year ended December 31, 2002, and the nine months ended September 30, 2003, respectively. We sell our pharmaceutical products in 128 countries around the world and employ approximately 4,740 individuals in countries other than the United States. The international scope of our operations may lead to volatile financial results and difficulties in managing our operations because of, but not limited to, the following:

•	difficulties and costs of staffing, severance and benefit payments and managing international operations;

•	exchange controls, currency restrictions and exchange rate fluctuations;

•	unexpected changes in regulatory requirements;

•	the burden of complying with multiple and potentially conflicting laws;

•	the geographic, time zone, language and cultural differences between personnel in different areas of the world;

•	greater difficulty in collecting accounts receivables in and moving cash out of certain geographic regions;

•	the need for a significant amount of available cash from operations to fund our business in a number of geographic and economically diverse locations; and

•	political, social and economic instability in emerging markets in which we currently operate.

Many of our key processes, opportunities and expenses are a function of national and/or local government regulation. Significant changes in regulations could have a material adverse impact on our business.

      The process by which pharmaceutical products are approved is lengthy and highly regulated. We have developed expertise in managing this process in the many markets around the world. Our multi-year clinical trials programs are planned and executed to conform to these regulations, and once begun, can be difficult and expensive to change should the regulations regarding approval of pharmaceutical products significantly change.

      In addition, we depend on patent law and data exclusivity to keep generic products from reaching the market before we have adequately recouped our investment in the discovery and development of our products. In assessing whether we will invest in any development program, or license a product from a third party, we assess the likelihood of patent and/or data exclusivity under the laws and regulations then in effect. If those schemes significantly change in a large market, or across many smaller markets, our ability to protect our investment may be adversely affected.

      Appropriate tax planning requires that we consider the current and prevailing national and local tax laws and regulations, as well as international tax treaties and arrangements that we enter into with various government authorities. Changes in national/local tax regulations, or changes in political situations may limit or eliminate the effects of our tax planning.

Due to the large portion of our business conducted outside the United States, we have significant foreign currency risk.

      We sell products in many countries that are susceptible to significant foreign currency risk. In some of these markets we sell products for U.S. Dollars. While this eliminates our direct currency risk in such markets, it increases our credit risk because if a local currency is devalued significantly, it becomes more expensive for customers in that market to purchase our products in United States Dollars. While we currently do not enter into third party hedges to protect against foreign currency exposure, we continue to evaluate the possibility of entering into arrangements which would result in additional expenditures.

We are subject to price control restrictions on our pharmaceutical products in the majority of countries in which we operate.

      There is a risk that other jurisdictions may enact price control restrictions, and that the restrictions that currently exist may be increased. Our future sales and gross profit could be materially affected if we are unable to obtain appropriate price increases.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds.

      We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result. Any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant. Any insurance we maintain may not be adequate to cover our losses.

Our stockholder rights plan and anti-takeover provisions of our charter documents could provide our board of directors with the ability to delay or prevent a change in control of us.

      Our stockholder rights plan, provisions of our certificate of incorporation and provisions of the Delaware General Corporation Law could provide our board of directors with the ability to deter hostile takeovers or delay, deter or prevent a change in control of us, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Risks Relating to the Notes and the Underlying Common Stock

The notes will be subordinated to our senior indebtedness and will be structurally subordinated to liabilities of our subsidiaries.

      The notes are and will be junior in right of payment to all our existing and future senior indebtedness, and are and will be structurally subordinated to all of the existing and future indebtedness and liabilities, including trade payables, of our subsidiaries (other than Ribapharm for so long as Ribapharm is a co-obligor on the notes). As of September 30, 2003, we had approximately $12.7 million of senior indebtedness outstanding and our subsidiaries, including Ribapharm, had approximately $46.7 million of indebtedness and other liabilities outstanding, excluding Ribapharm’s indebtedness on the 6 1/2% notes which are obligations of both Valeant and Ribapharm. Ribapharm will cease to be an obligor on the notes when the 6 1/2% notes are no longer obligations of Ribapharm. After that occurs, the notes will be structurally subordinated to all the indebtedness and liabilities of Ribapharm, including its trade payables. On December 12, 2003, we issued $300.0 million aggregate principal amount of 7% Senior Notes due 2011, on which Ribapharm is a co-obligor. The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all our senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of the Notes — Subordination.”

      The indenture also provides that we and Ribapharm may not make any payments on the notes or purchase or otherwise acquire the notes (i) if a default in the payment of any senior indebtedness occurs and is continuing beyond any grace period or (ii) if any other default occurs and is continuing with respect to designated senior indebtedness that permits holders or their representatives of designated senior indebtedness to accelerate its maturity, and the trustee with respect to the notes receives a payment blockage notice from us, Ribapharm or another person permitted to give such notice under the indenture.

Our subsidiaries’ creditors will get paid before you will get paid.

      We operate our businesses in part through our subsidiaries. Accordingly, we are dependent upon the cash flows of, and receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet debt obligations, including the obligations under the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest, premium, if any, or principal on the notes. Any of our rights to receive any assets of any subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of us (and the consequent right of the holders of the notes to participate in the distribution of, or to realize proceeds from, those assets) will be structurally subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary, but excluding any such claims by holders of the 6 1/2% notes because of Ribapharm’s obligations thereunder). See “Description of the Notes — Subordination.”

After giving effect to this offering, our and Ribapharm’s levels of leverage and debt service obligations could adversely affect our and Ribapharm’s financial condition and prevent us and Ribapharm from fulfilling our respective obligations to you under the notes.

      As of September 30, 2003, on a pro forma basis after giving effect to our offerings of the notes and our 7.0% Senior Notes due 2011, and the private repurchase on November 24, 2003, of approximately $139.6 million of the 6 1/2% Convertible Subordinated Notes due 2008, our total indebtedness would have been approximately $1.1 billion. Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the notes. Among other things, our substantial indebtedness may:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

•	require us to dedicate all or a substantial portion of our respective cash flows to service our respective debt, which will reduce funds available for other business purposes, such as capital expenditures or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors with less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations, including those relating to the notes.

      In addition, the 7.0% senior notes due 2011 indenture contains restrictive covenants that limits our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured, could result in the acceleration of all of our debts.

The notes are unsecured and, therefore, are effectively subordinated to any of our or Ribapharm’s secured debt.

      The notes are not secured by any of our assets or those of our subsidiaries. In addition, except with regard to Ribapharm for so long as it is a co-obligor on the notes, the notes are not guaranteed by our subsidiaries. As a result, the notes will be effectively subordinated to any secured debt that we or Ribapharm may incur. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of our or Ribapharm’s secured debt may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the notes.

We or Ribapharm may not be able to purchase the notes upon a change in control.

      Upon the occurrence of certain specific kinds of change in control events, we and Ribapharm will be required to offer to repurchase all outstanding notes at a price equal to 100% of their principal amount plus accrued and unpaid interest, including interest on any unpaid interest, compounded semi-annually, if any, to but not including the date of repurchase. See “Description of the Notes — Purchase of Notes at Your Option Upon a Change in Control.” It is possible that neither we nor Ribapharm will have sufficient funds at the time of a change in control to make any required repurchase of notes. If we and Ribapharm are required to make a change in control offer, there can be no assurance that we or Ribapharm will be able to obtain all required consents from the holders of our and Ribapharm’s senior debt to allow repurchase of the notes. If we or Ribapharm fail to repurchase the notes when required following certain change in control events, we and Ribapharm will be in default under the indenture. In addition, we and Ribapharm have, and may in the future incur other indebtedness with similar change in control provisions permitting our and Ribapharm’s other creditors to accelerate or to require us or Ribapharm to purchase our respective indebtedness upon the occurrence of similar events or on some specific dates.

There is no public market for the notes, and there is the potential for price volatility.

      We issued the notes in November 2003 in a private offering made primarily to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act. The offering was made through a group of investment banks, which we refer to as the “initial purchasers.” Prior to that offering there was no trading market for the notes. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the notes, they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could be materially adversely affected. If such a market were to develop, the notes could trade at prices that may be higher or lower than their offering price depending upon many factors, including prevailing interest rates, our operating results and the markets for similar securities. In addition, the market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for nonconvertible debt securities. There can be no assurance that the future market for the notes will not be subject to volatility. Accordingly, no assurance can be given as to the liquidity of the notes.

      There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes issued to qualified institutional buyers in the November 2003 offering currently trade on the PORTAL Market. Once notes are sold under this prospectus, however, those notes will no longer trade on the PORTAL market.

Hedging transactions and other transactions may affect the value of the notes.

      Concurrently with the issuance of the notes in November 2003, we used a portion of the net proceeds to enter into convertible note hedge and written call option transactions relating to shares of our common stock with Goldman, Sachs Financial Markets, L.P., an affiliate of Goldman, Sachs & Co., and Banc of America Securities LLC. The convertible note hedge involved us purchasing a call option from each counterparty and the written call option involved us selling a call option to each counterparty with a higher strike price than the purchased call options. The convertible note hedge is expected to reduce the potential dilution from conversion of the notes and effectively increase the conversion price to us. These transactions may subject us to certain risks and may not achieve the desired effect.

      Because we have sold a call option to each counterparty, the mitigating effect on dilution of the convertible note hedge will be capped, which means that the convertible note hedge may not completely mitigate dilution from conversion of the notes as intended. For example, if all notes were converted on the expiration date of the convertible note hedge, the exercise of the convertible note hedge would not mitigate dilution to the extent the market price per share of our common stock at the time of conversion exceeded the higher strike price of the written call option. Further, the extent to which the convertible note hedge mitigates dilution will also depend on the parties’ respective choice of settlement method.

      In connection with hedging transactions related to ownership of the notes or the convertible note hedge, entities may have borrowed shares in the stock loan market in advance of and around the time of the issuance of the notes in November 2003 and may continue to borrow shares throughout the term of the notes and the convertible note hedge. These transactions may affect the liquidity and price to borrow shares in the stock loan market. We cannot assure you that such activity will not adversely affect the market price of our common stock. In addition, the existence of the notes may encourage short selling in our common stock by market participants, which could depress the price of our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to any changes made with respect to our common stock.

      If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will only be entitled to rights on the common stock if and when we deliver shares of common stock to you in connection with conversion of your notes. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery to you of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional equity securities and thereby materially and adversely affect the price of our common stock.

      We are not restricted from issuing additional equity securities during the life of the notes. We are authorized to issue, without stockholder approval, 10,000,000 shares of preferred stock, none of which were outstanding as of December 31, 2003, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred stock, but reserves the right to do so in the future. In addition, we are authorized to issue up to 200 million shares of our common stock without stockholder approval. We are also authorized to issue, without stockholder approval, securities convertible into either shares of common stock or preferred stock. If we issue additional equity securities, the price of our common stock and, in turn, the price of the notes may be materially and adversely affected.

A number of internal and external factors have caused and may continue to cause the market price of our stock to be volatile.

      The market prices for securities of companies engaged in pharmaceutical development, including us, have been volatile. Many factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including without limitation:

•	our competitors’ announcement of technological innovations or new commercial products;

•	changes in governmental regulation;

•	our competitors’ receipt of regulatory approvals;

•	our competitors’ developments relating to patents or proprietary rights;

•	publicity regarding actual or potential medical results for products that we or our competitors have under development; and

•	period-to-period changes in financial results.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements contained in this prospectus, including the documents incorporated herein by reference, are forward-looking statements, including but not limited to those specifically identified as such, that involve risks and uncertainties. The statements contained herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this prospectus are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements. Examples of forward-looking statements include statements regarding, among other matters, our strategic review, our acquisition strategy, our repositioning plans, our expectations regarding sales of products by the North America pharmaceutical segment, expectations regarding research and development costs and other factors affecting our financial condition or results of operations. In some cases, forward-looking statements may be identified by terminology such as “may,” “will,” “intends,” “should,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those terms or comparable terminology. Similarly, statements that describe our plans, strategies, intentions, expectations, objectives, goals or prospects are forward-looking. The forward-looking statements in this and other reports generally assume a stable economic climate in the United States and other countries in which we operate and assumes that losses will not result from any of the risks to which we are subject, including the following:

•	A substantial portion of our revenues are royalties generated from sales of ribavirin by our licensees. The launch of generic versions of ribavirin in the United States is expected soon. Additionally, there is the potential for other of our products to face generic competition. Sales of generic versions of our products may reduce future revenues, and may impact our ability to finance future research and development activities.

•	The future growth of our business is based upon the development and approval of new products, including Viramidine. The process of developing new drugs has an inherent risk of failure. Although certain of our research compounds show promise at their current stages of development, we may fail to commercialize them for various reasons. For example, they may turn out to be ineffective or unsafe in clinical or pre-clinical testing; their patent position may become compromised; other therapies may prove more safe or effective; or the prevalence of the disease for which they are being developed may decrease. Accordingly, our inability to successfully develop our products may negatively impact future revenues.

•	We will be able to protect our products from generic substitution by third parties only to the extent that our technologies are covered by valid and enforceable patents, are effectively maintained as trade secrets or are protected by data exclusivity. However, our currently pending or future patent applications may not issue as patents. Any patent issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, our patents may not be sufficiently broad to prevent third parties’ competing products.

•	The scope of protection afforded by a patent can be highly uncertain. A pending claim or a result unfavorable to us in a patent dispute may preclude development or commercialization of products or impact sales of existing products, and result in payment of monetary damages. In addition, third parties may assert infringement claims against us, prohibiting the further sale of a product or increasing costs by requiring that we pay for a license.

•	Uncertainties and delays inherent in the drug approval process in the United States and other countries can preclude or delay development and commercialization of our products.

•	Our current business plan includes expansion through acquisitions in addition to the development of new products. If we are unable to successfully execute on our expansion plans, to find attractive acquisition candidates at appropriate prices, or to integrate successfully any acquired companies or products, the growth of our business will be impeded.

•	The pharmaceutical industry is subject to substantial government regulation, including the approval of new pharmaceutical products, labeling, advertising and, in some countries, pricing.

•	We sell products in many countries that are susceptible to significant foreign currency risk. In some of these markets we sell products for U.S. Dollars. While this eliminates our direct currency risk in such markets, it increases our credit risk because if a local currency is devalued significantly it becomes more expensive for customers in that market to purchase our products in U.S. Dollars. While we currently do not enter into third party hedges to protect against foreign currency exposure, we continue to evaluate the possibility of entering into arrangements which would result in additional expenditures.

•	We and our competitors are always striving to develop products that are more effective, safer, more easily tolerated or less costly. If our competitors succeed in developing better alternatives to our current products before we do, we will lose sales and revenues to their alternative products.

•	If we are unsuccessful in the defense of current securities litigation, we may be ordered to pay significant monetary damages, which may have a material negative impact on our current financial position.

•	We have entered into an agreement granting Schering-Plough Ltd., or Schering-Plough, a limited right to commercialize our research compounds. The agreement could limit our own ability to commercially exploit some of our potential products. This could impede our plans for growth.

•	A significant part of our revenue derives from products manufactured by third parties. We rely on their quality level, compliance with United States Food and Drug Administration, or the FDA, regulations and continuity of supply. Any failure by them in these areas could disrupt our product supply and negatively impact our revenue.

•	To purchase our products many patients rely on reimbursement by third party payors such as insurance companies, HMOs and government agencies. These third party payors are increasingly attempting to contain costs by limiting both coverage and the level of reimbursement of new drug products. The reimbursement levels established by third party payors in the future may not be sufficient for us to realize an appropriate return on our investment in product development.

•	Some of our development programs are based on the library of nucleoside compounds we have developed. Our nucleoside library is at risk for loss in earthquakes, fires and other natural disasters.

•	We have announced plans to dispose of 10 manufacturing facilities and establish a new global manufacturing and supply chain network. If we are unsuccessful in our effort to execute on these plans we may not achieve anticipated cost savings. Additionally, there may be unforeseen costs and complications with this effort to rationalize our manufacturing operations.

•	All drugs have potential harmful side effects and can expose drug manufacturers and distributors to liability. We generally do not maintain product liability insurance. As a result, in the event one or more of our products is found to have harmed an individual or individuals, we may be responsible for paying all or substantially all damages awarded. Any product liability exposure and our lack of any insurance coverage may have a material negative impact on our financial position and results of operations.

•	Subject to the terms of our agreements with our existing lenders, we may incur additional indebtedness from time to time to finance working capital needs, acquisitions, capital expenditures or for other purposes. There can be no assurance that financing will continue to be available on terms acceptable to us or at all. The absence of such financing will reduce our ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions and to absorb negative operating results.

•	We are also subject to those risks and uncertainties described from time to time in our filings with the Commission.

      We are subject to a Consent Order with the Commission, which among other things requires us to preclear all FDA-related press releases with the FDA, and permanently enjoins us from violating securities laws and regulations. The Consent Order also precludes protection for forward-looking statements under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The existence of the permanent injunction under the Consent Order, and the lack of protection under the Safe Harbor, may limit our ability to defend against future allegations.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor the initial purchasers nor any other person assumes responsibility for the accuracy and completeness of such statements.

      Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures we make in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and Current Reports on Form 8-K filed with the Commission. See “Where You Can Find More Information.” We provide a cautionary discussion of selected risks and uncertainties regarding an investment in the notes under “Risk Factors” on page 5 of this prospectus. However, other factors besides those listed there could also adversely affect us.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table presents the ratio of earnings to fixed charges (coverage deficiency, in thousands) for Valeant and its consolidated subsidiaries for each of the periods indicated.

Years Ended December 31,									Nine Months
									Ended
2002		2001		2000		1999		1998	September 30, 2003

5.1	x	3.1	x	3.3	x	3.7	x	$(305,052)	5.1	x

      For the purpose of computing this ratio, “earnings” consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense. For the nine months ended September 30, 2003, non-cash charges of $117,609,000, related to acquired in-process research and development, were excluded from the calculation. A specific provision in the indenture of Valeant’s 7.0% Senior Notes due 2011 requires that we exclude acquired in-process research and development from consolidated net income for purposes of calculating the ratio of earnings to fixed charges.

USE OF PROCEEDS

      We will not receive any of the proceeds from the sale of any of these securities. The selling securityholders will receive all of the net proceeds from the sale of the notes or shares of our common stock issued upon conversion of the notes. See “Selling Security Holders.”

INFORMATION ABOUT RIBAPHARM

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

BUSINESS

Overview

      We are a biopharmaceutical company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of diseases with significant unmet medical needs, principally in the antiviral and anticancer areas. Our current research and development program focuses on hepatitis C, hepatitis B, cancer and HIV/ AIDS, each of which affects a large number of patients. We seek to capitalize on an extensive library of nucleoside analogs and other compounds that has already led to the discovery and development of ribavirin. Ribavirin is an antiviral drug that Schering-Plough Ltd., or Schering-Plough, and F. Hoffmann-La Roche Ltd., or Roche, currently market in combination with other therapies under license from us for the treatment of hepatitis C in the United States, the European Union, Japan and other countries. Royalties from Schering-Plough’s license contributed 100% of our revenues of $270.3 million in 2002. Roche’s license of ribavirin was executed in January of 2003.

Restructuring

      Until April 17, 2002, Ribapharm was a wholly owned subsidiary of Valeant Pharmaceuticals International. On April 17, 2002, through an underwritten IPO, Valeant completed the sale of 29,900,000 shares of our common stock, representing 19.93% of the total outstanding common stock of 150,000,000 shares.

      In August 2003, Valeant repurchased the approximately 20% minority interest in us for an aggregated total purchase price of $207,438,000. Valeant paid $6.25 in cash for each of the 29,900,703 outstanding publicly held shares. We are currently a 100% owned subsidiary of Valeant.

Our Strategy

      Our objective is to be a leader in the discovery, development, acquisition and commercialization of novel drugs that can be effective in the treatment of viral diseases and cancer. We plan to pursue this objective by continuing to focus our drug discovery and development efforts on serious diseases that represent large potential markets for drug products, such as hepatitis C, hepatitis B, cancer and HIV/ AIDS. We intend to retain control of our product candidates through preclinical development and as far into the clinical trial process as our resources permit, in order to obtain the maximum value for our research efforts. We believe that our royalty revenues from sales of ribavirin by Schering-Plough and Roche may give us the financial flexibility to develop product candidates through the clinical trial process without having to prematurely license product candidates to third parties. We choose to market and sell our products on our own or in collaboration with other pharmaceutical companies. In addition to our in-house development efforts, we plan to selectively license or acquire product candidates, technologies and businesses from third parties that complement our business. We believe our drug development expertise may allow us to recognize licensing opportunities and to capitalize on research initially conducted and funded by others. In addition, our existing technologies and product pipeline may be expanded through acquisitions that present additional commercial opportunities.

Royalty Revenues

      Our royalty revenues are derived from sales of ribavirin. Ribavirin is a nucleoside analog that we discovered from our library of nucleoside analog compounds. Ribavirin was one of the first antiviral drugs ever discovered and was first approved by the Food and Drug Administration, or the FDA, in 1985 for the treatment of respiratory syncytial virus infection in children with respiratory distress via aerosol administration, which we market under the tradename Virazole.

      In 1995, we entered into an exclusive license and supply agreement with Schering-Plough whereby Schering-Plough licensed from us all oral forms of ribavirin for the treatment of chronic hepatitis C, which they market in combination with Schering-Plough’s alfa interferon. In 1998, Schering-Plough received approval from the FDA to market Rebetron® combination therapy. Rebetron combines Rebetol® (ribavirin) capsules and Intron® A (interferon alfa-2b) injection, for the treatment of hepatitis C in patients with compensated liver disease. In July 2001, the FDA granted Schering-Plough marketing approval for Rebetol capsules as a separately marketed product for use only in combination with Intron A injection for the treatment of hepatitis C in patients with compensated liver disease previously untreated with alfa interferon (commonly referred to as treatment-naïve patients) or who have relapsed following alfa interferon therapy. In August 2001, the FDA also granted Schering-Plough approval for Peg-IntronTM(peginterferon alfa-2b), a longer lasting form of Intron A, for use in Combination Therapy with Rebetol for the treatment of hepatitis C in treatment-naïve patients with compensated liver disease who are at least 18 years of age.

      In March 2001, the European Commission of the European Union, granted Schering-Plough centralized marketing authorization for Peg-IntronTMand Rebetol as combination therapy for the treatment of both relapsed and treatment-naïve adult patients with histologically proven hepatitis C. European Union approval resulted in unified labeling that was immediately valid in all 15 European Union Member States.

      In November 2001, Schering-Plough received marketing approval from the Ministry of Health, Labor and Welfare of Japan for ribavirin in combination with interferon alfa-2b for the treatment of hepatitis C. This combination therapy is the first combination therapy approved in Japan for treating patients with hepatitis C. In December 2001, Schering-Plough received pricing approval for this combination therapy in Japan.

      Schering-Plough also markets the combination therapy in many other countries around the world based on the United States and European Union regulatory approvals.

      On January 6, 2003, we reached an agreement with Schering-Plough and Roche on a settlement of pending patent and other disputes over Roche’s combination antiviral product containing Roche’s version of ribavirin, known as Copegus. Under the agreement, Roche may continue to register and commercialize Copegus globally. The financial terms of this settlement agreement include a license by Ribapharm of ribavirin to Roche. The license authorizes Roche to make, or have made, and to sell Copegus under Ribapharm’s patents. Roche pays royalty fees to us on all sales of Copegus for use in combination with interferon alfa or pegylated interferon alfa.

      Royalty revenues under the License Agreements were $270.3 million and $137.0 million for the years ended December 31, 2002 and 2001, respectively, and $136.8 million for the nine months ended September 30, 2003.

Research and Development

      We seek to discover, develop and commercialize innovative products for the treatment of significant unmet medical needs, principally in the areas of infectious diseases and cancer. These efforts led to the discovery and development of ribavirin, our antiviral drug for the treatment of hepatitis C that Schering-Plough and Roche market under separate licenses from us, and is the source of our royalty income. Ribapharm’s current program areas focus on hepatitis C, hepatitis B, HIV/ AIDS, and cancer, each of which affects a large number of patients. We are also developing a pipeline of product candidates, including two clinical stage programs that target large market opportunities. Our research and development activities are based upon the expertise accumulated in over 30 years of nucleic acids research focusing on the internal generation of novel molecules.

      We believe that our nucleoside analog library is among the largest of such collections in the world. In total, we presently have over 10,300 nucleoside analog compounds in our library. During 2002, we acquired more than 113,000 diverse non-nucleoside analogs from third parties to complement our nucleoside analog library. We intend to combine our scientific expertise with advanced drug screening techniques in order to discover and develop new antiviral candidates from our nucleoside analog and non-nucleoside libraries. We currently have approximately 129 employees devoted to research and development activities.

      Our research and development function works closely with corporate marketing on a global and regional basis and, historically, has entered into licensing arrangements with other larger pharmaceutical companies, as well as strategic partnerships to develop proprietary products, as discussed below. In addition, we seek to develop innovative products targeted to address the specific needs of the local markets in which we operate.

Products Under Development

      Viramidine: In November 2003, we announced that we decided, following a meeting with the FDA, to initiate Phase 3 studies of our antiviral compound, Viramidine. At the meeting with the FDA, which was held in September 2003, we presented interim analyses of 12 weeks of clinical data in a Phase 2 trial. Viramidine is a nucleoside (guanisine) analog that we intend to develop in oral form for the treatment of hepatitis C. Viramidine is converted into ribavirin by adenosine deaminase in the liver. We will be testing Viramidine’s effect on the hepatitis C virus in combination with one or more pegylated interferon alfas.

      Preclinical studies indicated that Viramidine, a liver-targeting analog of ribavirin, has antiviral and immunological activities (properties) similar to ribavirin. In an animal model of acute hepatitis, Viramidine showed biologic activity similar to ribavirin. The liver-targeting properties of Viramidine were also confirmed in two animal models. Short-term toxicology studies also show that Viramidine may be safer than ribavirin at the same dosage levels. This data suggests that Viramidine, as a liver-targeting analog of ribavirin, may potentially be as effective and have less side effects than ribavirin.

      The Phase 2 study enrolled a total of 180 patients. It was designed to treat patients for 48 weeks, remove the patients from therapy for an additional 24 weeks and then determine the percentage of patients with undetectable virus in their blood as well as the incidence of hemolytic anemia at the end of the entire 72-week study period. The study also included an interim analysis performed on the first 160 patients who received at least 12 weeks therapy. Analysis of the 12-week data showed that Viramidine, in combination with a pegylated interferon, produced a clinically significant reduction in viral load. In addition, Viramidine, when compared with ribavirin, produced approximately half the drop in hemoglobin levels at treatment week four, which was maintained through week 12.

      The Phase 3 program will consist of two global studies in 80 sites with approximately 1,000 patients in each study. The studies will compare Viramidine and ribavirin, each in conjunction with a pegylated interferon.

      Hepavir B: Hepavir B is a nucleoside analog we licensed from Metabasis Therapeutics, Inc., or Metabasis, in October 2001. We are exploring the possibilities of developing this compound into an oral once a day monotherapy for patients with chronic hepatitis B infection. The active molecule in this compound exhibits anti-hepatitis B activity against both the wild type and Lamivudine drug-resistant hepatitis B. Based on biologic and molecular modeling data, this compound binds to the active site of the hepatitis B replication enzyme so that the virus is prevented from utilizing the natural substrate from the host to replicate. A prodrug modification developed by Metabasis significantly improved the compound’s physiochemical properties and ability to target the liver. In preliminary experiments in rodents, the active molecule was delivered in significantly greater proportion to the targeted organ, the liver, as compared to the non-targeted organ, the kidney. The kidney is the organ responsible for the dose-limiting toxicity. In these experiments, the amount of Metabasis-modified compound delivered to the liver versus kidneys was approximately 10 times greater than the amount of compound delivered by another well established process. We are working on large-scale synthesis of this compound and have commenced formulation studies. We have also initiated additional biology, drug metabolism, pharmacokinetic and toxicology studies. We initiated a Phase 1 clinical trial of Hepavir B in Europe in August 2002 and filed an Investigational New Drug Application, or IND, with the FDA in October 2002.

Licenses and Patents (Proprietary Rights)

Data and Patent Exclusivity

      We rely on a combination of regulatory and patent rights to protect the value of our investment in the discovery and development of our products.

      A patent is the grant of a property right, which allows its holder to exclude others from, among other things, selling the subject invention in, or importing such invention into, the jurisdiction that granted the patent. In both the United States and the European Union, patents expire 20 years from the date of application.

      In the United States, for five years from the date of the first United States regulatory FDA approval of a new drug compound, only the pioneer drug company can use the data obtained at the pioneer’s expense. No generic drug company may submit an application for approval of a generic drug relying on the data used by the pioneer for approval during this five year period.

      A similar data exclusivity scheme exists in the European Union, whereby only the pioneer drug company can use data obtained at the pioneer’s expense for 10 years from the date of the approval of the first approval of a drug by the European Agency for the Evaluation of Medicinal Products, or EMEA. In both the United States and the European Union, products without patent protection can be marketed by others so long as they repeat the clinical trials necessary to show safety and efficacy.

Exclusivity Rights with Respect to Ribavirin

      Our patent rights with respect to ribavirin are currently the subject of litigation in the United States. A judgment adverse to us has been entered by a federal district court, which ruled that generic drug manufacturers would not necessarily infringe our patents by manufacturing and selling generic ribavirin. Our appeal of that judgment is pending. However, our financial planning models have assumed that generic ribavirin will enter the United States market as soon as the fourth quarter of 2003. The United States data exclusivity period for ribavirin has expired.

      Our patent rights with respect to ribavirin are also being challenged in the European Union. We are vigorously defending our position. However, the European Union data exclusivity for Schering-Plough’s ribavirin product, Rebetol®, does not expire until May 2009.

Exclusivity Rights with Respect to Viramidine and Hepavir B

      We expect to obtain five years of data exclusivity in the United States for both Viramidine and Hepavir B upon regulatory approval.

      We have, and rely on, exclusive rights in a United States patent that claims Hepavir B and related compounds that expires in 2019.

      The structure of Viramidine was disclosed many years ago and thus we do not rely on “composition of matter” claims. However, we own a United States patent that claims Viramidine and rely on a second United States patent that covers a mechanism of action of Viramidine’s treatment of viral infection; those patents expire in 2018. We are also pursuing patent claims that specifically cover the use of Viramidine to treat hepatitis C infection, which are expected to issue in due course in the United States, and are pursuing the foreign patent rights that are counterparts of our United States patents to the extent permitted in foreign jurisdictions.

Government Regulation

      We are subject to licensing and other regulatory control by the FDA, the Nuclear Regulatory Commission, other federal and state agencies, and comparable foreign governmental agencies.

      FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans.

      Obtaining FDA approval for new products and manufacturing processes can take a number of years and involve the expenditure of substantial resources. To obtain FDA approval for the commercial sale of a therapeutic agent, the potential product must undergo testing programs on animals, the data from which is used to file an IND with the FDA. In addition, there are three phases of human testing: Phase 1 consists of safety tests for human clinical experiments, generally in normal, healthy people; Phase 2 programs expand safety tests and are conducted in people who are sick with the particular disease condition that the drug is designed to treat; and Phase 3 programs are greatly expanded clinical trials to determine the effectiveness of the drug at a particular dosage level in the affected patient population. The data from these tests is combined with data regarding chemistry, manufacturing and animal toxicology and is then submitted in the form of a new drug application, or NDA, to the FDA. The preparation of a NDA requires the expenditure of substantial funds and the commitment of substantial resources. The review by the FDA can take up to several years. If the FDA determines that the drug is safe and effective, the NDA is approved. No assurance can be given that authorization for commercial sale by us of any new drugs or compounds for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful. The FDA in the United States and other regulatory agencies in other countries also periodically review approved drugs and inspect manufacturing facilities.

Sales and Marketing

      We currently do not have a marketing or sales force, other than our agreements with Schering-Plough and Roche, and currently have no agreements with third parties to sell, market or distribute our products. As part of the ordinary course of business, we may enter into marketing, sales and distribution arrangements with Valeant and its affiliates. In addition, we may consider forming arrangements or collaborations with strategic partners, including pharmaceutical companies, government organizations, academic institutions and others, to help develop and market our drug candidates, as we have with Schering-Plough and Roche. While we intend to carefully evaluate potential collaborators, we may have limited or no control over the activities of third parties, who may not be able to market or distribute our products successfully.

Manufacturing

      We do not have manufacturing facilities. We contract out our manufacturing requirements to third parties that have plants with a history of compliance with good manufacturing practices requirements. We obtain all compounds for our clinical trials from third-party contract manufacturers and other third parties. Relying on third parties for manufacturing capabilities presents many of the same risks presented by reliance on third parties for sales and marketing.

Competition

      We operate in a highly competitive environment. Our competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities, are actively engaged in marketing similar products and developing new products similar to those we propose to develop. We believe that many of our competitors spend significantly more on research and development related activities. Competitive factors vary by product line and customer and include service, product availability, performance, price and technical capabilities. Others may succeed in developing products that are more effective than those we presently market or propose for development. Progress by other researchers in areas similar to those explored by us may result in further competitive challenges.

      We also face increased competition from manufacturers of generic pharmaceutical products when patents covering certain of our currently marketed products expire or are successfully challenged. An adverse result in a patent dispute may preclude commercialization of our products, or negatively impact sales of existing products.

Employees

      As of September 30, 2003, we employed 147 persons who are not covered by collective bargaining agreements. These employees included 129 in research and development, and 18 in general and administrative matters. We currently consider our relations with our employees to be satisfactory, and we have not experienced any work stoppages, slowdowns or other serious labor problems that have materially impeded our business operations.

PROPERTY

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

      We currently lease 61,490 square feet from Valeant in its Costa Mesa headquarters. The lease primarily covers the second floor research and development facilities in which we conduct substantially all of our operations. The lease has an initial term of 5 years, expires in April 2007, and can be renewed at our option for an additional five years. The lease calls for us to pay Valeant rent of $5,000,000 per year, with annual adjustments based on the Orange County, California consumer price index, as well as a pro rata portion of facility and central service costs, including utilities, security, parking, building maintenance, cleaning services, insurance premiums and other facility costs.

      In management’s opinion, the facility occupied by us is adequate for present requirements, and our current equipment is considered to be in good condition and suitable for the operations involved.

LEGAL PROCEEDINGS

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

      In June 2003, seven purported class actions on behalf of certain stockholders of Ribapharm were filed against Valeant, Ribapharm and certain directors and officers of Ribapharm in the Delaware Court of Chancery. Six of these complaints were consolidated under the caption In re Ribapharm Inc. Shareholders Litigation, Consol. C.A. No. 20337. The seventh suit has not yet been formally consolidated into C.A. No. 20337 but is proceeding in coordination with the consolidated case. On June 26, 2003, the plaintiffs in the consolidated action filed a First Amended Class Action Complaint naming only Valeant as a defendant. The First Amended Class Action Complaint alleges, among other things, that Valeant breached its fiduciary duties as a controlling stockholder of Ribapharm in connection with its tender offer for the shares of Ribapharm it did not already own. On August 4, 2003, Valeant and the plaintiffs reached an agreement in principle to settle these lawsuits and, after settlement papers are prepared, will present that settlement to the Court of Chancery for its approval.

      On June 25, 2003, Valeant instituted a suit captioned Valeant Pharmaceuticals International v. Ribapharm, Inc., Daniel J. Paracka, Santo J. Costa, Gregory F. Boron, James Pieczynski and Andre Dimitriadis, C.A. No. 20387 for declaratory and injunctive relief against Ribapharm and certain of its directors in the Delaware Court of Chancery. This complaint alleges, among other things, that the defendants breached their fiduciary duties and certain contracts by implementing a shareholder rights plan in response to Valeant’s tender offer. Valeant requested a preliminary injunction hearing prior to the expiration of the tender offer on July 22, 2003 and sought a temporary restraining order barring the defendants from taking certain actions with respect to Ribapharm’s newly enacted shareholders rights plan. On June 30, 2003, the Court of Chancery scheduled a preliminary injunction hearing for September 3, 2003. This hearing did not occur because the parties had reached an agreement in principle to settle this lawsuit.

      On June 27, 2003, a purported class action on behalf of certain stockholders of Ribapharm was filed against Valeant in the Delaware Court of Chancery. This class action is captioned Maxine Phillips, Robert Garfield, Nora Mazzini, Andrew Samet, Kathleen A. Pasek, Richard Jacob and Steven Silverberg v. Valeant Pharmaceuticals International, C.A. No. 20391, and seeks a declaration that the shareholders rights plan is valid and enforceable. This action has been consolidated with the suit instituted by Valeant on June 25, 2003 and captioned In re Ribapharm, Inc. Rights Plan Litigation, Consol. C.A. No. 20387. On August 4, 2003, Valeant and the plaintiffs reached an agreement in principle to settle this lawsuit. Such settlement will be completed in combination with the settlement In re Ribapharm Inc. Shareholders Litigation, Consol. C.A. No. 20337.

      On June 3, 2003, a purported class action, captioned Len Brody v. Roberts A. Smith, Andre C. Dimitriadis, Santo J. Costa, James J. Pieczynski, Daniel J. Paracka, Gregory F. Boron, Ribapharm, Inc. and Valeant Pharmaceuticals International, Case No. 03 CC 00211, was filed in the Superior Court of Orange County, California, against Valeant, Ribapharm and certain of Ribapharm’s officers and directors. The complaint in this action purports to assert the same claims, on behalf of the same class of plaintiffs and against the same defendants as in the seven lawsuits filed in Delaware that are described above. This California action has been stayed and a status conference has been set for November 18, 2003 in light of the settlement of the Delaware tender offer litigation. The settlement of the Delaware tender offer litigation will be designed to release the claims brought in this lawsuit, although the decision as to effect of that release will be up to the California court.

      In the opinion of management, the ultimate resolution of these matters will not have a material effect on our consolidated financial position, results of operations or liquidity.

      Three generic pharmaceutical companies, Geneva Pharmaceuticals Technology Corporation, which merged into its parent, Geneva Pharmaceuticals, Inc., or Geneva, Three Rivers Pharmaceuticals, LLC, or Three Rivers and Teva Pharmaceuticals USA, Inc., or Teva, filed Abbreviated New Drug Applications, or ANDAs, with the FDA to market generic forms of ribavirin for use as part of a combination therapy for the treatment of hepatitis C. We sued all three of these pharmaceutical companies to prevent them from marketing a generic form of ribavirin in the United States market. The three cases were all before the same judge, and summary judgment motions were filed by the defendants. In July 2003, the U.S. District Court for the Central District of California issued a memorandum of decision and order granting the defendants their motion for summary judgment of non-infringement of the asserted patents in the patent infringement suit brought by us. The decision and order did not rule on defendants’ motion for summary judgment that the patents are invalid. This ruling permits the FDA to approve the defendant generic companies’ ANDAs, in its discretion. On July 17, 2003, we filed a Citizen’s Petition with the FDA requesting that the Commissioner of Food and Drugs refrain from approving ANDA for ribavirin products with labeling that omits information about the product’s use in combination with PEG-Intron® (peginterferon alfa-2b). Action by the FDA on the Citizen’s Petition is pending. The successful entry of any generic pharmaceutical company into the U.S. market will have a material negative impact on our future U.S. royalty revenue. On August 11, 2003, the District Court ordered entry of judgment dismissing the action against Teva and Three Rivers based on its July decision. On September 10, 2003, we filed notices of appeal with respect to these judgments. The District Court also entered an order on October 14, 2003 certifying its July 2003 decision as a final appealable decision with respect Geneva, and on October 16, 2003, we filed a notice of appeal of the July decision in the Geneva actions.

      Various parties are opposing our ribavirin patents in actions before the European Patent Office, and we are responding to these oppositions. Regardless of the outcome of these oppositions, we believe the combination therapies marketed by Schering and Roche will continue to benefit from a period of data and marketing protection in the major markets of the European Union until 2009 for Schering and 2012 for Roche.

RIBAPHARM’S SELECTED FINANCIAL DATA

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

      The following table sets forth certain financial data for the five-year period ended December 31, 2002 and for the nine months ended September 30, 2002 and 2003. The financial data for each of the years in the five-year period ended December 31, 2002 were derived from our audited financial statements. The financial data for the nine months ended September 30, 2002 and 2003 were derived from our unaudited financial statements which, in the opinion of management, include the adjustments (consisting of normal recurring accruals) necessary for a fair presentation of our results of operations and financial position for such periods. The results of operations for the nine months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003 or any other period. Basic and diluted earnings per share have been calculated using the 150,000,000 shares that were outstanding after completion of the IPO, and which remain outstanding as of December 31, 2002. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

						Nine Months Ended
	Year Ended December 31,					September 30,

	2002(4)	2001(4)	2000(4)	1999(4)	1998(4)	2002	2003

	(In thousands, except per share data)					(Unaudited)
Statements of Income:(1)
Revenues	$270,265	$143,622	$154,818	$109,592	$36,830	$186,368	$136,755

Operating expenses:
Research and development	47,480	25,595	12,552	5,638	9,517	33,741	29,507
General and administrative	18,803	5,562	11,566	5,493	7,405	6,999	20,109
Acquired in-process research and development	—	—	—	—	—	—	117,609

Total costs and expenses	66,283	31,157	24,118	11,131	16,922	40,740	167,225

Income from operations	203,982	112,465	130,700	98,461	19,908	145,628	(30,470)
Interest income	(322)	—	—	—	—	(99)	(455)
Interest expense	1,004	—	—	—	—	614	912

Income before income taxes	203,300	112,465	130,700	98,461	19,908	145,113	(30,013)
Provision for income taxes	74,059	40,487	48,717	35,446	7,167	55,154	29,693

Net income	$129,241	$71,978	$81,983	$63,015	$12,741	$89,959	$(59,706)

Per share information:(2)
Net income — basic	$.86	$.48	$.55	$.42	$.08	$.60	$(.40)

Shares used in basic earnings per share computation	150,000	150,000	150,000	150,000	150,000	150,000	150,000

Net income — diluted	$.86	$.48	$.55	$.42	$.08	$.60	$(.40)

Shares used in diluted earnings per share computation	150,010	150,000	150,000	150,000	150,000	150,005	150,000

						Nine Months Ended
	As of December 31,					September 30,

	2002	2001	2000	1999	1998	2002	2003

Balance Sheet Data:(3),(5)
Working capital (deficit)	$92,569	$10,813	$527	$(1,112)	$(626)	$89,835	$108,200
Total assets	199,075	26,634	9,853	1,048	2,854	199,075	264,823
Total current liabilities	96,002	5,415	3,073	1,112	626	96,002	66,000
Total debt	465,590	—	—	—	—	465,590	465,590
Stockholders’ equity (deficit)	(363,224)	21,219	6,780	(64)	(2,095)	(363,224)	(293,651)

Notes to Selected Financial Data:

(1)	The statements of income for the periods until April 17, 2002 are derived from the historical books and records of Valeant and present the results of operations applicable to us. For the periods prior to April 17, 2002, the statements of income include corporate allocation of costs between us and Valeant of shared services (including legal, finance, corporate development, information systems and corporate office expenses). These costs were allocated to us on a basis that is considered by management to reflect fairly or reasonably the utilization of services provided to or benefit obtained by us, such as the square footage, headcount or actual utilization. For the periods subsequent to April 17, 2002, the statements of income include a corporate allocation of costs between us and Valeant in accordance with the terms of a management services and facilities agreement. It is not practicable to determine the costs specifically attributable to either Valeant or us with respect to an investigation by the U.S. Attorney or litigation involving the SEC that occurred during these periods. Additionally, allocation methods of these costs based upon revenue, net income, assets, equity or headcount are not reflective of the nature of the costs incurred. Therefore, we used a joint responsibility approach in allocating these costs such that 50% of the costs, including any reserve settlement, are allocated to each of Valeant and us. Management believes the method used to allocate these amounts is reasonable.

(2)	Our IPO occurred on April 17, 2002; therefore, per share information as of December 31, 2001, 2000, 1999 and 1998 is included for information purposes. Refer to (4) below.

(3)	The balance sheet data as of December 31, 2001, 2000, 1999 and 1998 was prepared using the historical basis of accounting and includes all of the assets and liabilities specifically identifiable to us.

(4)	Our financial information as of and for the years ended December 31, 2001, 2000, 1999 and 1998, as well as for the period until April 17, 2002, does not necessarily reflect what our financial position or results of operation would have been had we operated as a stand-alone public entity, and may not be indicative of future results of operation or financial position.

(5)	Our financial information as of September 30, 2003 includes the push down accounting amounts from Valeant’s acquisition of our approximately 20% minority interest. In connection with this transaction, we recorded a charge for acquired in-process research and development expenses of $117,609,000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

Critical Accounting Policies and Estimates

      The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

•	Revenue Recognition: We earn royalty revenue at the time the product and technology subject to the royalty are sold by a third party. Accordingly, we accrue for earned royalty revenue, net of estimated returns and discounts. Royalty payments received from Schering-Plough Ltd., or Schering-Plough, are reduced by Schering-Plough’s cash payments for discounts, rebates and similar deductions. We recognize as revenue up-front nonrefundable fees associated with royalty and license agreements when all performance obligations under the agreements are completed. Milestone payments received, if any, related to scientific achievement are recognized as revenue when the milestone is accomplished by the third party. All of our revenues for the years ended December 31, 2002 and 2000, and approximately 97% of our revenues for the year ended December 31, 2001, were derived from Schering-Plough.

•	Accrual of rebates and other concessions: We estimate the commercial and governmental rebates that will be paid in subsequent periods for those products sold during the current period, and accrue those estimated amounts as a liability and a reduction of royalty revenue.

•	Research and Development: Research and development costs, including milestone payments and purchased research and development, are expensed as incurred.

•	Income Taxes: Our operations are included in Valeant Pharmaceuticals International’s, or Valeant’s, consolidated tax returns. Income tax provision and benefits have been calculated on a separate return basis for federal income tax purposes and are based upon Valeant’s worldwide apportioned rate for the State of California.

Results of Operations

      The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this report.

      Our financial statements for the periods until April 17, 2002 are derived from the historical books and records of Valeant and present the assets and liabilities, results of operations and cash flows applicable to us. For the periods prior to April 17, 2002, the statements of income include corporate allocation of costs between us and Valeant of shared services (including legal, finance, corporate development, information systems and corporate office expenses). These costs were allocated to us on a basis that is considered by management to reflect most fairly or reasonably the utilization of services provided to or benefit obtained by us, such as the square footage, headcount or actual utilization. For the periods subsequent to April 17, 2002, the statement of income includes a corporate allocation of costs between us and Valeant in accordance with the terms of the management services and facilities agreement. It is not practicable to determine the costs specifically attributable to either Valeant or us with respect to certain litigation. Additionally, allocation methods of these costs based upon revenue, net income, assets, equity or headcount are not reflective of the nature of the costs incurred. Therefore, we used a joint responsibility approach in allocating these costs such that 50% of the costs, including any reserve settlement, are allocated to each of Valeant and us. Management believes the methods used to allocate these amounts are reasonable.

Royalties

      Royalties represent amounts earned under our License Agreement with Schering-Plough. Under the License Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of hepatitis C virus, or HCV in combination with Schering-Plough’s interferon alpha, or the combination therapy. Schering-Plough markets the combination therapy in the United States, Europe, Japan, and many other countries around the world based on the U.S. and European Union regulatory approvals.

      In 1995, we entered into an exclusive license and supply agreement with Schering-Plough. Under the agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of chronic hepatitis C in combination with Schering-Plough’s interferon alpha-2b, or the combination therapy. In 1998, Schering-Plough received approval from the FDA to market Rebetron® combination therapy. Rebetron combines Rebetol® (ribavirin) capsules and Intron® A (interferon alfa-2b) injection, for the treatment of hepatitis C in patients with compensated liver disease. In July 2001, the FDA granted Schering-Plough marketing approval for Rebetol capsules as a separately marketed product for use only in combination with Intron A injection for the treatment of hepatitis C in patients with compensated liver disease previously untreated with alfa interferon (commonly referred to as treatment-naïve patients) or who have relapsed following alfa interferon therapy. In August 2001, the FDA also granted Schering-Plough approval for Peg-IntronTM(peginterferon alfa-2b), a longer lasting form of Intron A, for use in Combination Therapy with Rebetol for the treatment of hepatitis C in treatment-naïve patients with compensated liver disease who are at least 18 years of age.

      On January 6, 2003, we entered into a license agreement with Roche, or the Roche license agreement, which authorizes Roche to make, have made and to sell its own version of ribavirin, known as Copegus, under our patents for use in combination therapy with Roche’s version of pegylated interferon, known as Pegasys, for the treatment of hepatitis C. Under the Roche License Agreement, Roche will register and commercialize Copegus globally. Roche will pay royalty fees to us on all sales of the combination product containing Copegus.

      The successful entry of any generic pharmaceutical company into the U.S. market for the sale of oral ribavirin will result in the cessation of future U.S. royalty revenue from Roche and a reduction in the effective royalty rate from Schering-Plough.

Nine Months Ended September 30, 2003 Compared to 2002

      Revenues: Revenues for the nine months ended September 30, 2003 was $136,755,000 compared to $186,368,000 for the same period of 2002, a decrease of $49,613,000 or 27%. The decrease in royalties is the result of several factors, including the effects of increasing competition between Schering-Plough and Roche, which entered the market in January 2003. Royalty revenues also were materially, negatively impacted by Schering-Plough’s provision for estimated rebates on its U.S. sales of ribavirin and changes in trade inventory levels.

      Research and Development: Research and development expenses for the nine months ended September 30, 2003 were $29,507,000 compared to $33,741,000 for the same period of 2002. The decrease of $4,234,000 or 13% is primarily attributable to the timing of costs associated with Phase 2 and 1 clinical trials of Viramidine and Hepavir B. It is expected that costs will increase during the fourth quarter of 2003 as progress continues with the existing clinical trials of Viramidine and Hepavir B, and as Phase 3 clinical trials commence for Viramidine.

      General and Administrative Expenses: General and administrative expenses were $20,109,000 for the nine months ended September 30, 2003 compared with $6,999,000 for the same period in 2002, an increase of $13,110,000. General and administrative expenses were up year over year primarily due to increases of approximately $7,566,000 in legal costs incurred in patent litigation against generic pharmaceutical companies, to represent us in connection with the tender offer and related litigation, and to provide general business services. Additionally, we incurred approximately $2,743,000 in consulting fees related to the tender offer during the nine months ended September 30, 2003. The remainder of the increase is attributable to the existence of certain administrative departments and public company costs, including Directors and Officers Insurance premiums that did not exist prior to our initial public offering in April 2002.

      Acquired In-Process Research and Development: In the nine months ended September 30, 2003, we incurred an expense of $117,609,000 associated with acquired in-process research and development, or IPR&D, related to Valeant’s repurchase of our approximately 20% publicly traded common stock. The amount expensed as IPR&D represents an estimate of the fair value of purchased in-process technology for projects that, as of the acquisition date, had not yet reached technological feasibility and had no alternative future use. The data used to determine the respective fair values requires significant judgment. Differences in those judgments would have the impact of changing the allocation of purchase price to goodwill, which is an unamortizable intangible asset. The estimated fair value of these projects was based on the use of a discounted cash flow model (based on an estimate of future sales and an average gross margin of 85%). For each project, the estimated after-tax cash flows (using a tax rate of 25%) were probability weighted to take account of the stage of completion and the risks surrounding the successful development and commercialization. The assumed tax rate of 25% differs from the Company’s effective tax rate of approximately 38% as the tax rate used in the valuation reflects the Company’s planned tax strategy. These cash flows were then discounted to a present value using a discount rate of 15%, which is the Company’s after tax weighted average cost of capital. In addition, solely for the purposes of estimating the fair value of these IPR&D projects as of August 25, 2003, the following assumptions were made:

•	Future research and development costs of approximately $150,000,000 would be incurred to complete the IPR&D projects. These future costs are primarily for Phase III testing of Viramidine and Phase II and III testing of Hepavir B.

•	The IPR&D projects, which are in various stages of development from Phase I to Phase II clinical trials, are expected to reach completion by the end of 2006 and to generate material net cash flows in 2007.

      The major risks and uncertainties associated with the timely and successful completion of these projects consist of the ability to confirm the safety and efficacy of the technology based on the data from clinical trials and obtaining necessary regulatory approvals. In addition, no assurance can be given that the underlying assumptions used to forecast the cash flows or the timely and successful completion of such projects will materialize, as estimated. For these reasons, among others, actual results may vary significantly from the estimated results. For example, in October 2003, Roche notified us that they are abandoning development of Levovirin.

      Income Taxes: Our effective tax rate was a negative 99% for the nine months ended September 30, 2003 compared to 38% for the same period in 2002. The negative effective tax rate for 2003 was due to the pre-tax loss resulting from the write-off of acquired IPR&D expenses in connection with the Ribapharm acquisition which is not deductible for tax purposes. Excluding the effect of the IPR&D write-off, the 2003 effective tax rate would have been 34%. The decrease is primarily attributable to an expected increase in R&D tax credits. Our operations are included in the consolidated Valeant tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon Valeant’s worldwide apportioned rate for the State of California.

Year Ended December 31, 2002 Compared to 2001

      Revenues: Revenues for the year ended December 31, 2002 were $270,265,000 compared to $143,622,000 for 2001, an increase of $126,643,000 or 88%. Revenues for 2002 are net of approximately $9,829,000 for estimated rebates and price concessions related to current period sales of ribavirin that are projected to be paid in subsequent periods. The revenue increase is primarily due to Schering-Plough’s launch of its Peg-Intron/ Rebetol Combination Therapy in the United States in October 2001, and the launch of its Rebetron Combination Therapy in Japan in December 2001. Revenues for the fourth quarter of 2002 increased by $29,249,000 as compared to the similar period in 2001.

      Research and Development: Research and development expenses for the year ended December 31, 2002 were $47,480,000, compared to $25,595,000 in 2001, an increase of $21,885,000 or 86%. The increase reflects our expanded and intensified research and development efforts, primarily in the areas of antiviral and anticancer drugs. We increased spending on the antiviral drug Viramidine, which is in Phase 1 clinical trials, and on the antiviral drug Hepavir B, which is in Phase 1 clinical trials in Europe. We commenced Phase 2 clinical trials on Viramidine during December 2002. Additionally, we increased research and development expenses on other initiatives, including work on anti-hepatitis C, anti-hepatitis B and anticancer compounds, and expects research and development expenses to increase in the foreseeable future, most significantly to support the product development programs for Viramidine, Hepavir B and IL-12.

      General and Administrative Expenses: General and administrative expenses were $18,803,000 for the year ended December 31, 2002, compared to $5,562,000 for 2001, an increase of $13,241,000 or 238%. The increase is primarily due to a charge of $6,116,000 relating to severance costs associated with the departure of former management, and legal expenses of $5,643,000 to defend patents and address general business issues. The remainder of the increase is primarily comprised of costs incurred to establish new administrative departments and an infrastructure for us subsequent to the IPO. These expenses include corporate allocations from Valeant of $3,885,000 and $3,594,000 for the years ended December 31, 2002 and 2001, respectively. Corporate allocations include legal expenses and professional fees, facility and central service charges, corporate development expenses and other general and administrative expenses

      Income Taxes: Our effective tax rate was approximately 36% for the years ended December 31, 2002 and 2001. Our operations were included in the consolidated Valeant tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon Valeant’s worldwide apportioned rate for the State of California of 1% for the years ended December 31, 2002 and 2001.

Year Ended December 31, 2001 Compared to 2000

      Revenues: Revenues for the year ended December 31, 2001 were $143,622,000 compared to $154,818,000 for 2000, a decrease of $11,196,000 or 7%. Revenues for 2001 include other revenues of $5,000,000 in connection with the licensing of Levovirin to Roche; we licensed Levovirin to Roche in June 2001 on an exclusive basis. Royalties on ribavirin sales for 2001 were $138,622,000. We believe that the $16,196,000 (or 10%) decrease in royalties compared to 2000 is primarily reflective of a slowdown in sales of ribavirin by Schering-Plough, as physicians awaited marketing authorization pending FDA review and clearance for the use of pegylated interferon with ribavirin, which occurred in August 2001. The launch of this combination therapy in the United States and Japan was delayed until October 2001 and December 2001, respectively. Royalties from Schering-Plough for the fourth quarter of 2001 increased by $25,319,000 as compared to the similar period in 2000.

      Research and Development: Research and development expenses were $25,595,000 for 2001 and $12,552,000 in 2000. The increase of $13,043,000 or 104% reflects our expanded and intensified research and development efforts in 2001, primarily in the area of antiviral and anticancer drugs. We increased spending on the antiviral drugs Levovirin and Viramidine during the period due to the initiation of Phase 1 clinical trials. Additionally, research and development expenses increased on other initiatives, including work on the drug Tiazole as well as work on anti-hepatitis C, anti-hepatitis B, anticancer and antivirus compounds. Also, in 2001, we expensed the purchase of Hepavir B from Metabasis Therapeutics, Inc. as in-process research and development for which no alternative use exists.

      General and Administrative Expenses: General and administrative expenses were $5,562,000 for 2001 compared with $11,566,000 for 2000, a decrease of $6,004,000 or 52%. These expenses include corporate allocations from Valeant of $3,594,000 for 2001 and $10,098,000 for 2000. Legal expenses and professional fees were $876,000 for 2001 and $7,637,000 for 2000, a decrease of $6,761,000. The decrease of 71% in legal expenses and professional fees was mainly related to a decrease in activity involving SEC litigation against Valeant and the investigation by the U.S. Attorney’s Office of Valeant during 2001 as compared to 2000.

      Income Taxes: Our effective tax rate was 36% for 2001 compared to 37% for 2000. The decrease in the effective rate of 1% in 2001 is because the effective tax rate in 2000 reflects $4,625,000 of expenses not deductible for income taxes.

Liquidity and Capital Resources

      During the nine months ended September 30, 2003, cash provided by operating activities totaled $99,441,000 compared to $51,702,000 in 2002. The increase in operating cash flows is primarily due to a reduction of accounts receivable during the nine months ended 2003.

      Cash used in investing activities was $1,667,000 for the nine months ended September 30, 2003 compared to $1,641,000 in 2002. The investment in capital expenditures reflects the purchase of state-of-the-art research equipment and software to be used in research and development.

      Cash used in financing activities was $54,996,000 for the nine months ended September 30, 2003 compared to $777,000 in 2002. Cash used in financing in 2003 reflects a repayment of the full outstanding principal balance due to Valeant on the line of credit. In 2002, cash used in financing activities reflects payment of our excess earnings to Valeant.

      During the year ended December 31, 2002, cash provided by operating activities totaled $81,916,000 compared to $44,546,000 in 2001. The increase in operating cash flows primarily reflects the increase in royalty revenues in 2002 compared to 2001.

      Cash used in investing activities was $2,943,000 for the year ended December 31, 2002 and $6,358,000 for the same period in 2001. The investment in capital expenditures reflects the purchase of state-of-the-art research equipment to be used for research and development.

      Cash used in financing activities was $777,000 for the year ended December 31, 2002 compared to $38,188,000 for the same period in 2001. In 2002, cash used in financing activities reflects net cash retained by Valeant of $34,223,000 offset by borrowings of $35,000,000 on the line of credit from Valeant.

      At the time of the IPO, Valeant agreed to provide us with working capital financing which we could draw upon until August 31, 2002. We had an outstanding borrowing of $35,000,000 from Valeant under the credit facility, payable on or before December 31, 2003, which was required to fund the initial operations of us after the IPO. Interest is charged based upon LIBOR (1.37% at December 31, 2002) plus 200 basis points.

      Management believes our existing cash and cash equivalents and funds generated from royalties will be sufficient to meet our operating requirements at least through September 30, 2004 and to fund the continued development of our research and development programs, as well as potential acquisitions and capital expenditures for the medium term.

      On February 7, 2003, Schering-Plough entered into a license agreement with a generic pharmaceutical company, Three Rivers Pharmaceuticals, L.L.C., or Three Rivers, which granted to Three Rivers a non-exclusive, non-sublicensable license to Schering-Plough’s U.S. ribavirin patents. The outcome of the dispute regarding royalties from the indigent marketing program and the effect of Schering-Plough’s license to Three Rivers could have a negative impact on our future royalty revenue.

      No royalties under the Roche agreement were earned by or paid to us in fiscal year 2002. We understand that Roche may sell ribavirin at prices below those charged by Schering-Plough. If that were to occur, we could experience a decline in royalty revenues from Schering-Plough, and it is uncertain if royalty revenues from Roche will offset the effect of any such decline

      As a result of the IPO, we became jointly and severally liable for the principal and interest obligations under $525,000,000 of 6 1/2% convertible subordinated notes due 2008 issued by Valeant in July 2001. In July and August 2002, Valeant repurchased $59,410,000 principal amount of the notes. As between us and Valeant, Valeant agreed to make all interest and principal payments on the notes and to make any payments due upon a change of control of Valeant or us (upon a change of control of us, as defined in the indenture governing the notes, we must make an offer to repurchase all of the notes). We do not expect our obligations under the notes to have an impact on our liquidity or capital resources. The obligation and accrued interest payable under the notes are recorded as a receivable from Valeant within stockholder’s equity, which offsets the related debt in long-term liabilities and interest payable in current liabilities. This receivable from Valeant will remain as a component of our equity to the extent that an obligation for principal and interest for these notes remains outstanding or until Valeant can no longer make principal and interest payments as discussed above.

      In November 2003, Valeant issued $240,000,000 aggregate principal amount of 3.0% convertible subordinated notes due 2010 and $240,000,000 aggregate principal amount of 4.0% convertible subordinated notes due 2013, which were issued as two series of notes under a single indenture among Valeant, Ribapharm and the trustee. Ribapharm is a co-obligor on both series of notes but only for so long as Ribapharm has outstanding obligations under the 6 1/2% convertible subordinated notes due 2008, which were issued under an earlier indenture among Valeant, Ribapharm and the trustee. In November 2003, Valeant repurchased $139,598,000 of the 6 1/2% convertible subordinated notes in a private repurchase.

      In December 2003, Valeant issued $300,000,000 aggregate principal amount of 7.0% senior notes due 2011. Ribapharm is a co-obligor, but only so long as Ribapharm has outstanding obligations under the 6 1/2% convertible subordinated notes due 2008, which were originally issued under an indenture among Valeant, Ribapharm and a trustee.

      We have a lease agreement with Valeant provides for a lease payment of $5,000,000 per year, plus consumer price index increases, for five years, with a five-year option to renew. The lease expires in April 2007. The lease is accounted for as an operating lease by us. In connection with the lease agreement, we pay Valeant, in addition to the lease payment, for our pro rata portion of common charges for the building.

      In connection with the resignations of our three former executives on January 22, 2003, and in accordance with the terms of the executives’ pre-existing employment agreements, we became obligated to make cash payments to the executives’ totaling $5,334,000 in the aggregate, and may be required to make additional cash payments covering any excise tax payable under the Internal Revenue Code in connection with such payments. The $5,334,000 in severance payments is accrued at December 31, 2002. We also incurred approximately $696,000 and $86,000 in related legal costs and professional services, respectively, which are also included in our financial results for the year ended December 31, 2002. In addition, the vesting of options granted to the executives pursuant to our 2002 Stock Option and Award Plan was accelerated in accordance with provisions in their employment agreements; however, such options were not “in-the-money” and therefore were not recognized as compensation expense in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Employee Stock Options.” These former executives terminated their employment with us as part of the settlement of litigation between us and Valeant.

Costs of Products in Development

      We expect our research and development expenses to increase in the future, of which a large percentage will be to support product development programs for Viramidine and Hepavir B. For Viramidine, we conducted a Phase 2 study, which enrolled a total of 180 patients. The study also included an interim analysis performed on the first 160 patients who received at least 12 weeks therapy. Analysis of the 12-week data showed that Viramidine, in combination with a pegylated interferon, produced a clinically significant reduction in viral load. In addition, Viramidine, when compared with ribavirin, produced approximately half the drop in hemoglobin levels at treatment week four, which was maintained through week 12. We drafted a protocol for the Phase 3 program for Viramidine and met with the FDA in September 2003 to discuss preliminary Phase 2 data and to discuss the possibility of early commencement and design of Phase 3 clinical trials in the United States and Europe. After that meeting we decided to initiate Phase 3 studies of Viramidine. The Phase 3 program will consist of two global studies in 80 sites with approximately 1,000 patients in each study. The studies will compare Viramidine and ribavirin, each in conjunction with a pegylated interferon. Our external research and development expenses for Viramidine are approximately $15,142,000 from inception through September 30, 2003.

      We initiated a Phase 1 clinical trial of Hepavir B in Europe in August 2002, and filed an IND application with the FDA in October 2002. We initiated a Phase I multiple rising dose safety trial in the United States in January 2003 and patient enrollment is progressing as planned. Additionally, we identified specific investiga-

tors in Asia to conduct a similar multiple dose safety trial in anticipation of conducting Phase 2 trials in that region. Our external research and development expenses for Hepavir B are approximately $12,643,000 (including a milestone payment of $1,100,000) from inception through September 30, 2003.

      It is not unusual for the clinical development of these types of products to take five years or more and to cost over $200,000,000. The time and cost of completing the clinical development of these product candidates will depend on a number of factors, including the disease or medical condition to be treated, clinical trial design, availability of patients to participate in trials and the relative efficacy of the product versus treatments already approved and whether or when we license the product candidates to third parties. Due to these many uncertainties, we are unable to estimate the length of time or the costs that will be required to complete the development of these product candidates. In addition, we cannot provide assurance that these product candidates will receive regulatory approval for use for the proposed indications or that these product candidates will be commercially successful.

Inflation and Changing Prices

      The effects of inflation are experienced by us through increases in the cost of services and raw materials.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

      Our business and financial results are affected by fluctuations in world financial markets, only to the extent that sales of ribavirin by Schering-Plough and Roche are subject to changes in foreign currency exchange rates which affect the amounts of derivative royalty fees paid to us. We do not hold any significant amount of market risk sensitive instruments whose value is subject to market price and currency risks.

      In the normal course of business, we also face risks that are either non-financial or non-quantifiable. Such risks principally include credit risk and legal risk and are not discussed or quantified in the following analysis.

      Interest Rate and Currency Risks: We do not hold financial instruments for trading or speculative purposes. Our financial assets are not subject to significant interest rate risk due to their short duration. Our principal financial liabilities that are subject to interest rate risk are Valeant’s fixed-rate long-term debt (principally our 6 1/2% Subordinated Convertible Notes due 2008) that we are co-obligor on totaling $465,590,000 as of September 30, 2003. We do not use any derivatives or similar instruments to manage our interest rate risk. A 100 basis-point increase in interest rates (approximately 15% of our weighted average interest rate on fixed-rate debt affecting our financial instruments would have an immaterial effect on our nine month and third quarter 2003 pretax earnings. However, such a change would reduce the fair value of our fixed-rate debt instruments by approximately $16,700,000 as of September 30, 2003.

DIRECTORS AND EXECUTIVE OFFICERS

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

      Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors.

Name	Age	Title

Dr. Kim David Lamon, M.D., Ph.D.	51	President and Chief Executive Officer
William M. Comer, Jr., CPA	47	Vice President and Chief Financial Officer
Mel D. Deutsch, Esq	54	Vice President and General Counsel
Eileen C. Pruette	45	Director
Bary G. Bailey	45	Director
Robert W. O’Leary	60	Director
Timothy C. Tyson	51	Director

      DR. KIM DAVID LAMON has been our President and Chief Executive Officer since January 23, 2003. Previously, he had been the president of SciPharma Consulting LLC, which he founded in 1999. From 1994 to 1999, he held senior research and clinical positions at Covance, Inc., Corning Clinical Laboratories, and Corning Life Sciences, Inc. Dr. Lamon also serves on the scientific advisory board of Vivometrics, Inc. and as Adjunct Assistant Professor of Pharmacology at Thomas Jefferson University School of Medicine. Dr. Lamon served as a director of Valeant from August 1, 2002 until May 22, 2003.

      WILLIAM M. COMER, JR. has been our Vice President and Chief Financial Officer since January 23, 2003. From 1996 through 2002, Mr. Comer served as Chief Financial Officer, Vice President of Financial Analysis, and Director of Operations Support of Premier Practice Management, Inc., a national physician practice management company based in San Diego, California. His responsibilities encompassed financial, administrative and operations management functions, as well as consulting, valuations, and mergers and acquisitions services.

      MEL D. DEUTSCH, ESQ. has been our Vice President and General Counsel since January 23, 2003. From 1996 through 2002, Mr. Deutsch served as President and Chief Executive Officer, and Executive Vice President and General Counsel of Premier Practice Management, Inc., where he managed all legal affairs and oversaw the legal implications of physician practice acquisitions. Before that time, Mr. Deutsch was chief legal officer for a network of California hospitals owned by American Medical International, Inc., providing legal counsel in health law, corporate and general business areas. From August 2002, Mr. Deutsch has provided consulting services to Valeant, which include reviews of regulatory matters and disposals of certain business segments.

      BARY G. BAILEY is the Chief Financial Officer and Executive Vice President of Valeant. Mr. Bailey served as Executive Vice President, Pharmacy and Technology, of PacifiCare Health Systems, Inc., a provider of managed care services to approximately 5 million members, from 2000 to 2002. In that capacity, Mr. Bailey was responsible for managing approximately 1500 employees in both operations and technology. From 1995 to 2000, he was Executive Vice President and Chief Financial Officer of Premier, Inc.

      ROBERT W. O’LEARY is the Chairman of the Board and Chief Executive Officer of Valeant. Mr. O’Leary was the Chairman and Chief Executive Officer of the Sagamore Group, a firm specializing in spin-offs and corporate reorganizations in the service sector, from March 2001 to June 2002. From July 2000 until October 2000, Mr. O’Leary was President and Chief Executive Officer of PacifiCare Health Systems, Inc., a managed health services company. Mr. O’Leary was Chairman and Chief Executive Officer of Premier, Inc., a strategic alliance of not-for-profit health care and hospital systems from January 1996 to August 1998, and continued to serve as Chairman from September 1998 to June 2000.

      EILEEN C. PRUETTE is the General Counsel and Executive Vice President of Valeant. She was the Vice President, U.S. Legal and Global Intellectual Property, for Sony Ericsson Mobile from October 2001 until March 2003. From 1996 to 2001, Ms. Pruette served as general counsel at Ericsson Inc. for a number of its operating groups. From 1990 to 1995, Ms. Pruette served at GlaxoSmithKline, where she provided legal support for commercial operations while rendering regulatory, commercial and employment law counsel.

      TIMOTHY C. TYSON is the President and Chief Operating Officer of Valeant. Mr. Tyson served as President of Global Manufacturing and Supply for GlaxoSmithKline plc from June 1998 to November 2002. In that capacity, he was responsible for managing 115 manufacturing sites and 42,000 employees in 42 countries. From 1997 to 1998, he was GlaxoSmithKline’s Vice President and General Manager of Business Operations.

      None of the executive officers or directors is related by blood, marriage or adoption to any other executive officer or director.

Other Corporate Staff

      JULIA AMO — Senior Director, Business Operations. Ms. Amo joined us in May 2003. Prior to joining us, from 1999 to May 2003, Ms. Amo ran a business operations consulting business where she consulted to pharmaceutical and clinical research organization clients on business planning, operations strategy, budget planning and management and outsourcing strategy. From 1997 to 1999, she was Executive Director of Business Operations and Business Director of Health Economics/ Outcome Services for Covance, Inc. Prior to joining Covance, Ms. Amo was Director of Contract and Project Administration for the Institute for Biological Research and Development, where she was in charge of evaluating, restructuring and overseeing project management functions. Ms. Amo was a registered nurse from 1983 to 1990, specializing in acute trauma and cardiac surgical intensive care.

      DR. WILLIAM L. SCHARY, RAC, PH.D. — Vice President, Regulatory Affairs. Dr. Schary joined us from Cellegy Pharmaceuticals, Inc., where he served as Vice President, Regulatory Affairs and Quality. From 1999 to 2001, Dr. Schary was Vice President, Regulatory Affairs and Quality Assurance, for Aronex Pharmaceuticals, Inc. He previously held positions in regulatory affairs and quality assurance for a number of pharmaceutical companies, including Takeda America Research and Development Center, Inc., CoCensys, Inc., Eastman Pharmaceuticals and DuPont Pharmaceuticals, and worked as a reviewing scientist at the US Food and Drug Administration.

Scientific Staff

      DR. RENE BRAECKMAN, PH.D. — Vice President, Project Management. Dr. Braeckman joined us in March 2003 from RABpharma LLC, a consulting firm for the pharmaceutical industry, where he was Founder and President from 2002 to 2003. Dr. Braeckman served as a core member of several discovery and development teams and contributed to the preclinical and clinical sections of several successful IND/CTX and NDA/BLA filings across a broad array of therapeutic areas including metabolic diseases, cancer, cardiovascular disease, thrombosis, antimicrobials, sepsis and CNS diseases, including both small molecule drugs and biologics. He is an expert in preclinical and clinical pharmacokinetics and pharmacodynamics, with broad experience in preclinical and clinical drug development, including areas of pharmacology, toxicology, project management and strategic planning. Dr. Braeckman has been responsible for leading and managing the planning, initiation and execution of preclinical development activities with new drug candidates leading to IND filings. He has experience in the preclinical evaluation of possible drug candidates at the discovery stage and in the selection and management of contract research organizations for preclinical and early clinical development activities. Prior to serving as President of RABPharma LLC, Dr. Braeckman served as Vice President, Drug Development for Pan Pacific Pharmaceuticals, Inc. from 2000 to 2002; Vice President, Pharmaceutical Development for Ceptyr, Inc. from 1999 to 2000; and Senior Director, Pharmacokinetics and Preclinical Development for Chiron Corporation from 1993 to 1999.

      VICTOR BRANTL, M.D. — Vice President, Research and Development, Europe. Dr. Brantl joined us in January 2002 and is based in Basel, Switzerland. He has 20 years of experience in the pharmaceutical industry in large, medium and small pharmaceutical companies. Prior to joining us, Dr. Brantl worked in research at the Max-Planck Institute for Psychiatry in Germany, at Biodor Holding AG, Switzerland and at Siegfried Ltd, Switzerland.

      DR. HUMBERTO FERNANDEZ — Vice President, Clinical Affairs. Dr. Fernandez has been at Valeant since April 1972. Dr. Fernandez was Valeant’s Vice President of Medical and Regulatory Affairs from May 1995 to May 2001, where he was responsible for clinical research worldwide. His work with Valeant spans more than 30 years during which he designed and implemented the studies that led to the regulatory approval for Virazole® Aerosol, and has been responsible for designing and implementing Phase 1, 2 and 3 clinical studies in the United States and Europe for anti-viral anti-cancer agents.

      DR. ZHI HONG, PH.D. — Vice President, Drug Discovery. Dr. Hong joined us in June 2000 from Schering-Plough Research Institute, where he was employed from April 1992. He worked in Schering-Plough’s Department of Antiviral Therapy, where he held the titles of Section Leader from March 2000 until June 2000, Principal Scientist from January 1998 to March 2000, Associate Principal Scientist from January 1996 to January 1998, and Senior Scientist from April 1994 to December 1995. He was a post-doctoral fellow prior to that time.

      DR. CHIN-CHUNG LIN, PH.D. — Vice President of Drug Development. Dr. Lin joined us in May 2000 from Schering-Plough Research Institute, where he was employed from January 1984. He served as a Senior Research Fellow — Exploratory Drug Metabolism from April 1998 to April 2000, and Senior Associate Director — Exploratory Drug Metabolism from July 1992 to March 1998. He held various other positions at Schering-Plough prior to that time.

      ROBERT ORR — Senior Director, Chemistry, Manufacturing and Controls. Mr. Orr joined us in 1986 from Interpor International, where he was employed from 1985. He worked as production manager in Viratek, Inc. from 1984 to 1985. From 1982 to 1984, he worked as manufacturing and process engineer in Beckman Instruments, Inc. From 1979 to 1982, he worked as a chemist in ICN Pharmaceuticals.

      DR. GEORGE C. YU, PH.D. — Vice President, Biometrics. Dr. Yu joined us in 2001 from Agouron/ Warner-Lambert/ Pfizer, where he was Senior Director, Biostatistics and Data Management, from 1996 to 2001. From 1994 to 1996, Dr. Yu was Executive Director of Biometrics for Ligand Pharmaceuticals, Inc. Dr. Yu previously held numerous positions where he was responsible for biostatistical and data management for various pharmaceuticals companies, including Rhone-Poulenc Rorer Pharmaceuticals, Bristol-Myers Squibb, American Home Products, Revlon Health Care Group and Roche Laboratories.

EXECUTIVE COMPENSATION

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

      Except as otherwise noted, references in this section to common stock or options to purchase common stock refer to the common stock of Ribapharm and options to purchase such stock. When we became a wholly owned subsidiary of Valeant in August, 2003, all of our outstanding stock options were exchanged for Valeant stock options. The conversion ratio to convert Riabpharm options to Valeant options was .4051, such that each 10,000 Ribapharm options were converted into 4,051 Valeant options. The conversion ratio for the exercise price was 2.4688, such that Ribapharm options with an exercise price of $10 were converted into Valeant options with an exercise price of $24.69.

      Except as noted, all information regarding stock options in this section refers to options to purchase our common stock before their exchange for Valeant stock options.

Summary Compensation Table

      The following table sets forth the annual and long-term compensation awarded to or paid to (i) the person serving as our Chief Executive Officer during 2002, and (ii) our two other executive officers who were serving as executive officers during the fiscal year ended December 31, 2002 (together, the “Named Executive Officers”), for services rendered to us and Valeant in all capacities during the year ended December 31, 2002, and for services rendered to Valeant in all capacities during the years ended December 31, 2001 and December 31, 2000. Dr. Lamon and Messrs. Comer and Deutsch, our current executive officers, were not executive officers of Ribapharm or Valeant at any time during the fiscal years ended December 31, 2002, December 31, 2001 or December 31, 2000.

				Long-Term
				Compensation
	Annual Compensation
				Securities Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Options (#)(1)	Compensation ($)(2)

Dr. Johnson Y. N. Lau(3)	2002	359,463	406,500	1,459,300	1,282,344	(4)
Chairman and Chief	2001	257,250	305,000	75,000	804
Executive Officer	2000	207,936	75,000	75,000	78,221
Roger D. Loomis, Jr.(5)	2002	250,000	155,000	449,000	548,147	(6)
Senior Vice President,	2001	31,250	—	100,000	—
General Counsel and	2000	—	—	—	—
Secretary
Thomas Stankovich(7)	2002	180,950	167,000	421,700	102,785	(8)
Senior Vice President and	2001	164,500	123,596	20,000	1,525
Chief Financial Officer	2000	158,000	68,300	—	1,221

(1)	Includes grants of options to purchase shares of common stock during the year indicated under our 2002 Stock Option and Award Plan (the “Option Plan”) and Valeant’s Amended and Restated 1998 Stock Option Plan (the “Valeant Option Plan”). Options granted in 2002 are from the Option Plan. Options granted in 2001 and 2000 are from the Valeant Option Plan. A portion of the Valeant options were surrendered. As a result of the 2002 Annual Meeting of Stockholders of Valeant, three persons nominated by Franklin Mutual Advisors, LLC and Iridian Asset Management, LLC were elected to the Board of Directors of Valeant. The results of the 2002 election, together with the results of the 2001 Annual Meeting of Stockholders of Valeant, constituted a change in control (the “Change in Control”) under the terms of the Option Plan and the Valeant Option Plan. As a result of the Change in Control, all options then outstanding under the Valeant Option Plan, including options granted to the Named Executive Officers, vested immediately and became fully exercisable. In addition, as discussed below, options granted to the Named Executive Officers under the Option Plan vested as a result of the Change in Control and the subsequent separation of the Named Executive Officers’ employment in January 2003 and are exercisable.

(2)	As a result of the Change in Control, all nonqualified options then outstanding under the Valeant Option Plan (including those held by the Named Executive Officers) became eligible for surrender for cancellation for a cash payment equal to the excess of the fair market value of the aggregate shares of Valeant common stock subject to the option (based on $32.50 per share, the highest closing price for the common stock on the New York Stock Exchange during the 90 days preceding the Change in Control) over the aggregate purchase price for the stock. The amounts presented in the table include payments received by the Named Executive Officers from Valeant upon surrender of options under the Valeant Option Plan.

(3)	Dr. Lau served as Senior Vice President, Research and Development for Valeant effective March 2000. He resigned from that position and was appointed as our President and Chief Executive Officer and a director upon completion of the initial public offering of our Common Stock on April 17, 2002, and was appointed Chairman in November 2002. He resigned as a director and employee of Ribapharm effective January 22, 2003.

(4)	Consisted of the following: Payment for surrender of options under the Valeant Option Plan upon Change in Control ($1,276,038); Ribapharm-paid premiums for executive life insurance ($804); and matching contributions to our 401(k) plan ($5,502).

(5)	Mr. Loomis served as Senior Vice President, Law of Valeant. Effective November 2001, he resigned from that position and was appointed our Senior Vice President, General Counsel and Secretary effective April 17, 2002, and resigned as an employee of Ribapharm effective January 22, 2003.

(6)	Consisted of the following: Payment for surrender of options under the Valeant Option Plan upon Change in Control ($547,595); and Ribapharm-paid premiums for executive life insurance ($552).

(7)	Mr. Stankovich served as Vice/ President/ Finance and Controller, Valeant Europe, and AAA from 1996. He resigned that position and was appointed our Senior Vice President and Chief Financial Officer effective April 17, 2002, and resigned as an employee of Ribapharm effective January 22, 2003.

(8)	Consisted of the following: Payment for surrender of options under the Valeant Option Plan upon Change in Control ($96,210); Ribapharm-paid premiums for international life insurance ($965); Ribapharm-paid premiums for executive life insurance ($153); and matching contributions to Ribapharm’s 401(k) plan ($5,457).

Subsequent Events

      On January 22, 2003, we entered into a Settlement Agreement (the “Settlement Agreement”) with Valeant, the Named Executive Officers and our former directors, other than Dr. Smith, dismissing certain litigation among the parties. Under the terms of the Settlement Agreement, Dr. Lau and Messrs. Loomis and Stankovich released us and Valeant from claims related to their employment, except for claims related to certain provisions of their Employment Agreements which survived termination; rights under stock option agreements with either us or Valeant; and other specified rights. The three executives also received severance payments they were entitled to under their Employment Agreements in the following amounts: Dr. Lau ($2,519,500); Mr. Stankovich ($1,081,000); and Mr. Loomis ($1,195,000), and also received accrued compensation for services performed through termination of employment in the following amounts: Dr. Lau ($76,535); Mr. Stankovich ($34,775); Mr. Loomis ($35,440). As contemplated by their Employment Agreements, each executive is eligible to continue to receive certain benefits after termination of employment, and all options to purchase shares of our common stock or Valeant common stock held by the executives vested and will become exercisable on the original terms of the options, subject to certain restrictions on the exercisability of options to purchase our common stock. See “Option Grant Information.” We remain obligated to make additional cash payments covering excise taxes payable by the executives under Section 4999 of the Internal Revenue Code in connection with such payments. See “Certain Employment Agreements and Arrangements — Prior Executive Officers.”

      Pursuant to the Settlement Agreement, on January 23, 2003, Dr. Lamon was appointed President and Chief Executive Officer, Mr. Comer was appointed Vice President and Chief Financial Officer and Mr. Deutsch was appointed Vice President and General Counsel. On February 21, 2003, we granted the following options to purchase common stock to our executive officers: Dr. Lamon 1,000,000 shares; Mr. Comer 200,000 shares, and Mr. Deutsch 200,000 shares. The exercise price of the options is $4.65 per share, the fair market value of the common stock on the date of the grant.

Option Grant Information

      The following table sets forth information with respect to options to purchase shares of common stock granted to Named Executive Officers in 2002.

Option Grants in 2002

	Number of	Percent of
	Securities	Total Options
	Underlying	Granted to			Grant Date
	Options	Employees in	Exercise Price		Present
Name	Granted(1)	2002(2)	($/Share)	Expiration Date	Value ($)(3)

Johnson Y. N. Lau	1,200,000	30.4%	$10.00	4/11/12	7,114,080
Johnson Y. N. Lau	259,300	6.6%	$5.60	12/4/12	860,850
Roger D. Loomis, Jr.	350,000	8.9%	$10.00	4/11/12	2,074,940
Roger D. Loomis, Jr.	99,000	2.5%	$5.60	12/4/12	328,670
Thomas Stankovich	350,000	8.9%	$10.00	4/11/12	2,074,940
Thomas Stankovich	71,700	1.8%	$5.60	12/4/12	238,037

(1)	All options were granted pursuant to our Option Plan. The options have ten-year terms, and vest and become exercisable according to the following schedule: 25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. Upon a “change in control” (as such term is defined under the Named Executive Officers’ employment agreements), these options will vest immediately and become fully exercisable. Notwithstanding the foregoing, the Compensation Committee may accelerate the vesting and/or exercisability of options at any time. All options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

The election of directors at the 2002 and 2001 Annual Meetings of Stockholders of Valeant resulted in a “change in control”. As a result, upon termination of their employment in January 2003, the options granted to Dr. Lau and Messrs. Stankovich and Loomis presented in the table vested, and are now fully exercisable. The options may be exercised at any time prior to the expiration date.

(2)	A total of 3,942,050 options were granted to employees, including the Named Executive Officers, during 2002.

(3)	Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The estimated values under that model are based on assumptions as to variables such as risk free interest rate (2.55%), stock price volatility (77%), weighted-average life in years (4.17) and the weighted-average fair value of the option granted ($5.28). The expected dividend yield per share was not used in this calculation since we currently do not pay dividends and do not anticipate paying dividends in the foreseeable future. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information regarding (i) stock option exercises by the Named Executive Officers during 2002 and (ii) unexercised stock options held by the Named Executive Officers at December 31, 2002:

Aggregated Option Exercises in 2002

and December 31, 2002 Option Values(1)

			Number of Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
			December 31, 2002 (#)		December 31, 2002 ($)(2)
	Shares Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable(3)	Exercisable	Unexercisable(3)

Johnson Y. N. Lau	—	—		1,459,300	—	246,335
Roger D. Loomis, Jr.	—	—		449,000	—	94,050
Thomas Stankovich	—	—		421,700	—	68,115

(1)	Each of the Named Executive Officers served as an officer of Valeant prior to the initial public offering of our common stock and received options to purchase Valeant common stock pursuant to the Valeant Option Plan. As of December 31, 2002, the Named Executive Officers also held options to purchase the following amounts of Valeant common stock: Dr. Lau (23,673 shares); Mr. Loomis (15,364 shares); and Mr. Stankovich (77,542 shares).

(2)	Based upon the fair market value of the shares of common stock on December 31, 2002 ($6.55), less the exercise price payable per share.

(3)	These options vested as a result of the Change in Control and subsequent termination of the employment of the Named Executive Officers in January 2003, and are exercisable. See “Certain Employment Agreements and Arrangements — Prior Executive Officers.”

Compensation of Directors

      In 2002, we adopted the 2002 Amended and Restated Non-employee Director Retainer Fee Plan (the “Director Plan”). The Director Plan was intended to further our growth, development and financial success by strengthening our ability to attract and retain experienced and knowledgeable non-employee directors. Pursuant to the Director Plan, directors who were not also employees of Ribapharm received a quarterly fee of $7,500 payable at the end of each calendar quarter. Prior to February 2003, the Director Plan provided that such directors received one-half of their fees in cash and one-half in common stock, and were entitled to elect to receive such fees in varying portions of cash or common stock. If the fee was paid in common stock, the number of shares paid to the director was determined by dividing the amount of the fee by the fair market value of the Common Stock on the payment date. Shares were fully vested upon issuance.

      In February 2003, the Board amended the Director Plan to provide that all fees would be paid in cash. Committee chairmen also became entitled to receive an additional $1,000 per quarter. Each non-employee director also became entitled to receive $1,000 for each board and committee meeting attended, and reimbursement of reasonable expenses incurred to attend board and committee meetings.

      Non-employee directors were also eligible to receive options to purchase common stock under the Option Plan as compensation for services as directors. The Option Plan provided for each new non-employee director to receive options to purchase 15,000 shares of common stock, and for directors to receive an annual grant of 15,000 shares after each annual stockholder meeting. Options were granted at the fair market value of the common stock on the date of grant. These options have ten year terms, and vest in four equal parts beginning one year following the date of grant and on each subsequent anniversary of the date of grant.

      Messrs. Paracka, Costa, Pieczynski and Boron received options to purchase 15,000 shares of common stock on January 23, 2003, at an exercise price of $6.45 per share. Dr. Dimitriadis received options to purchase 15,000 shares of common stock on February 21, 2003 at an exercise price of $4.65 per share.

      At the time of the initial public offering of the common stock in April 2002, each non-employee director, other than Dr. Roger Guillemin, received options to purchase 15,000 shares of common stock at the initial public offering price. These options vested upon the Change in Control triggered by the election of Valeant’s directors at Valeant’s 2002 and 2001 Annual Stockholders’ Meetings, as described above, and remain exercisable into shares of Valeant common stock until March 30, 2004.

      Effective August 2003, the Director Plan was terminated, and our directors no longer receive compensation for services as such.

Certain Employment Agreements and Arrangements

Current Executive Officers

      Effective January 2003, we entered into a two-year employment agreement with Dr. Lamon pursuant to which Dr. Lamon has been engaged as our President and Chief Executive Officer. We are obligated to pay Dr. Lamon an annual salary of $425,000 or such greater amount as the Board of Directors may approve from time to time (the “Base Salary”). Under the terms of the employment agreement, Dr. Lamon also received a signing bonus in the amount of $400,000. Dr. Lamon is obligated to repay the signing bonus if he terminates his employment with us without good reason (as defined) or if we terminate his employment for cause (as defined) prior to January 2005. Dr. Lamon is eligible for an annual performance bonus of between 80% and 160% of the Base Salary based on certain performance targets, except that the bonus for fiscal year 2003 has been guaranteed at $340,000. In accordance with the terms of his employment agreement, Dr. Lamon received an option under the Option Plan to purchase 1,000,000 shares of common stock at a per share price of $4.65, which vests 25% on each of the first four anniversaries of his start date. We also are obligated to reimburse Dr. Lamon for all costs incurred in maintaining his existing residence, through January 2004, plus a gross up of taxes payable on such amounts to the extent they are not deductible by Dr. Lamon in connection with his personal income taxes.

      If Dr. Lamon’s employment is terminated by us without cause or by Dr. Lamon for good reason, or if we do not renew the agreement after the end of its then current term, then Dr. Lamon will be entitled to receive a payment equal to two times the sum of the Base Salary plus the average of the annual cash bonus received over the prior two fiscal years (the “Bonus Amount”); provided, that Dr. Lamon will only be entitled to such payments if he agrees not to compete with us or engage in certain other prohibited activities for a period of one year following his termination. If Dr. Lamon’s employment is terminated as a result of his death or disability, then he or his beneficiaries will receive a pro rated bonus for the year of termination, and his initial stock option will immediately vest in full. If Dr. Lamon’s employment is terminated by us without cause or by Dr. Lamon for good reason within 12 months following a change in control, he will be entitled to (i) life insurance, disability, health benefits and, if we adopt an excess retirement plan which covers him, a retirement benefit for the lesser of two years or until his 65th birthday, (ii) an amount equal to three times the sum of the Base Salary plus the Bonus Amount and (iii) immediate vesting of all of his outstanding stock options. For purposes of the foregoing severance payments and benefits, change in control includes both a change in control of Ribapharm and a change in control of Valeant. Change in Control is defined as: (i) the acquisition by any person of 30% or more of Ribapharm’s combined voting power; (ii) the failure of the Incumbent Board (as defined) to constitute  2/3 of the Board (unless the new directors were approved by  2/3 of the Incumbent Board); and (iii) approval by the stockholders of an agreement to sell all or substantially all of our assets or a merger or consolidation where the existing stockholders do not own more than 70% of the outstanding voting securities of the surviving corporation; provided, that none of the events in (i), (ii) or (iii) will constitute a change in control if Valeant continues to hold a majority of our outstanding voting securities. In addition, change in control is defined as (iv) liquidation or dissolution of Valeant; (v) the failure of Valeant’s Incumbent Board (as defined) to constitute  2/3 of the Valeant Board (unless the new directors were approved by  2/3 of the Incumbent Board); and (vi) approval by the stockholders of an agreement to sell all or substantially all of

Valeant’s assets or a merger or consolidation where the existing stockholders of Valeant do not own more than 70% of the outstanding voting securities of the surviving corporation, provided, that none of the events in (iv), (v) or (vi) will constitute a change in control if Valeant does not hold a majority of our outstanding voting securities.

      We also are obligated to reimburse Dr. Lamon for any excise tax imposed on compensation or benefits payable to him in connection with a change in control.

      Effective January 2003, we entered into two-year employment agreements with each of Messrs. Deutsch and Comer (each, an “Executive”) pursuant to which Messrs. Deutsch and Comer have been engaged by us as our Vice President and General Counsel, and Vice President and Chief Financial Officer, respectively. We are obligated to pay Messrs. Deutsch and Comer an annual salary of $225,000 and $185,000, respectively, or in each case, such greater amount as the Board of Directors may approve from time to time. Each Executive is eligible for an annual performance bonus of between 40% and 80% of their respective base salary. In accordance with the terms of the employment agreements, each Executive received a stock option to purchase 200,000 shares of common stock at a per share purchase price of $4.65, which vests 25% on each of the first four anniversaries of the grant start date. As described previously, outstanding Ribapharm options were converted into Valeant options in August 2003.

      If an Executive’s employment is terminated by us without cause (as defined) or by the Executive for good reason (as defined), or if we do not renew the agreement after the end of its then current term, then such Executive will be entitled to receive a payment equal to  1/2 the sum of the applicable base salary plus the average of the annual cash bonus received by such Executive over the prior two fiscal years (the “Bonus Amount”); provided, that the Executive will only be entitled to such payments if he agrees not to compete with us and engage in certain other prohibited activities for a period of one year following his termination. If an Executive’s employment is terminated as a result of his death or disability, then he or his beneficiaries will receive a pro rated bonus for the year of termination, and his initial stock option will immediately vest in full. If an Executive’s employment is terminated by us without cause or by Executive for good reason within 12 months following a change in control, he will be entitled to (i) life insurance, disability, health benefits and, if we adopt an excess retirement plan which covers him, a retirement benefit for the lesser of 6 months or until his 65th birthday, (ii) an amount equal to the sum of the Base Salary plus the Bonus Amount and (iii) immediate vesting of all of his outstanding stock options. For purposes of the foregoing severance payments and benefits, change in control is defined as: (i) the acquisition by any person of 30% or more of the combined voting power of Ribapharm; (ii) the failure of the Incumbent Board to constitute  2/3 of the Board (unless the new directors were approved by  2/3 of the Incumbent Board); (iii) approval by the stockholders of an agreement to sell all or substantially all of our assets or a merger or consolidation where the existing stockholders do not own more than 70% of the outstanding voting securities of the surviving corporation; and (iv) liquidation or dissolution of Valeant so long as Valeant holds a majority of our outstanding voting securities; provided, that none of the events described in (i), (ii) or (iii) will constitute a change in control if Valeant continues to hold a majority of our outstanding voting securities.

Prior Executive Officers

      We previously entered into employment agreements (“Prior Employment Agreements”) with the Named Executive Officers, which were intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Each agreement contained substantially identical terms, except that Dr. Lau’s agreement guaranteed that his cash compensation received during 2002, including cash compensation received from Valeant prior to the public offering of our common stock, would be at least $465,000. Each agreement had an initial term of three years, and automatically extended for successive one year terms unless we or the executive elected not to extend it.

      The Prior Employment Agreements provided for each executive to receive a severance payment equal to three times salary and bonus, and certain other benefits, including immediate vesting of all options or awards granted by us or Valeant, if the executive’s employment was terminated without cause, or if the executive terminated employment for certain enumerated reasons following a change of control (as defined below). The executive was under no obligation to mitigate amounts payable under the Prior Employment Agreements. On May 17, 2002, the Compensation Committee of the Board, as it was then constituted, approved amendments to the Prior Employment Agreements to provide for payment of such severance benefits if the executive terminated his employment with us for any reason or without reason during the sixty-day period commencing six months after a “change of control.” The amendments also provided that, if any payment made to the executives under the Prior Employment Agreements, together with any amounts or benefits otherwise paid or distributed to the executives by us or Valeant, become subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the executives will receive an additional payment sufficient to cover such taxes (and any excise or other taxes imposed on such additional payment).

      Under the terms of the Option Plan (unless an optionee’s employment agreement provides otherwise), if the optionee’s employment is terminated without cause following a “change in control,” options generally vest immediately, and are exercisable for a period of six months. For option holders whose employment is subject to the terms of an employment agreement (such as the Named Executive Officers and our current executive officers), a “change in control” under the Option Plan has the meaning set forth in the executive’s employment agreement. Under the Prior Employment Agreements, a “change in control” occurred if, among other things, the individuals serving on the existing board of directors of Valeant on May 1, 2001, and any new director (other than a director whose initial assumption of office is by reason of any agreement intended to avoid or settle any election contest or proxy contest or in connection with an actual or threatened contest, including but not limited to, a consent solicitation relating to the election of directors of Valeant) whose appointment or election by the Valeant Board, or nomination for election by Valeant’s stockholders, was approved or recommended by the affirmative vote of at least two-thirds of the Valeant directors who either were directors on May 29, 2001 or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority of Valeant’s board of directors.

      For optionees whose employment is not subject to an employment agreement, a “change in control” under the Option Plan generally means any of the following events:

•	the acquisition by any person of beneficial ownership of more than 25% of the combined voting power of our or Valeant’s outstanding voting securities, other than an acquisition directly by us or by Valeant, respectively;

•	the individuals serving on our board of directors as of April 17, 2002, or the board of directors of Valeant as of May 1, 2001, and any new director (other than a director whose initial assumption of office results from an actual or threatened election contest an actual or threatened solicitation of proxies or consents, or any agreement intended to avoid or settle any such election or proxy contest) whose appointment or election by the Board or nomination for election by our stockholders was approved or recommended by the affirmative vote of at least two-thirds of the directors then in office who either were directors on such date, or whose appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority of that board of directors;

•	the consummation of a merger or consolidation involving us or Valeant if our stockholders or the stockholders of Valeant, as applicable, immediately before the merger or consolidation do not, as a result of the merger or consolidation, own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from the merger or consolidation or the ultimate controlling person of that entity; or the members of our board of directors immediately prior to the execution of the agreement providing for such merger or consolidation do not constitute at least a majority of the members of the board of the corporation resulting from the merger or consolidation or the ultimate controlling person of the entity;

•	a complete liquidation or dissolution of Ribapharm, or Valeant, as the case may be, or the consummation of an agreement for the sale or other disposition of all or substantially all of the assets of the Ribapharm or Valeant, as the case may be.

      As described previously, the election of directors at the 2002 and 2001 Valeant Annual Stockholder Meetings resulted in a Change in Control under the Prior Employment Agreements. As a result, we became obligated to make severance payments to Dr. Lau and Messrs. Loomis and Stankovich upon termination of their employment in January 2003 in an aggregate amount of $4,795,500. Upon such termination, all options held by the executives vested and became exercisable after September 30, 2003 for the original term of the option. The executives may also be entitled to additional amounts if the payments under the Prior Employment Agreements and other amounts or benefits subject the executives to the excise tax imposed under Section 4999 of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

      We had a Compensation Committee (the “Committee”) during 2002, which was composed of Dr. John Vierling and Mr. Hans Thierstein, neither of whom is currently a director. No interlocking relationship between any member of the Board of Directors or the Committee and any member of the board of directors or compensation committee of any other company existed during 2002 or any prior year. We currently do not have a compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

      This portion of the prospectus provides information regarding Ribapharm. Within this section, “we,” “us” and “our” refer to Ribapharm.

      The following table sets forth certain information as of December 31, 2002 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance:

	Number of Securities	Weighted-Average	Number of Securities
	to be Issued upon	Exercise Price of	Remaining Available
	Exercise of	Outstanding	for Future Issuance
	Outstanding Options,	Options, Warrants	Under Equity
Plan Category(1)	Warrants and Rights	and Rights	Compensation Plans

Equity compensation plans approved by security holders	3,996,050	$8.91	18,503,950

(1)	Includes the 2002 Stock Option and Award Plan. We have no equity compensation plans which were not approved by our stockholders.

(2)	Excludes securities listed in “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”

DESCRIPTION OF THE NOTES

      We issued the notes under an indenture, dated as of November 19, 2003, among Valeant, as issuer, Ribapharm, as co-obligor, and The Bank of New York, as trustee. The notes and the shares of common stock issuable upon conversion of the notes are covered by a registration rights agreement. You may request a copy of the indenture, the form of certificates evidencing each series of the notes and the registration rights agreement from us at our address shown under the caption “Where You Can Find More Information.”

      The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes, the indenture (including the definitions of certain terms used in the indenture) and the registration rights agreement. Where particular provisions or defined terms of the indenture or forms of notes are referred to in this section, these provisions or defined terms are incorporated in this offering circular by reference.

      As used in this “Description of the Notes” section, unless the context indicates otherwise, “Valeant” refers solely to Valeant Pharmaceuticals International and not to its subsidiaries; “Ribapharm” refers solely to

Ribapharm Inc. and not to its subsidiaries; “we,” “our” and “us” refer to both Valeant and Ribapharm, jointly and severally; “3.0% notes due 2010” refers to the 3.0% Convertible Subordinated Notes due 2010; “4.0% notes due 2013” refers to the 4.0% Convertible Subordinated Notes due 2013; and “notes” refers to both the 3.0% notes due 2010 and the 4.0% notes due 2013.

General

      The notes are our unsecured subordinated obligations. Ribapharm shall remain an obligor on the notes, jointly and severally with Valeant, but only for so long as Ribapharm shall have outstanding obligations under the 6 1/2% Convertible Subordinated Notes due 2008 (the “6 1/2% notes”), originally issued under an indenture, dated as of July 18, 2001, among Valeant, Ribapharm and The Bank of New York, as trustee. The notes rank junior in right of payment to all our existing and future senior indebtedness, are structurally subordinated to all indebtedness and all liabilities of our subsidiaries (other than indebtedness and liabilities of Ribapharm for so long as Ribapharm is an obligor on the 6 1/2% notes), and rank pari passu in right of payment with our outstanding 6 1/2% notes, as described under “Subordination.” The notes are convertible into shares of our common stock as described under “Conversion of Notes.”

      The 3.0% notes were limited to $240,000,000 aggregate principal amount. The 4.0% notes due 2013 were limited to $240,000,000 aggregate principal amount. The notes were issued only in denominations of $1,000 and multiples of $1,000. The 3.0% notes due 2010 will mature on August 16, 2010 unless earlier converted or repurchased at your option upon a change in control. The 4.0% notes due 2013 will mature on November 15, 2013 unless earlier converted, redeemed by us at our option or repurchased at your option upon a change in control.

      Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, including senior indebtedness, or issuing or repurchasing our securities.

      You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “Purchase of Notes at Your Option Upon a Change in Control.” If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

      We will pay interest at the rate of 3.0% per annum on the 3.0% notes due 2010 on February 16 and August 16 of each year, beginning February 16, 2004, to record holders at the close of business on the preceding February 1 and August 1 as the case may be, and we will pay interest at the rate of 4.0% per annum on the 4.0% notes due 2013 on May 15 and November 15 of each year, beginning May 15, 2004, to record holders at the close of business on the preceding May 1 and November 1 as the case may be; provided, however, in case you convert any of your notes into Valeant’s common stock during the period after any record date but prior to the next interest payment date (except for any 4.0% notes due 2013 or portions of 4.0% notes due 2013 called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date and, with respect to notes to be repurchased upon a change in control, except to the extent that we have specified a date for repurchase of such notes upon a change in control that is after a record date and on or prior to the date that is one business day after the next interest payment date), such note must also be accompanied by an amount equal to the interest due on the interest payment date on the converted principal amount, unless at the time of conversion there is a default in the payment of interest on the notes. See “Conversion of Notes.”

      We maintain an office or agency in the Borough of Manhattan, The City of New York, for the payment of interest, which is currently an office or agency of the trustee. We may pay interest either:

•	by check mailed to your address as it appears in the note register,

•	or, if you are a holder with an aggregate principal amount in excess of $10 million, you shall be paid, at your written election, by wire transfer in immediately available funds to an account maintained by you in the United States.

      However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

      You may convert your notes, at your option, in whole or in part, into shares of Valeant common stock prior to the close of business on the final maturity date of the notes, subject to prior repurchase of the 3.0% notes due 2010 at the option of the holders in connection with a change in control (as defined below) and subject to prior redemption at our option, or prior repurchase at the option of the holders in connection with a change in control, of the 4.0% notes due 2013. If you have submitted your notes for repurchase upon a change in control, you may convert your notes only if you withdraw your repurchase election in accordance with the indenture. You may convert your notes in part so long as this part is $1,000 principal amount or an integral multiple of $1,000. If any notes are converted after a record date for any interest payment date and prior to the next interest payment date (except for notes or portions of any 4.0% notes due 2013 called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date and, with respect to notes to be repurchased upon a change in control, except to the extent that we have specified a date for repurchase of such notes upon a change in control that is after a record date and on or prior to the date that is one business day after the next interest payment date), the notes must be accompanied by an amount equal to the interest payable on the interest payment date on the converted principal amount, unless a default in the payment of interest exists at the time of conversion.

      The initial conversion rate for the notes is 31.6336 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of $31.61 per share), subject to adjustment as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to such fraction multiplied by the closing price of Valeant’s common stock on the trading day prior to the conversion date. We may also choose to deliver cash in lieu of shares of Valeant common stock upon conversion, or a combination of shares of Valeant’s common stock and cash, as described below under “Payment Upon Conversion.”

      If the notes are subject to repurchase following a change in control (as defined below), your conversion rights on the notes subject to repurchase will expire at the close of business on the last business day before the repurchase date or such earlier date as you present the notes for repurchase, unless we default in the payment of the repurchase price, in which case your conversion rights will terminate at the close of business on the date the default is cured and we repurchase the notes. If you have submitted your notes for repurchase upon a change in control, you may only convert your notes if you withdraw your election in accordance with the indenture.

      Your conversion rights on any 4.0% notes due 2013 called for redemption will expire at the close of business on the last business day before the redemption date, unless we default in the payment of the redemption price, in which case your conversion rights will terminate at the close of business on the date the default is cured and we redeem the 4.0% notes due 2013.

      To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program. To convert a definitive note into common stock, you must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

      The date you comply with these requirements is the conversion date under the indenture. When we have delivered shares of Valeant’s common stock issued on conversion of your notes, or cash in lieu thereof, together with any cash payment in lieu of a fractional share and any required interest payment, we will have satisfied all of our obligations with respect to the converted notes in full.

Conversion Rate Adjustments

      We will adjust the conversion rate if any of the following events occurs:

(1) Valeant issues common stock as a dividend or distribution to all or substantially all holders of its common stock;

(2) Valeant issues to all or substantially all holders of common stock certain rights or warrants to purchase our common stock, which rights or warrants are exercisable for not more than 60 days, at less than the sale price of Valeant’s common stock on the business day immediately preceding the time of announcement of such issuance; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration;

(3) Valeant subdivides or combines its common stock;

(4) Valeant distributes to all holders of its common stock, shares of its capital stock, evidences of indebtedness or assets, including securities, but excluding:

•	rights or warrants listed in clause (2) above;

•	dividends or distributions listed in clause (1) above; and

•	cash distributions listed in (5) below;

(an “Asset Distribution”), in which case, the conversion rate shall be adjusted so that the adjusted conversion rate shall equal the number determined by multiplying the conversion rate in effect on the record date with respect to the Asset Distribution by the fraction of “A/ B,” where “A” is equal to the last reported sale price of Valeant’s common stock on such record date, and “B” is equal to the last reported sale price of Valeant’s common stock on such record date minus the fair market value on such record date (as determined in good faith by our board of directors, whose determination shall be conclusive evidence of such fair market value) of the portion of the Asset Distribution applicable to one share of Valeant common stock;

(5) Valeant makes distributions to all or substantially all holders of shares of its common stock payable exclusively in cash, excluding any regular quarterly cash dividend on its common stock to the extent that such regular quarterly cash dividend does not exceed the dividend threshold amount described below; if the conversion rate is adjusted as described in this clause as a result of a distribution that is a regular quarterly dividend, the adjustment will be based on the amount by which the dividend exceeds the dividend threshold amount; if the conversion rate is adjusted as described in this clause as a result of a distribution that is not a regular quarterly dividend, the adjustment will be based on the full amount of the distribution;

the “dividend threshold amount” will initially be $0.0775 (Valeant’s current quarterly dividend rate); Valeant will adjust the dividend threshold amount for the same events that trigger an adjustment in the conversion rate, except that we will not adjust the dividend threshold amount for any regular quarterly cash dividend unless that regular quarterly cash dividend, when aggregated with other regular quarterly cash dividends paid within the prior 12 months that have not already been applied to adjust the dividend threshold amount, exceeds 7.5% of the average of the closing sale price of Valeant’s common stock during the ten trading days immediately prior to the declaration date of the dividend; or

(6) Valeant or one of its subsidiaries make a payment in respect of a tender or exchange offer for its common stock to the extent that the cash and fair market value of any other consideration included in such payment per share of its common stock exceed the first reported sale price per share of its common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (such a tender or exchange offer, a “Tender Offer”); provided, however, that the fair market value of any such non-cash consideration paid in respect of a tender or exchange offer for common stock shall not be taken into consideration in the foregoing calculation unless such value (to the extent it would result in an adjustment if considered) when aggregated with the value of all other non-cash consideration paid within the preceding three months and not considered as a result of this clause (to the extent that it would have resulted in an adjustment if it had been considered) would exceed 1% of Valeant’s market capitalization, in which case the value shall be considered, but only to the extent that the aggregated value referred to above exceeds 1% of Valeant’s market capitalization. If an adjustment is required to be made as set forth above, such adjustment would be calculated based upon the amount by which the aggregate consideration paid for Valeant’s common stock acquired in the Tender Offer exceeds the value of such shares based on the first reported sale price of its common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such Tender Offer.

      We will not make any adjustment if holders of notes participate in the transactions described above. We will agree in the indenture to maintain, at all times, sufficient authorized but unissued capital stock underlying the notes, including any adjustments to the conversion rate pursuant to (1) through (6) above.

      In addition, no adjustment in the conversion rate will be required unless the adjustment would require a change of at least 1% in the conversion rate then in effect; provided, however, that any adjustment that would otherwise be required to be made, even if the adjustment would require a change of less than 1% in the conversion rate then in effect, shall be carried forward and taken into account in any subsequent adjustment or in connection with any conversion of notes at redemption or maturity, as applicable.

      Upon conversion of the notes into shares of Valeant’s common stock, you will receive, in addition to shares of Valeant’s common stock, the rights under Valeant’s Rights Agreement, dated as of November 2, 1994, or any future rights plan, whether or not the rights have separated from the common stock at the time of conversion, and no adjustments to the conversion rate will be made.

      In the event of:

•	any reclassification of Valeant’s common stock;

•	a consolidation or merger to which we are a party; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of Valeant’s common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into Valeant’s common stock immediately prior to any of these events.

      You may in certain situations be deemed to have received a distribution subject to United States federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See “Certain United States Federal Tax Consequences.”

      We may, from time to time, increase the conversion rate for a period of at least 20 days if Valeant’s board of directors has made a determination that this increase would be in our best interests. Any such determination by Valeant’s board will be conclusive. We would give holders at least 15 days’ notice of any increase in the conversion rate. In addition, we may increase the conversion rate if Valeant’s board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of stock or rights. See “Certain United States Federal Tax Consequences.”

      Except as described above in this section, we will not adjust the conversion rate for any issuance of Valeant’s common stock or convertible or exchangeable securities or rights to purchase Valeant’s common stock or convertible or exchangeable securities.

Payment upon Conversion

      Upon conversion, we may choose to deliver shares of Valeant’s common stock, cash in lieu of shares of Valeant’s common stock, or a combination thereof, as described below.

Conversion on or Prior to the Final Notice Date

      In the event that we receive your notice of conversion on or prior to the date that is 20 days prior to maturity with respect to either series of notes or, if all or a portion of the 4.0% notes due 2013 have been called for redemption, the date that is 20 days prior to the redemption date (in either case, the “final notice date”), the following procedures will apply:

•	if we choose to satisfy all or any portion of our obligation to convert the notes (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following the conversion date (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you upon conversion, you may retract your conversion notice at any time during the two business day period following the final day of the cash settlement notice period (the “conversion retraction period”). No such retraction can be made after the cash settlement notice period (and a conversion notice shall be irrevocable) if we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares). Upon the expiration of a conversion retraction period, a conversion notice shall be irrevocable. If we elect to satisfy all or any portion of the conversion obligation in cash, and the conversion notice has not been retracted, then settlement (in cash, shares or in cash and shares) will occur on the business day following the final day of the 20 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”).

      Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate. In addition, we will pay cash for all fractional shares of common stock based on the last reported sale price of the common stock on the trading day immediately preceding the conversion date.

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of notes to be converted divided by $1,000, multiplied by (ii) the applicable conversion rate, and

•	the average last reported sale price of shares of Valeant’s common stock during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (the “cash amount”) and a number of shares of Valeant’s common stock equal to the greater of (i) zero and (ii) the excess, if any, of the number of shares calculated as if we elected to satisfy the entire conversion obligation in shares over the number of shares equal to the sum, for each day of the cash settlement averaging period, of (x) the cash amount divided by the number of days in the cash settlement averaging period, divided by (y) the last reported sale price of shares of Valeant’s common stock. In addition, we will pay cash for all fractional shares of common stock based on the average last reported sale price of the common stock during the cash settlement averaging period.

•	Additionally, if we are obligated to deliver shares to holders, then if on the date you submit your notice of conversion (i) you hold notes that are neither registered under the Securities Act nor immediately freely saleable pursuant to Rule 144(k) under the Securities Act and (ii) there exists a registration default as defined under “Registration Rights of Noteholders,” we will deliver to holders an additional number of shares equal to 3% of the number of shares calculated above.

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if Valeant’s common stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which Valeant’s common stock is then listed or, if Valeant’s common stock is not listed on a national or regional securities exchange, on the National Association of Securities Dealers Automated Quotation System or, if Valeant’s common stock is not quoted on the National Association of Securities Dealers Automated Quotation System, on the principal other market on which Valeant’s common stock is then traded (provided that no day on which trading of Valeant’s common stock is suspended on such exchange or other trading market will count as a trading day).

Conversion After the Final Notice Date

      With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead, at any time on or before the fifth business day preceding the final notice date, if we choose to satisfy all or any portion of the conversion obligation with respect to conversions after the final notice date in cash, we will send a single notice to the trustee indicating the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

      In the event that we receive your notice of conversion after the final notice date, settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “Conversion on or Prior to the Final Notice Date” except that the “cash settlement averaging period,” if applicable, shall be the 20 trading day period beginning on the trading day after the maturity date with respect to either series of notes or, in the case of conversion of 4.0% notes due 2013 after the final notice date with respect to the redemption date, the 20 trading day period beginning on the trading day after the redemption date. If your conversion notice is received after the final notice date for the applicable series, you will not be allowed to retract the conversion notice. Settlement (in cash, shares or in cash and shares) will occur on the business day following the final day of the applicable cash settlement averaging period.

Our Intention upon Conversions

      Upon any conversion of notes by a holder (including a conversion after we have called the 4.0% notes due 2013 for redemption), it is our intention to elect to satisfy our conversion obligations (1) in cash, in an amount up to (and including) the principal amount of the notes converted by each holder and (2) in shares of Valeant’s common stock, to satisfy the remainder, if any, of our conversion obligation.

Optional Redemption of the Notes

      We may not redeem the 3.0% notes due 2010 at our option at any time. We will have the right to redeem the 4.0% notes due 2013, in whole or in part, on or after May 20, 2011, upon not less than 30 nor more than 60 days’ prior notice for a cash price equal to 100% of the principal amount of the 4.0% notes due 2013 to be redeemed, plus accrued and unpaid interest and additional interest, if any, including interest on any unpaid overdue interest, compounded semi-annually, to, but not including, the redemption date.

      If we decide to redeem fewer than all of the 4.0% notes due 2013, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any 4.0% note due 2013 is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of a holder’s 4.0% notes due 2013 are selected for partial redemption and a holder converts a portion of its 4.0% notes due 2013, the converted portion will be deemed to be part of the portion selected for redemption.

      On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of the 4.0% notes due 2013 to be redeemed on that date. On and after the redemption date, unless we default in the deposit of the redemption price, interest will cease to accrue on the 4.0% notes due 2013 or any portion of the 4.0% notes due 2013 called for redemption, the conversion rights with respect to the 4.0% notes due 2013 or any portion of the 4.0% notes due 2013 called for redemption will lapse and all other rights of the holder will terminate other than the right to receive the redemption price, without interest from the redemption date, on surrender of the 4.0% notes due 2013.

      No sinking fund is provided for the notes.

Purchase of Notes at Your Option upon a Change in Control

      If a change in control (as defined below) occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of such change in control at a purchase price equal to 100% of the principal amount of the notes together with any accrued and unpaid interest, including interest on any unpaid overdue interest, compounded semi-annually, and additional interest, if any, to, but excluding, the change in control purchase date. Notes submitted for purchase must be in integral multiples of $1,000 principal amount.

      Instead of paying the change in control purchase price in cash, we may pay the change in control purchase price in shares of Valeant’s common stock or, in the case of a merger in which we are not the surviving corporation, common stock or American Depositary Receipts (or other securities representing common equity interests) of the surviving corporation or its direct or indirect parent corporation, or a combination of stock and cash, at our option. The number of shares of common stock or American Depositary Receipts (or other securities representing common equity interests) a holder will receive will equal the relevant amount of the change in control purchase price to be paid in common stock or American Depositary Receipts (or other securities representing common equity interests) divided by 97% of the average of the last reported sale prices of the common stock or American Depositary Receipts (or other securities representing common equity interests) for the 15 trading days immediately preceding and including the third trading day prior to the repurchase date. However, we may not pay the change in control purchase price in common stock or American Depositary Receipts (or other securities representing common equity interests) or a combination of common stock or American Depositary Receipts (or other securities representing common equity interests) and cash, unless we satisfy certain conditions prior to the repurchase date as provided in the indenture, including:

•	registration of the common stock or American Depositary Receipts (or other securities representing common equity interests) to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

•	qualification of the common stock or American Depositary Receipts (or other securities representing common equity interests) to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

•	listing of the common stock or American Depositary Receipts (or other securities representing common equity interests) on a United States national securities exchange or quotation thereof in an inter-dealer quotation system of any registered United States national securities association.

      We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of such change in control. This notice will state certain specified information, including:

•	information about, and the terms and conditions of, the change in control;

•	information about the holders’ right to convert the notes;

•	information about the holders’ right to require us to purchase the notes;

•	the procedures required for exercise of the purchase option;

•	the name and address of the paying and conversion agents; and

•	whether the change in control purchase price will be paid in cash, common stock or American Depositary Receipts (or other securities representing common equity interests), or a combination thereof.

      If you wish to exercise your purchase rights, you must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

      Because the average of the last reported sale prices of the common stock or American Depositary Receipts (or other securities representing common equity interests) will be determined prior to the applicable change in control purchase date, to the extent we pay any portion of the change in control purchase price in common stock or American Depositary Receipts (or other securities representing common equity interests), holders of notes bear the market risk that the stock will decline in value between the date the average of the last reported prices is calculated and the repurchase date.

      A change in control will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” becomes the “beneficial owner” of shares of Valeant’s voting stock representing 50% or more of the total voting power of all Valeant’s outstanding voting stock, or acquires the power, directly or indirectly, to elect a majority of the members of Valeant’s board of directors;

•	Valeant consolidates with, or merges with or into, another person or Valeant sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of Valeant’s assets, or any person consolidates with, or merges with or into, Valeant in any such event other than pursuant to a transaction in which the persons that “beneficially owned” the shares of Valeant’s voting stock immediately prior to such transaction “beneficially own” at least a majority of the total voting power of all outstanding voting stock of the surviving or transferee person, as applicable; or

•	the holders of Valeant’s capital stock approve any plan or proposal for the liquidation or dissolution of Valeant (whether or not otherwise in compliance with the indenture).

      However, a change in control will not be deemed to have occurred if either:

•	the last reported sale price of Valeant’s common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

•	in the case of a merger or consolidation, at least 90% of the consideration by value in the merger or consolidation constituting the change in control consists of common stock or American Depositary Receipts (or other securities representing common equity interests) and any associated rights traded on a United States national securities exchange or quoted on The NASDAQ National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions at least 90% of the value of the consideration for which the notes become convertible consists of such common stock or American Depositary Receipts (or other securities representing common equity interests) and associated rights.

      For purposes of this change in control definition:

•	“person” and “group” have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(l) under the Exchange Act, or any successor provision;

•	a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of Valeant’s voting stock will be deemed to include, in addition to all outstanding shares of Valeant’s voting stock and unissued shares deemed to be held by the “person” or “group” or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons;

•	“beneficially own” and “beneficially owned” have meanings correlative to that of beneficial owner;

•	“unissued shares” means shares of voting stock not outstanding that are subject to options, warrants, rights to acquire or conversion privileges exercisable within 60 days of the date of determination of a change in control; and

•	“voting stock” means any class or classes of capital stock or other interests then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of Valeant’s board of directors.

      There is no precise, established definition of the term “all or substantially all of our assets” under applicable law and accordingly, there may be uncertainty as to whether the foregoing provision would apply to a sale or lease of less than all of Valeant’s assets, as applicable.

      In the event of a purchase offer required as a result of a change in control, we will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-l, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws.

      On or before the change in control purchase date, we will deposit with a paying agent (or the trustee) money or securities sufficient to pay the purchase price of the notes to be purchased on that date. On and after the change in control purchase date, unless we default in the deposit of the purchase price, interest will cease to accrue on the notes or any portion of the notes as to which a repurchase election has been validly made and not withdrawn, the conversion right with respect to the notes or any portion of the notes as to which the election has been made will lapse and all other rights of the holder will terminate other than the right to receive the purchase price, without interest from the change in control purchase date, on surrender of the notes.

      This change in control purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate shares of Valeant’s common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers that we believe represents a standard term in securities similar to the notes.

      We may in the future enter into agreements, including agreements relating to senior indebtedness, the terms of which:

•	require us to repurchase that indebtedness upon the occurrence of events similar to a change in control as defined above;

•	provide that events similar to a change in control as defined above constitute an event of default permitting acceleration of that indebtedness; or

•	prohibit our repurchase of the notes on a change in control in general or under specified circumstances.

      If we are unable to pay the change in control purchase price for notes properly tendered by holders, that failure will constitute an event of default under the indenture, whether the failure occurs as the result of one of the foregoing reasons, because the subordination provisions of the indenture prohibit us from doing so at the time, because we have insufficient funds to do so at the time or for any other reason.

      We could, in the future, enter into transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect the holders of the notes. If we choose to repurchase the notes for stock, that issuance could be dilutive to Valeant’s stockholders and could adversely affect the value of the notes.

Subordination

      The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full in cash of all senior indebtedness.

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the notes will be subordinated in right of payment to the prior payment in full in cash of all senior indebtedness.

      In the event of any acceleration of the notes because of an event of default, holders of any senior indebtedness would be entitled to payment in full in cash of all senior indebtedness before the holders of subordinated debt securities, such as the notes, are entitled to receive any payment or distribution.

      We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

      We may not make payment on the notes or purchase or otherwise acquire the notes if:

•	a default in the payment of any senior indebtedness occurs and is continuing beyond any grace period; or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders or their representatives of designated senior indebtedness to accelerate its maturity, and the trustee receives a payment blockage notice from us or another person permitted to give the notice under the indenture.

      We are required to resume payments on the notes:

•	in case of a payment default, the date on which the default is cured or waived or ceases to exist; and

•	in case of a nonpayment default, the date on which the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice.

      No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice.

      No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

      As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than our other creditors.

      The subordination provisions will not prevent the occurrence of any event of default under the indenture.

      If the trustee, any paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash of all unpaid senior indebtedness.

      The notes are our obligations exclusively. Since a substantial portion of Valeant’s operations are conducted through subsidiaries, its cash flow and its ability to service debt, including the notes, are dependent in part upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to it. The payment of dividends and the making of loans and advances by Valeant’s subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) and will be structurally subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent Valeant is itself recognized as a creditor of such subsidiary, in which case its claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by Valeant.

      As of September 30, 2003, we had approximately $12.7 million of indebtedness outstanding that would have constituted senior indebtedness, and our subsidiaries had approximately $46.7 million of indebtedness and other liabilities outstanding to which the notes would have been structurally subordinated (including trade and other payables, but excluding intercompany liabilities other than liabilities of Ribapharm for so long as Ribapharm is an obligor on the notes); provided, however, the notes being offered hereby will rank pari passu in right of payment with each other and with our 6 1/2% notes, approximately $465.6 million aggregate principal amount of which was outstanding as of September 30, 2003. In November 2003, we repurchased $139,598,000 of our 6 1/2% notes in a private repurchase. On December 12, 2003, we issued $300.0 million aggregate principal amount of our 7.0% Senior Notes due 2011, to which the notes are subordinate.

      The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness or other liabilities that any subsidiary can create, incur, assume or guarantee.

      “Designated senior indebtedness” means any senior indebtedness in which the instrument creating or evidencing the indebtedness, or any related agreements or documents to which we are a party, expressly provides that such indebtedness is “designated senior indebtedness” for purposes of the indenture (provided that the instrument, agreement or other document may place limitations and conditions on the right of the senior indebtedness to exercise the rights of designated senior indebtedness).

      “Indebtedness” means:

(1) all our indebtedness, obligations and other liabilities, contingent or otherwise, (A) for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or (B) evidenced by credit or loan agreements, bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2) all our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3) all our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with U.S. generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4) all our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement, in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including our obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

(5) all our obligations, contingent or otherwise, with respect to an interest rate or other swap, cap, floor or collar agreement or hedge agreement, forward contract or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6) all our direct or indirect guaranties or similar agreements by us in respect of, and all of our obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kinds described in clauses (1) through (5); and

(7) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kinds described in clauses (1) through (6).

      “Senior indebtedness” means the principal of, premium, if any, interest, including any interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowed as a claim in the proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our indebtedness whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by us, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing. However, senior indebtedness shall not include:

•	indebtedness evidenced by the notes offered hereby;

•	indebtedness evidenced by our 6 1/2% notes;

•	indebtedness to any of our subsidiaries, except it if is pledged as security for any senior indebtedness;

•	our accounts payable to trade creditors arising in the ordinary course of business; and

•	any indebtedness that expressly provides that it shall not be senior in right of payment to, or on the same basis with, or is subordinated to or junior to, the notes.

Merger and Sale of Our Assets

      The indenture provides that neither Valeant nor Ribapharm may consolidate with or merge with or into any other person or convey, transfer or lease their properties and assets substantially as an entirety to another person, unless:

•	Valeant or Ribapharm, as applicable, are the surviving person, or the resulting, surviving or transferee person, if other than Valeant or Ribapharm, as applicable, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor entity assumes all our obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, no default or event of default under the indenture has occurred and is continuing; and

•	other conditions specified in the indenture are met.

      When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

      There is no precise, established definition of the term “substantially as an entirety” under applicable law and accordingly, there may be uncertainty as to whether the foregoing provision would apply to a conveyance, transfer or lease of less than all of our assets.

Events of Default; Notice and Waiver

      The following are events of default under the indenture:

•	we fail to pay principal or premium, if any, on the notes when due, whether or not prohibited by the subordination provisions of the indenture;

•	we fail to pay any interest or additional interest, if any, on the notes, when due and such failure continues for a period of 30 days, whether or not prohibited by the subordination provisions of the indenture;

•	we fail to perform or observe any of the other covenants in the indenture if such failure continues for 60 days after written notice is given in accordance with the indenture;

•	we or any of our significant subsidiaries fail to pay any indebtedness for money borrowed by us or one of our significant subsidiaries in an outstanding principal amount in excess of $15.0 million at final maturity or upon acceleration and such indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice is given in accordance with the indenture; and

•	certain events of bankruptcy, insolvency or reorganization of us or any of our significant subsidiaries.

      Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for any amounts in excess of par plus accrued and unpaid interest (including additional amounts, if any). The trustee may withhold notice to the holders of the notes of that series of any default, except defaults in payment of principal, premium, if any, interest or additional amounts, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes of that series to withhold this notice.

      If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes of a series may declare the principal, premium, if any, and accrued interest and additional amounts, if any, on the outstanding notes of a series to be immediately due and payable. In case of certain events of bankruptcy or insolvency, the principal, premium, if any, and accrued interest and additional amounts, if any, on the notes will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal, premium, if any, interest or additional amounts, if any, that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding notes may waive these past defaults.

      Payments of principal, premium, if any, accrued interest and additional amounts, if any, that are not made will accrue interest at 1.0% per annum over the amount of interest otherwise payable from the required payment date.

      The holders of a majority of outstanding notes of a series have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

      No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal, premium, if any, or interest on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of outstanding notes of the applicable series make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the notes of the applicable series; and

•	the trustee fails to comply with the request within 60 days after receipt.

Modification and Waiver

      We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any note holder. We retain the right to modify our right to settle our payment obligation upon conversion of notes in common stock, cash, or a combination of cash and common stock; we retain the right to fix the settlement of our conversion obligations (1) in cash, in an amount up to (and including) the principal amount of the notes converted by each holder and (2) in shares of common stock, to satisfy the remainder, if any, of our conversion obligation.

      We and the trustee may amend or supplement the indenture or the notes with respect to any series with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of such series. In addition, the holders of a majority in aggregate principal amount of the outstanding notes of a series may waive our compliance in any instance with any provision of the indenture with respect to such series without notice to the note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note of the series affected thereby if such amendment, supplement or waiver would:

•	extend the fixed maturity of any note;

•	reduce the principal amount of or any premium or interest on any note;

•	change the time for payment of interest or the redemption date, if applicable, on any note;

•	modify the provisions with respect to the repurchase right of the holder upon a change in control in a manner adverse to the holder;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	modify the subordination provisions of any note in a manner that adversely affects the rights of the holder;

•	impair the right of a holder to convert any note;

•	reduce the quorum requirements under the indenture;

•	reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

•	reduce the percentage of notes required for consent to any modification of the indenture;

•	remove Ribapharm as an obligor on the notes prior to such time as it no longer has outstanding obligations under the 6 1/2% notes; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by such action.

      Any notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of note holders.

Form, Denomination and Registration

      The notes have been issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Notes, Book-Entry Form

      The notes are currently evidenced by global notes that we have deposited with DTC and registered in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Persons owing or acquiring an interest in notes may hold their interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC (called “participants”). Transfers between participants are effected in the ordinary way in accordance with DTC rules and are settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in a global note to such persons may be limited. Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

      We will pay interest on, the repurchase price of or the redemption price of, as applicable, a global note to Cede & Co. as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or redemption date, as the case may be. Neither we, the trustee, registrar, paying agent or conversion agent are responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We have been informed that DTC’s practice is to credit participants’ accounts on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

      Neither we, the trustee, registrar, paying agent nor conversion agent have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in a global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in certificated form in exchange for global notes.

Registration Rights of the Noteholders

      On November 19, 2003, we entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes. Ribapharm is an obligor with respect to the notes and is subject to the provisions of the registration rights agreement, jointly and severally with Valeant, but will be only for so long as Ribapharm shall have outstanding obligations under the 6 1/2% notes.

      Pursuant to the agreement, we agreed that we would, at our expense:

•	file with the SEC not later than the date 90 days after November 19, 2003, the earliest date of original issuance of any of the notes, a registration statement on such form as we deem appropriate covering resales of the registrable securities;

•	use our reasonable best efforts to cause such registration statement to become effective no later than 270 days after the earliest date of original issuance of any of the notes; and

•	use our reasonable best efforts to keep the registration statement effective until the earliest of:

(1) the date when all of the registrable securities shall have been sold under the registration statement;

(2) the expiration of the holding period under Rule 144(k) with respect to all registrable securities held by persons that are not our affiliates; and

(3) two years from the effective date of the registration statement.

      When we use the term “registrable securities” in this section, we are referring to the notes and the common stock issuable upon conversion of the notes until the earliest of:

(1) the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

(2) the transfer of the securities in compliance with Rule 144 under the Securities Act (or any successor provision thereof) or the securities are transferable pursuant to Rule 144(k) under the Securities Act (or any successor provision thereof); and

(3) the exchange of the securities for new securities not subject to transfer restrictions.

      This prospectus is part of the registration statement that we agreed to file. Pursuant to the registration rights agreement, we agreed that we would mail a notice and questionnaire to each holder to obtain certain information regarding the holder for inclusion in the prospectus. We agreed that not less than 30 calendar days prior to the time of effectiveness, we would mail the notice and questionnaire to each holder. No holder is entitled to be named as a selling securityholder, and no holder is entitled to use the prospectus forming a part of the registration statement for resales of registrable securities at any time, unless the holder returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire; provided, however, that holders were required to have at least 28 calendar days from the date on which it is first mailed to return a completed and signed the notice and questionnaire to us. However, upon request from a holder that did not return a notice and questionnaire on a timely basis, we have agreed that we will deliver a notice and questionnaire to such holder, and upon receipt of a properly completed notice and questionnaire from such a holder, we shall use our best efforts to add such holder to the registration statement as selling securityholder; provided, however, that nothing shall relieve the holder of the obligation to return a completed and signed notice and questionnaire to us.

      In the registration rights agreement, we agreed that we would, with respect to any registration statement filed pursuant to the agreement:

•	provide to each holder for whom the registration statement was filed copies of the prospectus that is a part of the registration statement;

•	notify each such holder when the registration statement has become effective; and

•	use our best efforts to take all other steps necessary to effect the registration, offering and sale of the registrable securities.

      Each holder who sells securities pursuant to the registration statement generally will be:

•	required to be named as a selling holder in the related prospectus;

•	required to deliver a prospectus to the purchaser;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

      We have the right to suspend the use of this prospectus for up to 30 days in any 90-day period or an aggregate of 90 days in any 12-month period without being required to pay additional interest if Valeant’s board of directors has determined in good faith that because of valid business reasons (not including avoidance of Valeant’s or Ribapharm’s obligations hereunder), including the acquisition or divestiture of assets, pending corporate developments and similar events, it is in Valeant’s best interests to suspend such use, and prior to suspending such use we provide the holders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension.

      If,

•	the registration statement has not been filed prior to or on the 90th day following the earliest date of original issuance of any of the notes; or

•	the registration statement has not been declared effective prior to or on the 270th day following the earliest date of original issuance of any of the notes (the “effectiveness target date”) other than as a result of a permitted suspension; then additional interest will accrue on the notes that are registrable securities from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semiannually in arrears, with the first semiannual payment due on each February 16 and August 16 with respect to the 3.0% notes due 2010 and on each May 15 and November 15 with respect to the 4.0% notes due 2013, and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a note from and after the 91st day following such registration default.

      In addition, in the event that:

•	the registration statement ceases to be effective;

•	we suspend the use of the prospectus;

•	we do not authorize the use of the prospectus in connection with the offer and sale of the registrable securities; or

•	the holders are otherwise prevented or restricted by us from effecting sales pursuant to the registration statement (an “Effective Failure”);

for more than 30 days, whether or not consecutive, in any 90-day period, or for more than 90 days, whether or not consecutive, during any 12-month period; then we shall pay additional interest at a rate per annum equal to an additional 0.50% of the principal amount of the notes that are registrable securities from the 31st day of the applicable 90-day period or the 91st day of the applicable 12-month period, as the case may be, that any such Effective Failure has existed until the earlier of (1) the time the holders of are again able to make sales of notes under the registration statement or (2) the expiration of the effectiveness of the registration statement.

      In no event will additional interest accrue on the notes at a rate per year exceeding 0.50%.

      In no event will additional interest accrue on the notes solely as a result of a registration default with respect to the common stock.

      If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock, but will receive additional shares upon conversion equal to 3% of the applicable conversion rate for each $1,000 original principal amount of notes (except to the extent we elect to deliver cash upon conversion). In addition, such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock.

Information Concerning the Trustee

      We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business. The trustee is permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign.

DESCRIPTION OF CAPITAL STOCK

      Valeant’s authorized capital stock consists of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The transfer agent and registrar for Valeant common stock is American Stock Transfer & Trust Company. On December 31, 2003, 83,184,625 shares of common stock and no shares of preferred stock were outstanding. The following summary of Valeant’s capital stock is qualified in its entirety by reference to its certificate of incorporation, bylaws and the Rights Agreement (as defined below) and Valeant encourages you to review its certificate of incorporation, bylaws and the Rights Agreement, which Valeant has filed with the Commission.

Common Stock

      Holders of shares of Valeant common stock are entitled to one vote for each share of common stock held of record on all matters on which stockholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by Valeant’s certificate of incorporation, bylaws or law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

      Holders of shares of Valeant common stock have no preemptive rights. Subject to applicable law and the rights of the holders of preferred stock, holders of shares of common stock are entitled to such dividends as may be declared by Valeant’s board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon Valeant’s dissolution, liquidation or winding up, the holders of shares of Valeant common stock are entitled to share ratably in Valeant’s net assets remaining after the payment of all creditors and liquidation preferences of preferred stock. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

      We are authorized to issue 10,000,000 shares of preferred stock of which 1,000,000 shares shall consist of Series A Participating preferred stock. 50,000 shares have been designated Series B Convertible preferred stock. 3,000 shares have been designated Series C Convertible preferred stock and 3,000 shares have been designated Series D Convertible preferred stock. Presently, we have no shares of preferred stock outstanding.

      Subject to the provisions of its certificate of incorporation and limitations prescribed by law, Valeant’s board of directors, is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares to be included in each such series, and to fix the designations, voting powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The ability of the board of directors to issue preferred stock, while providing flexibility in connection with financing, acquisitions and other corporate purposes, could have the effect of discouraging, deferring or preventing a change in control or an unsolicited acquisition proposal, since the issuance of preferred stock could be used to dilute the share ownership of a person or entity seeking to obtain control of us. In addition, because the board of directors has the power to establish the preferences, powers and rights of the shares of any of these series of preferred stock, it may afford the holders of any preferred stock preferences, powers and rights (including voting rights) senior to the rights of the holders of common stock, which could adversely affect the rights of holders of common stock.

Stockholders Rights Agreement

      Valeant’s board of directors declared and paid a dividend of one preferred stock purchase right (a “Right”) for each outstanding share of Valeant common stock to the stockholders of record on the record date. Each right entitles the registered holder to purchase from us one one-hundredth of a share of Valeant’s Series A Participating preferred stock, par value $0.01 per share, at a purchase price of $125.00 per one one-hundredth of a preferred share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and the American Stock Transfer & Trust Company (the “Rights Agreement”).

      Until the earlier to occur of (i) the first date of a public announcement that a person has become an Acquiring Person (as defined in the Rights Agreement) which generally means that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of common stock or (ii) the close of business on the tenth day (or such later day as may be determined by action of Valeant’s board of directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of such dates being called the Distribution Date), the Rights will be evidenced, by such common stock and the right to receive Rights certificates will be transferable only in connection with the transfer of the underlying shares of common stock.

      Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the shares of common stock. The rights are not exercisable until the distribution date. The rights will expire on November 1, 2004, unless otherwise extended or the rights are earlier redeemed or exchanged by Valeant.

      Unless otherwise provided in the Rights Agreement, the registered holder of any Right certificate may exercise the Rights evidenced thereby in whole or in part at any time after the Distribution Date upon, among other things, surrender of the Right certificate, together with payment of the aggregate Purchase Price (as defined in the Rights Agreement) for the total number of one one-hundredths of a share of preferred stock (or other securities, as the case may be) as to which such surrendered Rights are exercised, at or prior to the earlier of (i) the close of business on November 1, 2004 and (ii) the time at which the Rights are redeemed.

      The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution. In the event that at any time prior to the Distribution Date, Valeant shall (i) declare or pay any dividend on its common stock payable in shares of common stock or (ii) effect a subdivision, combination or consolidation of its common stock (by reclassification or otherwise than by payment of dividends in shares of common stock) into a greater or lesser number of shares of common stock, then in any such case, each share of common stock outstanding following such subdivision, combination or consolidation shall continue to have a Right associated therewith and the Purchase Price following any such event shall be proportionately adjusted to equal the result obtained by multiplying the Purchase Price immediately prior to such event by a fraction the numerator of which shall be the total number of shares of common stock outstanding immediately prior to the occurrence of the event and the denominator of which shall be the total number of shares of common stock outstanding immediately following the occurrence of such event. This adjustment shall be made successively whenever such a dividend is declared or paid or such a subdivision, combination or consolidation is effected. In the event Valeant (i) declares a dividend on the shares of preferred stock payable in preferred stock, (ii) subdivides the outstanding shares of preferred stock, (iii) combines the outstanding shares of preferred stock into a smaller number of shares of preferred stock or (iv) issues any shares of its capital stock in a reclassification of the preferred stock (including any such reclassification in connection with a consolidation or merger in which Valeant is the continuing or surviving corporation), except as otherwise provided in the Rights Agreement, the Purchase Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification, and the number and kind of shares of capital stock issuable on such date, shall be proportionately adjusted so that the holder of any Right exercised after such time shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Right had been exercised immediately prior to such date and at a time when the preferred stock transfer books of Valeant were open, such holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination or reclassification; provided, however, that in no event shall the consideration to be paid upon the exercise of one Right be less than the aggregate par value of the shares of capital stock of Valeant issuable upon exercise of one Right.

      In the event any Person, alone or together with its Affiliates and Associates (as each term is defined in the Rights Agreement), becomes an Acquiring Person then proper provision will be made so that each holder of a Right (except as provided in the Rights Agreement) will, for a period of 60 days after the later of the occurrence of any such event or the effective date of an appropriate registration statement under the Securities Act, have a right to receive, upon exercise of such Right at a price equal to the then current Purchase Price, in accordance with the terms of the Rights Agreement, such number of shares of common stock (or, in the discretion of Valeant’s board of directors, one one-hundredth of a share of preferred stock) as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of preferred stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event (as defined in the Rights Agreement) and dividing that product by (y) 50% of the then current per share market price of Valeant’s common stock on the date of such first occurrence. There are also certain other circumstances that trigger adjustments to the Purchase Price and therefore the Rights Agreement should be read in its entirety.

      With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional preferred shares will be issued (other than fractions which are one one-hundredth or integral multiples of one one-hundredth of a preferred share, which may, at Valeant’s election, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be paid based on the market price of the preferred shares on the last trading day prior to the date of exercise.

      In the event that, directly or indirectly, (x) Valeant consolidates with, or merges with and into, any Person, (y) Valeant consolidates with, or merges with, any Person, and Valeant is the continuing or surviving corporation of such consolidation or merger (other than, in a case of any transaction described in (x) or (y), a merger or consolidation which would result in all of the securities generally entitled to vote in the election of directors (“voting securities”) of Valeant outstanding immediately prior thereto, continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) all of the voting securities of Valeant or such surviving entity outstanding immediately after such merger or consolidation and the holders of such securities not having changed as a result of such merger or consolidation) or (z) Valeant sells or otherwise transfers (or one or more of its subsidiaries sells or otherwise transfers), in one transaction or a series of related transactions, assets or earning power aggregating more than 50% of the assets or earning power of Valeant and its subsidiaries (taken as a whole) to any Person, (collectively, an “Event”) then, and in each such case (except as provided in the Rights Agreement), proper provision will be made so that (i) each holder of a Right, except as provided in the Rights Agreement, will thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price, in accordance with the terms of the Rights Agreement and in lieu of shares of preferred stock, such number of freely tradeable shares of common stock of the Principal Party (as defined in the Rights Agreement), not subject to any liens, encumbrances, rights of first refusal or other adverse claims, as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a share of preferred stock for which a Right is then exercisable (without taking into account any adjustment previously made pursuant to a section of the Rights Agreement and dividing that product by (B) 50% of the then current per share market price of the common stock of such Principal Party (determined pursuant to the Rights Agreement) on the date of consummation of such Event; (ii) such Principal Party shall thereafter be liable for, and shall assume, by virtue of such Event, all the obligations and duties of Valeant pursuant to the Rights Agreement.

      At any time prior to the time any Person becomes an Acquiring Person or the expiration date of the Rights, Valeant’s board of directors may, at its option, redeem all but not less than all the then outstanding Rights at a redemption price of $.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of the Rights Agreement (such redemption price being hereinafter referred to as the “Redemption Price”).

      In addition, at any time following the time any Person becomes an Acquiring Person and the expiration of any period during which the holder of Rights may exercise the rights under certain provisions of the Rights Agreement, the board of directors of Valeant may, at its option, prior to any Event, redeem all but not less than all of the then outstanding Rights at the Redemption Price (x) in connection with any merger, consolidation or sale or other transfer (in one transaction or in a series of related transactions) of assets or earning power aggregating 50% or more of the earning power of Valeant and its subsidiaries (taken as a whole) in which all holders of shares of common stock are treated alike and not involving (other than as a holder of shares of common stock being treated like all other such holders) an Interested Stockholder (as defined in the Rights Agreement) or (y)(aa) if and for so long as the Acquiring Person is not thereafter the beneficial owner of 15% of the shares of common stock and (bb) at the time of redemption no other Persons are Acquiring Persons. Immediately upon any redemption of the rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      Until a right is exercised, the holder thereof, as such, will have no rights as a Valeant stockholder, including, without limitation, the right to vote or to receive dividends.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Valeant on terms not approved by Valeant’s board of directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since the rights may be redeemed by Valeant at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of common stock.

Anti-Takeover Considerations

      Valeant’s certificate of incorporation and bylaws contain a number of provisions that may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, Valeant.

Classified Board of Directors

      Valeant’s certificate of incorporation and bylaws divide its board of directors into three classes, as nearly equal in size as possible, with staggered three year terms, and provide that:

•	directors may be removed only for cause by the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class; and

•	any vacancy on Valeant’s board of directors may be filled by vote of a majority of the directors then in office.

Stockholder Action, Special Meeting of Stockholders

      Valeant’s certificate of incorporation and bylaws eliminate the ability of Valeant’s stockholders to act by written consent. Valeant’s certificate of incorporation and bylaws further provide that special meetings of its stockholders may be called only by its board of directors or the corporation’s Chairman of the Board, unless otherwise prescribed by statute.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

      Valeant’s certificate of incorporation provides that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at Valeant’s principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; provided, however, that if less than 70 days’ prior notice or public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the tenth day following the earlier of the date on which such notice of the date of the annual meeting was mailed to stockholders or the day on which such public disclosure was made. Valeant’s certificate of incorporation also specifies requirements regarding the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Business Combinations and Limitations in Valeant’s Certificate of Incorporation

      In addition to any other vote required by Valeant’s certificate of incorporation or Delaware law, the affirmative vote of the holders of not less than 85% of the outstanding Voting Stock (as defined in Valeant’s certificate of incorporation) held by stockholders other than a Related Person (as defined below) by or with whom or on whose behalf, directly or indirectly, a Business Combination (as defined below) is proposed, voting as a single class, shall be required for the approval or authorization of such Business Combination; provided, however, that the 85% voting requirement shall not be applicable and such Business Combination may be approved by the vote required by law, if any, or by any other provision of the certificate of incorporation if either: the Business Combination is approved by the board of directors of Valeant by the affirmative vote of at least 66 2/3% of the Continuing Directors (as defined in Valeant’s certificate of incorporation), or certain conditions set forth in Valeant’s certificate of incorporation are satisfied.

      Any amendment, addition, alteration, change or repeal of the provisions regarding Business Combinations, or any other amendment of the certificate of incorporation inconsistent with or modifying or permitting circumvention of these provisions, must first be proposed by the board of directors of Valeant, upon the affirmative vote of at least two-thirds of the directors then in office at a duly constituted meeting of the board of directors called for such purpose, and thereafter approved by the affirmative vote of the holders of not less than 85% of the then outstanding Voting Stock held by stockholders other than a Related Person by or with whom or on whose behalf, directly or indirectly, a Business Combination is proposed, voting as a single class; provided, however, that such requirement will not apply to, and such 85% vote will not be required for, any such amendment, addition, alteration, change or repeal recommended to stockholders of Valeant by the affirmative vote of not less than 66 2/3% of the Continuing Directors.

      In Valeant’s certificate of incorporation a “Business Combination” is defined as (a) any merger or consolidation of Valeant or a subsidiary with a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business to or with a Related Person of any assets of Valeant or a subsidiary having an aggregate fair market value of $25,000,000 or more, (c) the issuance or transfer by Valeant of any shares of Voting Stock or securities convertible into or exercisable for such shares (other than by way of pro rata distribution to all stockholders) to a Related Person, (d) any recapitalization, merger or consolidation that would have the effect of increasing the voting power of a Related Person, (e) the adoption of any plan or proposal for the liquidation or dissolution of Valeant or a subsidiary proposed, directly or indirectly, by or on behalf of a Related Person, (f) any merger or consolidation of the corporation with another Person (as defined in Valeant’s certificate of incorporation) proposed, directly or indirectly, by or on behalf of a Related Person unless the entity surviving or resulting from such merger or consolidation has a provision in its governing instrument which is substantially identical to the provisions regarding Business Combinations set forth in Valeant’s certificate of incorporation, or (g) any agreement, contract or other arrangement or understanding providing, directly or indirectly, for any of the transactions described above.

      In Valeant’s certificate of incorporation, a “Related Person” is defined as any individual, partnership, corporation, trust or other Person which, together with its “affiliates” and “associates,” as defined in Rule 12b-2 under the Exchange Act as in effect on January 1, 1993, and together with any other individual, partnership, corporation, trust or other Person with which it or they have any agreement, contract or other arrangement or understanding with respect to acquiring, holding, voting or disposing of Voting Stock, “beneficially owns” (within the meaning of Rule 13d-3 under the Exchange Act on said date) an aggregate of 10% or more of the outstanding Voting Stock. A Related Person, its affiliates and associates and all such other individuals, partnerships, corporations and other Persons with whom it or they have any such agreement, contract or other arrangement or understanding, shall be deemed a single Related Person for purposes of the provisions regarding Business Combinations set forth in Valeant’s certificate of incorporation; provided, however, that the members of the board of directors of Valeant shall not be deemed to be associates or otherwise to constitute a Related Person solely by reason of their board membership. A person who is a Related Person as of (i) the time any definitive agreement relating to a Business Combination is entered into, (ii) the record date for the determination of stockholders entitled to notice of and to vote on a Business

Combination or (iii) immediately prior to the consummation of a Business Combination, shall be deemed a Related Person.

Amendments; Supermajority Vote Requirements

      Valeant’s certificate of incorporation requires the affirmative vote of not less than 75% of the voting power of all shares of Valeant entitled to vote generally in the election of directors, to amend certain provisions of Valeant’s certificate of incorporation, including those provisions relating to the classified board of directors, action by written consent and the ability of stockholders to call special meetings. Valeant’s certificate of incorporation expressly authorizes the board of directors to amend its bylaws; however, the certificate of incorporation requires that the bylaws shall not be amended by its stockholders without the affirmative vote of the holders of at least 75% of the voting power of all shares of the corporation entitled to vote generally in the election of directors voting together as a single class.

Delaware Anti-Takeover Law

      Section 203 of the Delaware General Corporation Law prohibits certain “business combination” transactions between a Delaware corporation and any “interested stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, excluding those shares held by (i) directors who are also officers and (ii) certain employee stock plans; or

•	on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also authorized at a stockholder’s meeting, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding shares of the corporation’s voting stock which is not owned by the interested stockholder.

      Under Delaware law, a “business combination” with an interested stockholder includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

      Although a corporation may elect not to be governed by Section 203, Valeant has made no such election.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

      The following summary describes the material U.S. federal income tax consequences, as of the date hereof, of the ownership of notes and the shares of common stock into which the notes may be converted. Except where noted, it deals only with notes and shares of common stock held as capital assets and applies only to holders of notes who purchased the notes for cash at original issuance at their issue price. This summary does not deal with special situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, banks, thrifts, regulated investment companies, or other financial institutions or financial service companies, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	tax consequences to persons holding notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose functional currency is not the U.S. dollar;

•	investors in pass-through entities;

•	alternative minimum tax consequences, if any; and

•	any state, local or foreign tax consequences.

      The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result, prospectively or retroactively, in U.S. federal income tax consequences different from those discussed below.

      If a partnership holds notes or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a foreign or domestic partnership that holds the notes or shares of common stock, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

      As used herein, the term “U.S. holder” means a holder of notes or shares of common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or who meets the substantial presence residency test under the U.S. federal income tax laws;

•	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      A “non-U.S. holder” is a beneficial owner of notes or shares of common stock that is not a U.S. holder or a foreign or domestic partnership. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies,” as defined under the Code. Each such entity should consult its tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to it.

Consequences to U.S. Holders

Payment

      The notes were not be issued with original issue discount. Accordingly, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Constructive Dividend

      The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) would not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. A deemed distribution may not qualify for the preferential U.S. federal income tax rates applicable to certain dividends under recently enacted legislation. (See “Dividends” below).

Sale, Exchange, Redemption, or Other Disposition of Notes

      Except as provided below under “Exchange of Notes into Common Stock, Cash or a Combination Thereof,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between (i) the amount realized (that is, the amount of cash proceeds and the fair market value of any property received upon the sale, exchange, redemption or other disposition) — less accrued interest which will be taxable as such — and (ii) your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note, less any principal payments received on the note, plus the aggregate amount of any deemed distributions you have previously included in income as dividends or capital gain in respect of the note (as described above under “Constructive Dividend”). Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain generally will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Exchange of Notes into Common Stock, Cash or a Combination Thereof

      We intend to take the position that holders will recognize neither gain nor loss on the exchange of notes into shares of common stock upon conversion or repurchase, except to the extent of cash received, if any, including any cash received in lieu of a fractional share, and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. If you receive solely cash in exchange for your notes upon conversion or repurchase, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale, Exchange, Redemption or other Disposition of Notes”). If a combination of cash and stock is received in exchange for your notes upon conversion or repurchase, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the note, but in no event should the gain recognized exceed the amount of cash received. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

      The tax basis of the shares of common stock received upon a conversion or repurchase (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest) and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock generally will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

      You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion or repurchase and the ownership of our common stock.

Dividends

      If you exchange a note for common stock upon conversion or repurchase, and if we subsequently make a distribution in respect of that stock (other than a dividend in the form of additional shares of our common stock), the distribution will be treated as a dividend, taxable as ordinary income to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. U.S. corporations generally would be entitled to claim a dividends received deduction equal to a portion of any dividends received, subject to certain holding period, taxable income and other limitations and conditions. Under recently enacted legislation, dividends received by non-corporate U.S. holders may be eligible for U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. If you are a non-corporate U.S. holder, you should consult your tax advisors regarding the implications to you of this new legislation.

Information Reporting and Backup Withholding

      Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. A backup withholding tax will apply to those payments if you fail to provide your taxpayer identification number, or certification of foreign or other exempt status or if you fail to report in full interest and dividend income.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Consequences to Non-U.S. Holders

Payments of Interest

      The 30-percent U.S. federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest rule” provided that:

•	you do not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” within the meaning of section 957(a) of the Code with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person within the meaning of the Code (which certification may be made on an Internal Revenue Service Form W-8BEN (or successor form) ) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations. Special “look-through” rules apply to non-U.S. holders that are pass-through entities.

      If you cannot satisfy the requirements described above, payments of interest will be subject to the 30-percent U.S. federal withholding tax, unless you provide us with a properly executed (i) Internal Revenue Service Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of a tax treaty or (ii) Internal Revenue Service Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the U.S.

      If you are engaged in a trade or business in the U.S. and interest on the notes is effectively connected with the conduct of that trade or business, and, if an income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest is generally attributable, then, although exempt from the withholding tax discussed above (provided that you provide a properly executed applicable IRS form on or before any payment date to claim the exemption), you will be subject to U.S. federal income tax on that interest on a net income basis in generally the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30 percent (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.

Payments of Dividends

      Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate, including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive Dividend” above) will be subject to withholding tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the U.S. and, if a tax treaty applies, in the view of the Internal Revenue Service are attributable to a permanent establishment in the U.S., are not subject to the withholding tax but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates (see “Dividends” above). Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30-percent rate or such lower rate as may be specified by an applicable income tax treaty.

      A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate must satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale, Exchange, Redemption or Other Disposition of Notes or Shares of Common Stock

      Any gain realized upon the sale, exchange, redemption or other disposition of a note or share of common stock generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the U.S., and, if an income tax treaty applies, is attributable to a permanent establishment in the U.S.;

•	you are an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

      We believe that we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

U.S. Federal Estate Tax

      Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that, at the time of your death, (i) you did not actually or constructively own ten percent or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code and (ii) payments with respect to the note would not have been effectively connected with the conduct by you of a trade or business in the U.S. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

      We must report annually to the Internal Revenue Service and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

      In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you, provided the statement described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient).

      In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a note or share of common stock within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received (and we do not have actual knowledge or reason to know that you are a U.S. person that is not an exempt recipient) or you otherwise establish an exemption.

      Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

      THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. FEDERAL ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES AND OUR COMMON STOCK, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

SELLING SECURITYHOLDERS

      The notes offered hereby were originally issued by us in a private offering in November 2003. Pursuant to a purchase agreement that we and the initial purchasers entered into in connection with that offering, the initial purchasers agreed to offer and sell the notes only to persons they reasonably believed to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act. The selling securityholders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock issued upon conversion of the notes.

      The following table sets forth information regarding the respective principal amounts of notes and numbers of shares of common stock beneficially owned by the selling securityholders prior to this offering and the respective principal amounts of notes and numbers of shares of common stock offered by the selling securityholders pursuant to this prospectus. This information has been obtained from the selling securityholders and we have not independently verified this information. Unless otherwise indicated, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or, insofar as we are aware, any of our predecessors or affiliates. Because the selling securityholders may offer all or some portion of the notes or the common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the amount of the notes or common stock that will be held by the selling securityholders upon termination of this offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information to us for inclusion in the following table.

	Principal Amount of
	Notes Beneficially	Principal Amount of	Number of Shares of	Percentage of
	Owned Prior to	Notes Offered by	Common Stock That	Common Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

3.0% convertible subordinated notes due 2010 (CUSIP No. 91911XAA2)
AF Offshore Convertibles, Ltd.	$6,850,000	$6,850,000	216,690
AG Domestic Convertibles, L.P.	$3,650,000	$3,650,000	115,462
AIG DKR SoundShore Holdings Ltd.	$554,000	$554,000	17,525
Alexandra Global Master Fund Ltd.	$7,500,000	$7,500,000	237,252
Alexian Brothers Medical Center	$20,000	$20,000	632
Aloha Airlines Non-Pilots Pension Trust	$120,000	$120,000	3,796
Aloha Pilots Retirement Trust	$7,000	$7,000	221
Arbitrex Master Fund, L.P.	$2,200,000	$2,200,000	69,593
Argent Classic Convertible Arbitrage (Bermuda) Fund Ltd.	$2,700,000	$2,700,000	85,410
Argent Classic Convertible Arbitrage Fund II, L.P.	$200,000	$200,000	6,326
Argent Classic Convertible Arbitrage Fund L.P.	$800,000	$800,000	25,306
Argent LowLev Convertible Arbitrage Fund II, LLC	$93,000	$93,000	2,941
Argent LowLev Convertible Arbitrage Fund LLC	$607,000	$607,000	19,201
Argent LowLev Convertible Arbitrage Fund Ltd.	$3,400,000	$3,400,000	107,554
Arkansas PERS	$1,175,000	$1,175,000	37,169
Associated Electric & Gas Insurance Services Limited	$500,000	$500,000	15,816
Astrazeneca Holding Pension	$265,000	$265,000	8,382
Boilermakers Blacksmith Pension Trust	$760,000	$760,000	24,041
C & H Sugar Company Inc.	$15,000	$15,000	474

	Principal Amount of
	Notes Beneficially	Principal Amount of	Number of Shares of	Percentage of
	Owned Prior to	Notes Offered by	Common Stock That	Common Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

Calamos Convertible Fund — Calamos Investment Trust	$5,000,000	$5,000,000	158,168
Chrysler Corporation Master Retirement Trust	$3,190,000	$3,190,000	100,911
Class C Trading Company, Ltd.	$600,000	$600,000	18,980
Delaware PERS	$855,000	$855,000	27,046
Delta Air Lines Master Trust — CV	$1,285,000	$1,285,000	40,649
Delta Airlines Master Trust	$325,000	$325,000	10,280
Delta Pilots Disability & Survivorship Trust — CV	$645,000	$645,000	20,403
DKR Saturn Event Driven Holding Fund Ltd.	$2,500,000	$2,500,000	79,084
DKR Saturn Event Driven Holding Fund Ltd.	$1,750,000	$1,750,000	55,358
DKR Saturn Holding Fund Ltd.	$2,500,000	$2,500,000	79,084
DKR Saturn Holding Fund Ltd.	$1,750,000	$1,750,000	55,358
DKR SoundShore Opportunity Holding Fund Ltd.	$1,281,000	$1,281,000	40,522
DKR SoundShore Opportunity Holding Fund Ltd.	$500,000	$500,000	15,816
DKR SoundShore Opportunity Holding Fund Ltd.	$719,000	$719,000	22,744
DKR SoundShore Strategic Holding Fund Ltd.	$915,000	$915,000	28,944
Duke Endowment	$140,000	$140,000	4,428
Fore Convertible Master Fund, Ltd.		$1,000,000	31,633
Froley Revy Investment Convertible Security Fund	$75,000	$75,000	2,372
Grace Convertible Arbitrage Fund, Ltd.	$1,750,000	$1,750,000	55,358
Guggenheim Portfolio Company VIII
(Cayman) Ltd.	$300,000	$300,000	9,490
Hawaiian Airlines Employees Pension Plan — IAM	$4,000	$4,000	126
Hawaiian Airlines Pension Plan for Salaried Employees	$1,000	$1,000	31
Hawaiian Airlines Pilots Retirement Plan	$11,000	$11,000	347
HFR CA Global Select Master Trust Account	$200,000	$200,000	6,326
HFR CA Select Fund	$1,500,000	$1,500,000	47,450
Hillbloom Foundation	$5,000	$5,000	158
ICI American Holdings Trust	$195,000	$195,000	6,168
KBC Financial Products [Cayman Islands] Ltd.	$1,000,000	$1,000,000	31,633
KBC Financial Products USA Inc.	$3,375,000	$3,375,000	106,763
Lyxor Master Fund	$400,000	$400,000	12,653
Lyxor Master Fund	$300,000	$300,000	9,490
Man Convertible Bond Master Fund, Ltd.	$7,605,000	$7,605,000	240,573
Man Mac 1 Limited		$300,000	9,490
Maystone Continuum Master Fund, Ltd.	$2,600,000	$2,600,000	82,247
Mellon HBV Master Convertible Arbitrage Fund L.P.	$180,000	$180,000	5,694

	Principal Amount of
	Notes Beneficially	Principal Amount of	Number of Shares of	Percentage of
	Owned Prior to	Notes Offered by	Common Stock That	Common Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

Mellon HBV Master Multi Strategies Fund L.P.	$35,000	$35,000	1,107
Microsoft Corporation	$2,095,000	$2,095,000	66,272
Mint Master Fund LP	$35,000	$35,000	1,107
MLQA Convertible Securities Arbitrage Ltd.	$10,000,000	$10,000,000	316,336
MLQA Convertible Securities Arbitrage Ltd.	$5,000,000	$5,000,000	158,168
Motion Picture Industry Health Plan — Active Member Fund	$330,000	$330,000	10,439
Motion Picture Industry Health Plan — Retiree Member Fund	$225,000	$225,000	7,117
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	$750,000	$750,000	23,725
Nuveen Preferred and Convertible Fund JQC	$4,350,000	$4,350,000	137,606
Nuveen Preferred and Convertible Income Fund JPC	$3,295,000	$3,295,000	104,232
OCM Convertible Trust	$1,965,000	$1,965,000	62,160
OCM Global Convertible Securities Fund — DC	$320,000	$320,000	10,122
Partner Reinsurance Company Ltd.	$1,105,000	$1,105,000	34,955
Prudential Insurance Co of America	$50,000	$50,000	1,581
Qwest Occupational Health Trust	$345,000	$345,000	10,913
S.A.C. Capital Associates, LLC	$4,500,000	$4,500,000	142,351
San Diego County Employee Retirement Association	$1,500,000	$1,500,000	47,450
San Diego County Employee Retirement Association	$2,000,000	$2,000,000	63,267
SG Cowen Securities — Convertible Arbitrage	$500,000	$500,000	15,816
SG Cowen Securities CorP.	$750,000	$750,000	23,725
Silver Convertible Arbitrage Fund, LDC	$400,000	$400,000	12,653
Southern Farm Bureau Life Insurance	$405,000	$405,000	12,811
St. Thomas Trading, Ltd.	$14,395,000	$14,395,000	455,365
State Employees’ Retirement Fund of the State of Delaware	$1,480,000	$1,480,000	46,817
State of Oregon — Equity	$2,655,000	$2,655,000	83,987
State of Oregon/ SAIF Corporation	$320,000	$320,000	10,122
Syngenta AG	$140,000	$140,000	4,428
TD Securities (USA) Inc.	$1,500,000	$1,500,000	47,450
Travelers Indemnity Company — Commercial Lines	$560,000	$560,000	17,714
Travelers Indemnity Company — Personal Lines	$370,000	$370,000	11,704
US Bank FBO Benedictine Health Systems	$20,000	$20,000	632
Vanguard Convertible Securities Fund, Inc.	$15,210,000	$15,210,000	481,147
Xavex Convertible Arbitrage 10 Fund	$300,000	$300,000	9,490
Zazove Convertible Arbitrage Fund, L.P.	$6,000,000	$6,000,000	189,801
Zazove Hedged Convertible Fund, L.P.	$3,400,000	$3,400,000	107,554
Zazove Income Fund, L.P.	$2,000,000	$2,000,000	63,267

	Principal Amount of
	Notes Beneficially	Principal Amount of	Number of Shares of	Percentage of
	Owned Prior to	Notes Offered by	Common Stock That	Common Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

Zurich Institutional Benchmarks Master Fund, Ltd.	$1,600,000	$1,600,000	50,613
All other holders of 3.0% convertible subordinated notes due 2010 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(3)	$—	$—

Total 3.0% convertible subordinated notes due 2010	$240,000,000	$240,000,000	5,253,572 (4)

4.0% convertible subordinated notes due 2013 (CUSIP No. 91911XAC8)
AG Domestic Convertibles, L.P.	$4,550,000	$4,550,000	143,932
AG Offshore Convertibles, Ltd.	$8,450,000	$8,450,000	267,303
Alexandra Global Master Fund Ltd.	$22,000,000	$22,000,000	695,939
Alexian Brothers Medical Center	$20,000	$20,000	632
Aloha Airlines Non-Pilots Pension Trust	$12,000	$12,000	379
Aloha Pilots Retirement Trust	$7,000	$7,000	221
American AAdvantage Funds	$80,000	$80,000	2,530
Arbitrex Master Fund L.P.	$2,500,000	$2,500,000	79,084
Arkansas PERS	$850,000	$850,000	26,888
Astrazeneca Holding Pension	$145,000	$145,000	4,586
Aventis Pension Master Trust	$150,000	$150,000	4,745
Bear Stearns & Co. Inc.	$3,050,000	$3,050,000	96,482
BNP Paribas Equity Strategies, SNC	$2,289,000	$2,289,000	72,409
Boilermaker-Blacksmith Pension Trust	$475,000	$475,000	15,025
Boilermakers Blacksmith Pension Trust	$440,000	$440,000	13,918
BP Amoco PLC Master Trust	$358,000	$358,000	11,324
C & H Sugar Company Inc.	$15,000	$15,000	474
CEMEX Pension Plan	$50,000	$50,000	1,581
Chrysler Corporation Master Retirement Trust	$3,095,000	$3,095,000	97,905
City of Knoxville Pension System	$100,000	$100,000	3,163
Cooper Neff Convertible Strategies (Cayman) Master Fund, L.P.	$2,266,000	$2,266,000	71,681
Delaware PERS	$490,000	$490,000	15,500
Delta Air Lines Master Trust — CV	$1,315,000	$1,315,000	41,598
Delta Airlines Master Trust	$400,000	$400,000	12,653
Delta Airlines Master Trust	$180,000	$180,000	5,694
Delta Pilots Disability & Survivorship Trust — CV	$615,000	$615,000	19,454
Delta Pilots Disability and Survivorship Trust	$140,000	$140,000	4,428
DKR SoundShore Strategic Holding Fund Ltd.	$1,000,000	$1,000,000	31,633
DKR SoundShore Strategic Holding Fund Ltd.	$4,000,000	$4,000,000	126,534
DKR SoundShore Strategic Holding Fund Ltd.	$2,500,000	$2,500,000	79,084
Dorinco Reinsurance Company	$260,000	$260,000	8,224
Duke Endowment	$80,000	$80,000	2,530
Fore Convertible Master Fund, Ltd.		$1,000,000	31,633

	Principal Amount of
	Notes Beneficially	Principal Amount of	Number of Shares of	Percentage of
	Owned Prior to	Notes Offered by	Common Stock That	Common Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

Froley Revy Investment Convertible Security Fund	$40,000	$40,000	1,265
Front Point Convertible Arbitrage Fund, L.P.	$2,500,000	$2,500,000	79,084
Grace Brothers, Ltd.	$1,500,000	$1,500,000	47,450
Grace Convertible Arbitrage Fund, Ltd.	$7,250,000	$7,250,000	229,343
Guggenheim Portfolio Company VIII
(Cayman) Ltd.	$400,000	$400,000	12,653
Hawaiian Airlines Employees Pension Plan — IAM	$4,000	$4,000	126
Hawaiian Airlines Pension Plan for Salaried Employees	$1,000	$1,000	31
Hawaiian Airlines Pilots Retirement Plan	$11,000	$11,000	347
Hillbloom Foundation	$5,000	$5,000	158
Hotel Union & Hotel Industry of Hawaii Pension Plan	$128,000	$128,000	4,049
ICI American Holdings Trust	$115,000	$115,000	3,637
Institutional Benchmarks Master Fund Ltd.	$769,000	$769,000	24,326
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$840,000	$840,000	26,572
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust	$315,000	$315,000	9,964
Jefferies & Company Inc.	$3,000	$3,000	94
Kettering Medical Center Funded Depreciation Account	$30,000	$30,000	949
Knoxville Utilities Board Retirement System	$75,000	$75,000	2,372
LDG Limited	$284,000	$284,000	8,983
Lexington Vantage Fund c/o TQA Investors, LLC	$72,000	$72,000	2,277
Louisiana Workers’ Compensation Corporation	$170,000	$170,000	5,377
Lyxor/ Convertible Arbitrage Fund, Limited	$247,000	$247,000	7,813
Macomb County Employees’ Retirement System	$100,000	$100,000	3,163
Man Mac 1 Limited	$400,000	$400,000	12,653
McMahan Securities Co. L.P.	$100,000	$100,000	3,163
Mellon HBV Master Convertible Arbitrage Fund LP	$880,000	$880,000	27,837
Mellon HBV Master Multi Strategy Fund LP	$185,000	$185,000	5,852
Microsoft Corporation	$2,020,000	$2,020,000	63,899
MLQA Convertible Securities Arbitrage Ltd	$10,000,000	$10,000,000	316,336
MLQA Convertible Securities Arbitrage Ltd.	$2,500,000	$2,500,000	79,084
Morgan Stanley Convertible Securities Trust	$800,000	$800,000	25,306
Motion Picture Industry Health Plan — Active Member Fund	$320,000	$320,000	10,122

	Principal Amount of
	Notes Beneficially	Principal Amount of	Number of Shares of	Percentage of
	Owned Prior to	Notes Offered by	Common Stock That	Common Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

Motion Picture Industry Health Plan — Retiree Member Fund	$205,000	$205,000	6,484
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	$4,100,000	$4,100,000	129,697
Nuveen Preferred and Convertible Fund JQC	$2,545,000	$2,545,000	80,507
Nuveen Preferred and Convertible Income Fund JPC	$1,940,000	$1,940,000	61,369
OCM Convertible Trust	$3,065,000	$3,065,000	96,956
Partner Reinsurance Company Ltd.	$1,085,000	$1,085,000	34,322
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	$210,000	$210,000	6,643
Prisma Foundation	$60,000	$60,000	1,898
Prudential Insurance Co of America	$35,000	$35,000	1,107
Qwest Occupational Health Trust	$370,000	$370,000	11,704
S.A.C. Capital Associates, LLC	$1,000,000	$1,000,000	31,633
SCI Endowment Care Common Trust Fund — First Union	$10,000	$10,000	316
SCI Endowment Care Common Trust Fund — National Fiduciary Services	$55,000	$55,000	1,739
SCI Endowment Care Common Trust Fund — Suntrust	$30,000	$30,000	949
SG Cowan Securities — Convertible Arbitrage	$500,000	$500,000	15,816
Singlehedge U.S. Convertible Arbitrage Fund	$638,000	$638,000	20,182
Southern Farm Bureau Life Insurance	$95,000	$95,000	3,005
Sphinx Convertible Arb Fund SPC	$192,000	$192,000	6,073
Sphinx Fund c/o TQA Investors, LLC	$168,000	$168,000	5,314
SPT	$600,000	$600,000	18,980
SSI Blended Market Neutral L.P.	$256,000	$256,000	8,098
SSI Hedged Convertible Market Neutral L.P.	$282,000	$282,000	8,920
State Employees’ Retirement Fund of the State of Delaware	$1,440,000	$1,440,000	45,552
State of Oregon — Equity	$1,560,000	$1,560,000	49,348
State of Oregon/ SAIF Corporation	$320,000	$320,000	10,122
Sturgeon Limited	$310,000	$310,000	9,806
Syngenta AG	$80,000	$80,000	2,530
TD Securities (USA) Inc.	$1,500,000	$1,500,000	47,450
The California Wellness Foundation	$140,000	$140,000	4,428
The Cocknell Foundation	$25,000	$25,000	790
The Fondren Foundation	$80,000	$80,000	2,530
TQA Master Fund Ltd.	$2,814,000	$8,814,000	278,818
TQA Master Plus Fund Ltd.	$4,350,000	$4,350,000	137,606
Travelers Indemnity Company — Commercial Lines	$20,000	$20,000	632
Travelers Indemnity Company — Personal Lines	$20,000	$20,000	632
Tribeca Investments, Ltd.	$17,500,000	$17,500,000	553,588
Union Carbide Retirement Account	$390,000	$390,000	12,337

	Principal Amount of
	Notes Beneficially	Principal Amount of	Number of Shares of	Percentage of
	Owned Prior to	Notes Offered by	Common Stock That	Common Stock
Name of Selling Securityholder(1)	This Offering	This Prospectus	May Be Sold(2)	Outstanding

United Food and Commercial Workers Local 1262 and Employers Pension Fund	$210,000	$210,000	6,643
Univar USA Inc. Retirement Plan	$160,000	$160,000	5,061
Universal Institutional Funds Equity and Income Fund	$312,000	$312,000	9,869
UnumProvident Corporation	$955,000	$955,000	30,210
US Bank FBO Benedictine Health Systems	$20,000	$20,000	632
Van Kampen Equity and Income Fund	$2,488,000	$2,488,000	78,704
Van Kampen Harbor Fund	$1,200,000	$1,200,000	37,960
Vanguard Convertible Securities Fund, Inc.	$10,820,000	$10,820,000	342,275
Viacom Inc. Pension Plan Master Trust	$12,000	$12,000	379
White River Securities L.L.C.	$3,050,000	$3,050,000	96,482
Xavex-Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$632,000	$632,000	19,992
Zurich Institutional Benchmarks Master Fund c/o Alexandra Investment Management LLC	$2,600,000	$2,600,000	82,247
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$680,000	$680,000	21,510
All other holders of 4.0% convertible subordinated notes due 2013 or shares of common stock issued on conversion of such notes and future transferees, pledgees, donees, and successors thereof(3)	$	$

Total 4.0% convertible subordinated notes due 2013	$240,000,000	$240,000,000	5,572,993 (4)

Total all notes	$480,000,000	$480,000,000	10,826,565 (4)

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in amendments or supplements to this prospectus, if and when required.

(2)	Unless otherwise indicated, includes all shares of common stock issuable upon conversion of the notes and assumes a conversion rate of 31.6336 shares for each $1,000 principal amount of notes and a cash payment in lieu of any fractional share. However, this conversion rate will be subject to adjustment as described under “Description of the Notes — Conversion Rate Adjustments.” As a result, the number of shares of common stock offered hereby may increase or decrease in the future. Also assumes that the notes are convertible immediately. As described above under “Description of the Notes — Conversion of Notes,” the notes are convertible only in specified circumstances.

(3)	Information concerning other selling securityholders will be set forth in amendments or supplements to this prospectus, if required.

(4)	Assumes that any other holders of notes or shares of common stock issuable on conversion of notes and their respective transferees, pledgees, donees and successors do not beneficially own any common stock other than the common stock issued or issuable upon conversion of the notes.

PLAN OF DISTRIBUTION

      The selling securityholders (including their transferees, pledgees, donees and successors) may sell the notes and the common stock issuable upon conversion of the notes from time to time directly to purchasers or through broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers. If the notes or the shares of common stock issuable upon conversion of notes are sold through broker-dealers or agents, the selling securityholders will be responsible for any discounts, concessions or commissions payable to those broker-dealers or agents.

      The notes and the common stock issuable upon conversion of the notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

      These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market; or

•	through the writing of options.

      Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

      In connection with the sale of the notes and the common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or common stock in the course of hedging their positions. The selling securityholders also may deliver the notes and shares of common stock issuable upon conversion of notes to close out short positions, or loan or pledge the notes or the common stock issuable upon conversion of such notes to broker-dealers or other financial institutions that in turn may sell those securities. The selling securityholders also may transfer, donate and pledge notes and shares of common stock issuable upon conversion of notes, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling securityholders for purposes of this prospectus.

      The aggregate proceeds to the selling securityholders from the sale of the notes or the common stock issuable upon the conversion of the notes offered by them will be the purchase price of such notes or common stock less discounts and commissions, if any, payable by them. Each of the selling securityholders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of the notes or the common stock issuable upon conversion of the notes to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the notes and the common stock issuable upon conversion of the notes.

      There is no public market for the notes and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes are currently designated for trading on the PORTAL Market. However, once notes are sold by means of this prospectus, those notes will no longer trade on the PORTAL Market. Our common stock is listed on the New York Stock Exchange under the symbol “VRX.”

      In order to comply with the securities laws of some states, if applicable, the notes and the common stock issuable upon conversion of the notes may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the common stock issuable upon conversion of the notes may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      The selling securityholders may choose not to sell any, or may sell less than all, of the notes and shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus. In addition, any selling securityholder may, to the extent permitted by applicable law, sell, transfer, devise or gift the notes or shares of common stock issuable upon conversion of notes by means not described in this prospectus. In that regard, any notes or shares of common stock issuable upon conversion of notes that qualify for sale pursuant to Rule 144A or Rule 144 under the Securities Act may be sold under that rule, if applicable, rather than pursuant to this prospectus.

      The selling securityholders and any broker-dealers or agents that participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, any profits on the sale of the notes or the shares of common stock issued on conversion of notes received by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

      The selling securityholders and any other persons participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of notes and shares of common stock by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the “distribution,” within the meaning of Regulation M, of the notes or the shares of common stock issuable upon conversion of the notes may not engage in market-making activities with respect to the notes or the common stock for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the notes and the common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to those securities.

      In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

      To the extent required, the specific notes or common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent or broker-dealer, and any applicable commissions or discounts with respect to a particular sale or other disposition of notes or shares of common stock issued on conversion of notes pursuant to this prospectus will be set forth in a supplement to this prospectus or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part.

      Pursuant to the registration rights agreement described above under “Description of the Notes — Registration Rights of the Noteholders” we and the selling securityholders have agreed, subject to exceptions, to indemnify each other against specified liabilities, including liabilities under the Securities Act, and may be entitled to contribution from each other in respect of those liabilities.

      We will pay substantially all of the expenses incident to the offering and sale of the notes and the common stock issuable upon conversion of the notes pursuant to this prospectus, other than commissions, fees and discounts payable to brokers-dealers or agents, fees and disbursements of any counsel or other advisors or experts retained by the selling securityholders and any documentary, stamp or similar issue or transfer tax.

      Under the registration rights agreement, we may be required from time to time to require holders of notes and shares of common stock issued on conversion of notes to discontinue the sale or other disposition of those notes and shares of common stock under specified circumstances. See “Description of the Notes — Registration Rights of the Noteholders” above.

LEGAL MATTERS

      Sheppard Mullin Richter & Hampton LLP, San Francisco, California has acted as counsel to Valeant Pharmaceuticals International in connection with this registration statement.

EXPERTS

      The financial statements incorporated in this Registration Statement on Form S-3 and on Form S-1 by reference to the Annual Report on Form 10-K of Valeant Pharmaceuticals, Inc. for the year ended December 31, 2002 and by reference to the Annual Report on Form 10-K of Ribapharm Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEPENDENT ACCOUNTANTS

      With respect to the unaudited financial information of Valeant Pharmaceuticals, Inc. for the three month periods ended March 31, 2003 and 2002, the six month periods ended June 30, 2003 and 2002 and the nine month periods ended September 30, 2003 and 2002, incorporated by reference in this Registration Statement on Form S-3 and Form S-1, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 15, 2004, August 14, 2004 and November 12, 2004, respectively, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

      Valeant is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. Such reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549-1004. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Reports, proxy and information statements and other information filed electronically by us with the Commission are available at the Commission’s website at http://www.sec.gov.

      The Commission allows us to “incorporate by reference” into this offering circular the information we file with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this offering circular. Information that we file later with the Commission will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

•	Valeant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Valeant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003 (as amended on Form 10-Q/A dated November 13, 2003 and February 17, 2004);

•	Valeant’s Current Reports on Form 8-K dated August 27, 2003, July 16, 2003, June 13, 2003, and January 28, 2003;

•	Valeant’s Proxy Statement relating to our Annual Meeting of Stockholders held on May 22, 2003;

•	The description of the common stock in Valeant’s Registration Statement on Form 8-A filed with the Commission on October 24, 1994, as amended by Form 8-A/A filed on October 25, 1994;

•	The description of Valeant’s Rights Agreement in Valeant’s Registration Statement on Form 8-A/A filed with the Commission on November 10, 1994;

•	The audited financial statements of Ribapharm, the notes thereto and the report of independent accountants thereon contained in Item 8 of Ribapharm’s Annual Report for the fiscal year ended December 31, 2002; and

•	The unaudited financial statements of Ribapharm and the notes thereto contained in Item 1 of Ribapharm’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 (as amended on Form 10-Q/A dated May 22, 2003), June 30, 2003 and September 30, 2002.

      Certain financial information concerning Ribapharm as a separate entity is contained in Note 11 to the financial statements of Valeant contained in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003.

      This prospectus is part of a registration statement on Form S-1 and a registration statement on Form S-3 that we have filed with the Commission. This prospectus does not contain all of the information contained in the registration statements. For a complete understanding of the offering of the notes, you should refer to the registration statements and their exhibits.

      You may request a copy of these filings at no cost, by writing or telephoning us at:

Corporate Secretary

Valeant Pharmaceuticals International
3300 Hyland Avenue
Costa Mesa, CA 92626
(714) 545-0100

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      The following table sets forth the fees and expenses, other than discounts, commissions and concessions payable to broker-dealers and agents, in connection with the offering and distribution of the securities being offered hereunder. All amounts other than the filing fee for the registration statement are estimates. All of these fees and expenses will be borne by the Registrant.

Securities and Exchange Commission Filing Fee		$60,816
Legal Fees and Expenses
New York Stock Exchange Supplemental Listing Fee
Miscellaneous

Total	$

Item 15.	Indemnification of Directors and Officers

      Section 145 (“Section 145”) of the General Corporation Law of the state of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any action or suit by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the state of Delaware (the “Chancery Court”) or the court in which such action or suit was brought, shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for the expenses that the Chancery Court or such other court deems proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard of conduct, as determined by a majority of the disinterested board of directors, or otherwise as described in Section 145.

      The certificate of incorporation and bylaws of both Registrants, as amended, provide indemnification to the Registrants’ officers and directors against liabilities they may incur in their capacities as such, which indemnification is similar to that provided by Section 145. Valeant Pharmaceuticals International has also entered into agreements with certain of its officers indemnifying them against liability they may incur in their capacity as such consistent with the DGCL and the certificate of incorporation and bylaws of Valeant Pharmaceuticals International. Valeant Pharmaceuticals International also carries directors’ and officers’ liability insurance, covering losses up to $50,000,000 (subject to a $2,500,000 deductible on the first $10,000,000 of losses and no deductible thereafter).

      Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. Each of the Registrants has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under Section 102(b)(7) of the DGCL and to the fullest extent permitted by the DGCL.

      The foregoing summaries are qualified in their entirety by reference to the complete text of the DGCL, the Registrants’ certificates of incorporation and bylaws and the agreements referred to above.

Item 16.	Exhibits

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to our Registration Statement No. 33-84534)
3.3	Amended and Restated Certificate of Incorporation of Ribapharm (incorporated by reference to Exhibit 3.1 to Ribapharm’s Registration Statement No. 333-39350)
3.4	Amended and Restated Bylaws of Ribapharm (incorporated by reference to Exhibit 3.2 to Ribapharm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002)
4.1	Indenture, dated as of November 19, 2003, among Valeant Pharmaceuticals International as issuer, Ribapharm Inc. as co-obligor and The Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated November 25, 2003)
4.2	Form of 3.0% Convertible Subordinated Note (provided as Exhibit A-1 to Exhibit 4.1 to this registration statement)
4.3	Form of 4.0% Convertible Subordinated Note (provided as Exhibit A-2 to Exhibit 4.1 to this registration statement)
4.4	Registration Rights Agreement, dated November 19, 2003, between Valeant Pharmaceuticals, International and Ribapharm Inc., on the one hand, and Banc of America Securities LLC and Goldman Sachs & Co. on the other hand (incorporated by reference to Exhibit 10.26 to our Current Report on Form 8-K dated November 25, 2003)
4.5	Form of Rights Agreement, dated as of November 2, 1994, between Valeant Pharmaceuticals, International and American Stock Transfer & Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to our registration statement on Form 8-A, dated November 10, 1994)
5	Opinion of Sheppard Mullin Richter & Hampton LLP*
12	Statement re: Computation of Ratios
15	Awareness Letter of Independent Accountants
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5 hereof)
24	Powers of Attorney (included in the signature page hereof)
25	Statement of Eligibility of the Trustee on Form T-1

*	To be filed by amendment

Item 17.	Undertakings

      (a) The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Costa Mesa, California on the 17th day of February, 2004.

VALEANT PHARMACEUTICALS INTERNATIONAL

By:	/s/ ROBERT W. O’LEARY

Robert W. O’Leary
Chairman of the Board, Chief Executive Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 17, 2004 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Bary G. Bailey and Eileen C. Pruette, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Valeant Pharmaceuticals International to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title

/s/ ROBERT W. O’LEARY Robert W. O’Leary	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)

/s/ BARY G. BAILEY Bary G. Bailey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ TIMOTHY C. TYSON Timothy C. Tyson	President and Chief Operating Officer

/s/ EDWARD A. BURKHARDT Edward A. Burkhardt	Director

/s/ RONALD R. FOGLEMAN Ronald R. Fogleman	Director

/s/ ROBERT A. INGRAM Robert A. Ingram	Director

Signature	Title

/s/ RICHARD H. KOPPES Richard H. Koppes	Director

/s/ LAWRENCE N. KUGELMAN Lawrence N. Kugelman	Director

/s/ STEVEN J. LEE Steven J. Lee	Director

/s/ THEODOSE MELAS-KYRIAZI Theodose Melas-Kyriazi	Director

/s/ RANDY H. THURMAN Randy H. Thurman	Director

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Costa Mesa, California on the 17th day of February, 2004.

RIBAPHARM INC.

By:	/s/ KIM D. LAMON

Kim D. Lamon
President and Chief Scientific Officer

POWER OF ATTORNEY

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 17, 2004 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Bary G. Bailey and Eileen C. Pruette, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Ribapharm Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Signature	Title

/s/ KIM D. LAMON Kim D. Lamon	President and Chief Executive Officer (Principal Executive Officer)

/s/ WILLIAM M. COMER, JR. William M. Comer, Jr.	Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ ROBERT W. O’LEARY Robert W. O’Leary	Director

/s/ BARY G. BAILEY Bary G. Bailey	Director

/s/ TIMOTHY C. TYSON Timothy C. Tyson	Director

/s/ EILEEN C. PRUETTE Eileen C. Pruette	Director

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003)
3.2	Bylaws (incorporated by reference to Exhibit 3.2 to our Registration Statement No. 33-84534)
3.3	Amended and Restated Certificate of Incorporation of Ribapharm (incorporated by reference to Exhibit 3.1 to Ribapharm’s Registration Statement No. 333-39350)
3.4	Amended and Restated Bylaws of Ribapharm (incorporated by reference to Exhibit 3.2 to Ribapharm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002)
4.1	Indenture, dated as of November 19, 2003, among Valeant Pharmaceuticals International as issuer, Ribapharm Inc. as co-obligor and The Bank of New York as Trustee (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K dated November 25, 2003)
4.2	Form of 3.0% Convertible Subordinated Note (provided as Exhibit A-1 to Exhibit 4.1 to this registration statement)
4.3	Form of 4.0% Convertible Subordinated Note (provided as Exhibit A-2 to Exhibit 4.1 to this registration statement)
4.4	Registration Rights Agreement, dated November 19, 2003, between Valeant Pharmaceuticals, International and Ribapharm Inc., on the one hand, and Banc of America Securities LLC and Goldman Sachs & Co. on the other hand (incorporated by reference to Exhibit 10.26 to our Current Report on Form 8-K dated November 25, 2003)
4.5	Form of Rights Agreement, dated as of November 2, 1994, between Valeant Pharmaceuticals, International and American Stock Transfer & Trust Company, as Trustee (incorporated by reference to Exhibit 4.3 to our registration statement on Form 8-A, dated November 10, 1994)
5	Opinion of Sheppard Mullin Richter & Hampton LLP*
12	Statement re: Computation of Ratios
15	Awareness Letter of Independent Accountants
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Sheppard Mullin Richter & Hampton LLP (included in Exhibit 5 hereof)
24	Powers of Attorney (included in the signature page hereof)
25	Statement of Eligibility of the Trustee on Form T-1

*	To be filed by amendment.